Form 10-K, Exhibit 13
period 1996-06-30
FIRST SAVINGS BANCORP INC
filed 1996-09-30
CIK 912836

                                                                      EXHIBIT 13

                                   FIVE YEAR
                                    SUMMARY

                                                                 At June 30,
                                               1996        1995       1994      1993        1992
- --------------------------------------------------------------------------------------------------
                                                              (Dollars in thousands)
Financial Condition Data:
Balance of:
  Assets                                     $ 256,986  $ 251,787  $ 248,202  $ 222,640  $ 208,102
  Loans receivable, net                        177,431    159,777    142,779    140,004    132,002
  Mortgage - backed securities                   2,965      4,484      5,872     12,241     17,861
  Securities                                    67,999     81,372     93,554     64,349     52,775
  Deposits                                     187,424    183,080    182,199    195,174    183,595
  Borrowed funds                                   422        543        648
  Shareholders' equity                       $  66,811  $  65,511  $  63,294  $  26,052  $  23,050
- --------------------------------------------------------------------------------------------------
                                                         For the Years Ended June 30,
                                               1996        1995       1994      1993        1992
                                              -----------------------------------------------------
                                                              (Dollars in thousands)
Operating Data:
  Interest and dividend income               $  18,550  $  17,438  $  16,658  $  17,159  $  17,979
  Interest expense                               9,215      8,140      8,102      9,458     11,237
                                              -----------------------------------------------------
  Net interest income                            9,335      9,298      8,556      7,701      6,742
  Provision for loan losses                                                         565         64
                                              -----------------------------------------------------
  Net interest income after provision for
   loan losses                                   9,335      9,298      8,556      7,136      6,678
  Non interest income                              364          7        379        308        226
  General and administrative expenses            2,683      3,584      5,693      2,671      2,523
                                              -----------------------------------------------------

Income before income taxes                       6,006      5,721      3,242      4,773      4,381
Income tax expense                               2,085      1,948      1,066      1,771      1,524
                                              -----------------------------------------------------
Net income                                   $   3,921  $   3,773  $   2,176  $   3,002  $   2,857
                                              -----------------------------------------------------
Earnings per common share                    $     .98  $     .95  $     .10  $     N/A  $     N/A
                                              -----------------------------------------------------
Dividends declared per common share          $     .64  $     .60  $     .15  $     N/A  $     N/A
                                              -----------------------------------------------------

* Presented for the period from stock conversion through June 30, 1994.

                            =======================
                                 MANAGEMENT'S
- ---------------------------- DISCUSSION & ANALYSIS -----------------------------
                            =======================

                                 INTRODUCTION

     First Savings Bancorp, Inc. (First Savings Bancorp, Inc., and its subsidiary, First Savings Bank of Moore County, Inc., SSB are collectively referred to as "First Savings") is a bank holding company organized under the laws of the state of North Carolina. First Savings Bank of Moore County, Inc., SSB (the "Bank"), is a North Carolina chartered savings bank and its deposits are insured by the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC"). First Savings converted from a federally chartered savings bank to a North Carolina chartered savings bank on June 22, 1993, and effective January 6, 1994 converted to a capital stock institution.

     First Savings' primary market area is Moore County, North Carolina. Moore County is home to several nationally recognized golf courses and is a popular tourist and convention destination. The famed Pinehurst Resort is located approximately three miles from Southern Pines. The Pinehurst Resort, founded in 1895, boasts eight championship golf courses, including Pinehurst No. 2 which is to be host of the 1999 U.S. Open. In addition, Moore County is a popular retirement community. As a result, the economy of Moore County is primarily service oriented. On June 30, 1996, First Savings had total assets of approximately $257.0 million, net loans of $177.4 million, deposits of approximately $187.4 million and shareholders' equity of $66.8 million.

     First Savings is principally engaged in the business of attracting deposits from the general public and using such deposits and other funds to make real estate loans. On June 30, 1996, approximately 85.6% of First Savings' net loan portfolio was composed of one-to-four family residential real estate loans. Revenues of First Savings are derived primarily from interest on loans. First Savings also receives interest income from its securities, mortgage-backed securities and interest-bearing deposit balances. The major expenses of First Savings are interest on deposits and general administrative expenses such as salaries, employee benefits, federal deposit insurance premiums and branch occupancy and related expenses.

     The following management's discussion and analysis is presented to assist in understanding the financial condition and results of operations. This discussion should be read in conjunction with the audited consolidated financial statements and related footnotes presented in this report.

                              FINANCIAL CONDITION

                          Asset/Liability Management

     A principal operating strategy of First Savings has been the development of a better match between the repricing of interest-earning assets and interest-bearing liabilities in order to reduce the Bank's exposure to adverse changes in interest rates.

     Principal among First Savings' asset/liability management strategies has been (1) the origination of adjustable-rate, single-family mortgage loans; (2) the origination of adjustable-rate home equity line of credit loans; (3) maintaining a short-term investment portfolio; and (4) attempting to lengthen deposit maturities. During fiscal year 1996, the Bank originated 673 mortgage loans totaling $52.0 million, of which $22.2 million were one, three or five-year adjustable-rate mortgages or home equity loans. At June 30, 1996, $130.4 million or 73.5% of the Bank's $177.4 million in total net loans had adjustable interest rates. Although earnings could still be affected negatively by a rapid and sustained increase in the level of interest rates, management believes assets and liabilities are structured to preserve net income during interest rate changes.

                                 Gap Analysis

     First Savings' asset/liability management may be analyzed by examining the extent to which its assets and liabilities are "interest rate sensitive" and by monitoring

- ---------------------------------------3----------------------------------------

                            =======================
                                 MANAGEMENT'S
- ---------------------------- DISCUSSION & ANALYSIS -----------------------------
                            =======================


its interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it matures or reprices during that period. The interest rate sensitivity gap is defined as the excess of interest-earning assets maturing or repricing within a specific time period over interest-bearing liabilities maturing or repricing within that same time period. Gap is considered positive when the amount of interest rate sensitive assets repricing or maturing within a period exceeds the amount of interest rate sensitive liabilities repricing or maturing during that same period. Gap is considered negative when the amount of interest rate sensitive liabilities repricing or maturing within a period exceeds the amount of interest rate sensitive assets repricing or maturing during that same period. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

     The following Gap Analysis table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1996, which are expected to reprice or mature in each of the future time periods shown. The assets or liabilities shown, which reprice or mature during a particular period, were determined in accordance with the contractual terms of the asset or liability. Adjustable-rate loans are assumed to reprice at contractual repricing intervals.

- -------------------------------------------------------------------------------
                             Terms to Repricing at June 30,1996
                  ---------------------------------------------------------

GAP ANALYSIS                                 1 Year       More Than      More Than     More Than
                                             or Less       1 Year         3 Years       5 Years     More Than
                                                          To 3 Years     To 5 Years    To 10 Years   10 Years   Total
- ---------------------------------------------------------------------------------------------------------------------------
                                                                          (Dollars thousands)
INTEREST-EARNING ASSETS:
Mortgage loans:
  Adjustable rate residential 1-4 family     $  31,117      $ 51,740       $7,783        $ 21,777      $  2,100    $ 114,517
  Fixed rate 1-4 family                             61           529          919          10,707        27,802       40,018
  Adjustable rate non-residential                4,700         4,233        1,056                           271       10,260
  Fixed rate non-residential                         2           170          547             738         4,435        5,892
  Home equity and property improvement           5,606                                                                 5,606
Other loans                                        565            80        1,098               4                      1,747
Investments                                     13,891        37,632       16,238             950                     68,711
Mortgage-backed securities                       1,128           319          262             650           606        2,965
                                            --------------------------------------------------------------------------------
Total interest-earning assets               $  57,070       $ 94,703    $  27,903     $    34,826      $  35,214  $  249,716
                                             -------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
Deposits:
Certificates of deposit                     $  73,509      $  42,074    $   3,736     $        35      $          $  119,354
Interest-bearing checking                      15,935                                                                 15,935
Money market deposit accounts                  40,639                                                                 40,639
Passbook savings                                9,999                                                                  9,999
Borrowed funds                                    422                                                                    422
                                          ------------------------------------------------------------------------------------
Total interest-bearing liabilities          $  140,504      $ 42,074     $  3,736      $       35      $          $  186,349
                                           -----------------------------------------------------------------------------------

INTEREST SENSITIVITY GAP PER PERIOD          $ (83,434)     $  52,629     $  24,167    $ 34,791        $ 35,214   $   63,367

CUMULATIVE INTEREST SENSITIVITY GAP          $ (83,434)     $ (30,805)    $ ( 6,638)   $ 28,153        $ 63,367   $   63,367

CUMULATIVE GAP AS A PERCENTAGE OF
TOTAL INTEREST-EARNING ASSETS                   (33.41)%       (12.34)%       (2.66)%     11.27%          25.38%       25.38%

CUMULATIVE INTEREST-EARNING ASSETS
AS A PERCENTAGE OF INTEREST-BEARING
LIABILITIES                                       40.62 %        83.13 %      96.44 %    115.11%         134.00%      134.00%

- -------------------------------------------4------------------------------------

                            =======================
                                 MANAGEMENT'S
- ---------------------------- DISCUSSION & ANALYSIS -----------------------------
                            =======================



     Passbook accounts, money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. No prepayment assumptions have been made for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest sensitivity of First Savings' assets and liabilities illustrated in the table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

     The Gap Analysis table does not necessarily indicate the impact of general interest rate movements on the Bank's net interest yield because the repricing of various categories of assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.

                                   LIQUIDITY

     Maintaining adequate liquidity while managing interest rate risk is the primary goal of First Savings' asset and liability management strategy. Liquidity is the ability to fund the needs of the Bank's borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed security principal repayments, deposits and income from operations are the main sources of liquidity. The Bank's primary uses of liquidity are to fund loans and to make investments.

     As of June 30, 1996, liquid assets (cash and cash equivalents, and marketable investment securities) were approximately $75.7 million, which represents 40.4% of deposits. As a North Carolina chartered savings bank, First Savings is required to maintain liquid assets equal to at least 10.0% of its total assets. For purposes of this requirement, liquid assets consist of cash and readily marketable investments and mortgage-backed securities. At June 30, 1996, this liquidity ratio, based on North Carolina regulations, was 29.5%. Management considers current liquidity levels to be adequate to meet First Savings' foreseeable needs.

     At June 30, 1996, outstanding mortgage loan commitments and available home equity line of credit balances were $13.6 million, available credit card line of credit balances were $2.4 million and the undisbursed portion of construction loans was $5.2 million. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

                               CAPITAL RESOURCES

     Under Federal capital regulations, First Savings must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First Savings' financial statements. At June 30, 1996 and 1995, First Savings exceeded all such requirements.

     The Bank is restricted in its ability to pay dividends and to make distributions. A significant source of First Savings' funds are dividends received from the Bank. In fiscal 1997, the amount of dividends that can be paid without prior approval from regulators is approximately $1,960,000. These funds should be adequate to cover First Savings' needs.

- ---------------------------------------5----------------------------------------

                            =======================
                                 MANAGEMENT'S
- ---------------------------- DISCUSSION & ANALYSIS -----------------------------
                            =======================

                          Average Yield/Cost Analysis

The following table contains information relating to First Savings' average balance sheet and reflects the average yields on assets and average costs of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

                                                                      Years Ended June 30,
                                    ----------------------------------------------------------------------------------------
                                              1996                          1995                            1994
                                    -------------------------   -----------------------------   ----------------------------

                                                      Average                        Average                        Average
                                    Average            Yield/     Average             Yield/     Average             Yield/
                                    Balance  Interest    Cost     Balance  Interest     Cost     Balance   Interest    Cost
                                    --------------------------   ----------------------------   ----------------------------
Interest-earning assets:
Interest-earning deposits           $   2,170 $   161   7.42% $   2,192 $     145      6.61%    $  11,519    $  383    3.32%
  Investments, net, at cost            75,155   4,690   6.24%    83,563     5,188      6.21%       73,504     4,508    6.13%
  Mortgage-backed securities            3,842     293   7.63%     5,042       389      7.72%        8,636       568    6.58%
  Loans receivable, net               168,579  13,406   7.95%   150,809    11,716      7.77%       140,386   11,199    7.98%
                                    ------------------        --------------------              ---------------------
    Total interest-earning assets   $ 249,746  18,550   7.43%   241,606    17,438      7.16%       234,045   16,658    7.12%
Non-interest-earning assets             5,963                     6,525                              5,838
                                    ----------                ----------                        -----------
    Total assets                    $ 255,709                 $ 248,131                          $ 239,983
                                    ==========                ==========                        ===========
Interest-bearing liabilities:
  Passbooks savings                 $  10,093 $   252   2.50% $  11,485 $     288      2.51%     $  14,913   $  391    2.62%
  NOW and money market accounts        57,130   1,956   3.42%    66,183     2,117      3.20%        78,794    2,431    3.09%
  Certificates of deposit             117,436   6,957   5.92%   102,690     5,595      5.45%       100,225    5,261    5.25%
  Borrowed funds                          845      50   5.92%     2,260       140      6.19%           312       19    6.09%
                                    ------------------        --------------------               --------------------
    Total interest-bearing
      liabilities                     185,504   9,215   4.97%   182,618     8,140      4.46%       194,244    8,102    4.17%
Non-interest bearing liabilities        3,272                     2,045                              1,595
                                    ----------                ----------                         -----------
    Total liabilities                 188,776                   184,663                            195,839
                                    ----------                ----------                         -----------
Shareholders' equity                   66,933                    63,468                             44,144
                                    ----------                ----------                         -----------
Total liabilities and               $ 255,709                 $ 248,131                          $ 239,983
  shareholders' equity              ==========                ==========                         ===========

Net interest income and
  interest rate spread                        $ 9,335   2.46%             $ 9,298      2.70%                $ 8,556    2.95%

Net interest-earning assets
  and net interest margin           $  64,242           3.74% $  60,818                3.82%     $  39,801             3.66%
Percentage of average
  Interest-earning assets to
  average interest-bearing
  liabilities                                         134.63%                        133.30%                          120.49%

- ------------------------------------------------------------------------------------------------------------------------------------

- ---------------------------------------6----------------------------------------

                            =======================
                                 MANAGEMENT'S
- ---------------------------- DISCUSSION & ANALYSIS -----------------------------
                            =======================

                             RATE/VOLUME ANALYSIS

The table below provides information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by the prior period's rate); (ii) changes in rates (change in rate multiplied by the prior period's volume); (iii) changes in rate-volume (changes in rate multiplied by changes in volume), and (iv) net change (the sum of previous columns).

- ----------------------------------------------------------------------------------------------------------------------------
                                                                   Years Ended June 30,
                                ----------------------------------------------------------------------------------------
                                               1996 vs. 1995                                  1995 vs 1994
                                             Increase (Decrease)                           Increase (Decrease)
                                                Due to                                          Due to
                                                      Rate/                                           Rate/
                                  Volume     Rate     Volume     Total            Volume     Rate     Volume     Total
                                ------------------------------------------      ----------------------------------------
                                                                                         (Dollars in thousand)
Interest Income
  Interest-earning deposits     $    (1)     $  18    $          $   17         $ (310)      $ 379    $ (307)    $(238)
  Investments (1)                  (522)        27      (3)        (498)           617          55         8       680
  Mortgage-backed securities        (93)        (5)      1          (97)          (236)         98       (41)     (179)
  Loan portfolio                  1,380        277      33        1,690            832        (293)      (22)      517
                                ----------------------------------------        ---------------------------------------
     Total interest income          764        317      31        1,112            903         239      (362)      780
                                ----------------------------------------        ---------------------------------------

Interest expense:
  Passbooks savings                 (35)        (1)                 (36)           (90)        (17)        4      (103)
  NOW and money market accounts    (290)       149     (20)        (161)          (389)         89       (14)      314
  Certificates of deposit           804        488      70        1,362            129         200         5       334
  Borrowed funds                    (88)        (6)      4          (90)           119                     2       121
                                ----------------------------------------        ---------------------------------------
    Total interest expense          391        630      54        1,075           (231)        272        (3)       38
                                ----------------------------------------        ---------------------------------------
Net interest income (expense)   $   373      $(313)   $(23)      $   37         $1,134       $ (33)   $ (359)    $ 742
                                ========================================        =======================================

- ----------------------------------------------------------------------------------------------------------------------------

- ---------------------------------------------------------------------------------
                                              1994 vs. 1993
                                           Increase (Decrease)
                                                  Due to
                                                         Rate/
                                     Volume   Rate       Volume     Total
                                   ------------------------------------------
Interest Income
  Interest-earning deposits        $    4     $    53    $   1      $    58
  Investments (1)                   1,750        (516)    (256)         978
  Mortgage-backed securities         (847)       (684)     327       (1,204)
  Loan portfolio                      385        (695)     (23)        (333)
                                   -----------------------------------------
     Total interest income          1,292      (1,842)      49         (501)
                                   -----------------------------------------
Interest expense:
  Passbooks savings                   131         (68)     (25)          38
  NOW and money market accounts      (212)       (450)     (35)        (273)
  Certificates of deposit            (530)       (665)      55       (1,140)
  Borrowed funds                                            19           19
                                   -----------------------------------------
    Total interest expense           (187)     (1,183)      14       (1,356)
                                   -----------------------------------------
Net interest income (expense)      $1,479     $  (659)   $  35      $   855
                                   =========================================
- ----------------------------------------------------------------------------------

(1) Includes investment securities and FHLB stock.

                          LOAN PORTFOLIO COMPOSITION

First Savings' consolidated net loan portfolio totaled approximately $177.4 million at June 30, 1996, representing 69.1% of First Savings' total assets. At June 30, 1996, approximately 73.5% of First Savings' net loan portfolio was composed of adjustable rate loans, and approximately 26.5% of First Savings' net loan portfolio was composed of fixed rate loans. At June 30, 1996, approximately $151.9 million, or 85.6%, of First Savings' net loan portfolio was composed of one-to-four family residential real estate loans. On such date, approximately $12.4 million, or 7.0%, of First Savings' net loan portfolio was composed of multi-family residential and non-residential real estate loans.

- ---------------------------------------7----------------------------------------

                            =======================
                                  MANAGEMENT'S
- ---------------------------- DISCUSSION & ANALYSIS -----------------------------
                            =======================


The following table sets forth the composition of First Savings' loan portfolio by type of loan at the dates indicated.

- ------------------------------------------------------------------------------------------------------------------------------------

                                                                            June 30,
                             ------------------------------------------------------------------------------------------------------
                                    1996                1995                1994                   1993                1992
                             ------------------------------------------------------------------------------------------------------
                                                                 (Dollars in thousands)
                                        % of                 % of                 % of                  % of                % of
                              Amount    Total     Amount     Total     Amount     Total      Amount     Total    Amount     Total
                             -----------------   ------------------   ------------------    ------------------  -------------------
Real estate loans:
  Residential 1-4 family     $151,934   85.63%   $137,855    86.28%   $124,751    87.37%    $120,877    86.34%  $117,571    89.07
  Multi-family
    (5 or more units)           3,070    1.73       2,272     1.42       3,393     2.37        2,573     1.84      2,971     2.25
  Construction                  8,123    4.58       7,951     4.98       5,263     3.69        3,268     2.34      2,258     1.71
  Commercial real estate
    and other properties       12,028    6.78      11,844     7.41       11,022    7.72       12,227     8.73      7,604     5.76
  Home equity and property
    improvement                 5,607    3.16       4,066     2.55       2,852     2.00        2,863     2.04      2,568     1.95
                             ----------------------------------------------------------------------------------------------------
  Total real estate loans     180,762  101.88     163,988   102.64     147,281   103.15      141,808   101.29    132,972   100.74
                             ----------------------------------------------------------------------------------------------------
Other:
  Savings account loans           875     .49         703      .44         604      .42          824      .59        788      .60
  Installment loans               351     .20         111      .07           -        -            -        -          -        -
  Credit card loans               520     .29           -        -           -        -            -        -          -        -
                             ----------------------------------------------------------------------------------------------------
  Total other loans             1,746     .98         814      .51         604      .42          824      .59        788      .60
                             ----------------------------------------------------------------------------------------------------
Less:
  Unearned fees and
    discounts                     509     .29         458      .29         369      .26          246      .18        192      .15
  Loans in process              3,959    2.23       3,958     2.48       4,128     2.89        1,752     1.25      1,500     1.14
  Allowance for loan losses       609     .34         609      .38         609      .42          630      .45         66      .05
                             ----------------------------------------------------------------------------------------------------
  Total reductions              5,077    2.86       5,025     3.15       5,106     3.57        2,628     1.88      1,758     1.34
                             ----------------------------------------------------------------------------------------------------
Total loans receivable, net   $177,431  100.00%   $159,777   100.00%   $142,779   100.00%    $140,004   100.00%  $132,002   100.00%
                              ====================================================================================================
- ------------------------------------------------------------------------------------------------------------------------------------


                             Nonperforming Assets

     Since early 1993, the Bank's general policy has been to place a loan on nonaccrual status when the loan becomes 90 days delinquent. Prior to that time, it was the Bank's policy to place a loan in nonaccrual status when it became 90 days or more past due and when collateral pledged was determined to be insufficient. Interest on loans that are contractually 90 days or more past due is reserved through an allowance account. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received, and in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

- ---------------------------------------9----------------------------------------

                            =======================
                                 MANAGEMENT'S
- ---------------------------- DISCUSSION & ANALYSIS -----------------------------
                            =======================


The following table sets forth information with respect to nonperforming assets identified by the Bank, including nonaccrual loans and foreclosed real estate, at the dates indicated. During the periods shown, First Savings had no "restructured loans" as defined by Statement of Financial Accounting Standards No. 15. Prior to 1993, First Savings did not place loans in a nonaccrual status simply because they became 90 days delinquent. This policy was changed in 1993, and this change in policy is reflected in the table.

- ----------------------------------------------------------------------------------------------------------------------------
                                                                                          June 30,

                                                                1996         1995          1994         1993         1992
                                                               -----------------------------------------------------------
                                                                                  (Dollars in thousands)
         Loans accounted for on a nonaccrual basis:
            Real estate:
              Residential                                      $  134      $  139        $  329       $  728       $   79
              Commercial                                                      133                        156
            Consumer
                                                               -----------------------------------------------------------
              Total                                               134         272           329          884           79
                                                               -----------------------------------------------------------

         Accruing loans which are contractually past due
         90 days or more:
            Real estate:
            Residential                                                                                               281
            Commercial
                                                               -----------------------------------------------------------
              Total                                                                                                   281
                                                               ------------------------------------------------------------
         Total of nonaccrual and 90 days past due loans           134         272           329          884          360
                                                               ------------------------------------------------------------
         Foreclosed real estate
         Other nonperforming assets
                                                               ------------------------------------------------------------
              Total nonperforming assets                       $  134      $  272        $  329       $  884       $  360
                                                               ------------------------------------------------------------

         Total loans delinquent 90 days or more to net loans    .08 %       .17 %         .23 %        .63 %        .21 %
         Total loans delinquent 90 days or more to total assets .05 %       .11 %         .13 %        .40 %        .17 %

         Total nonperforming assets to total assets             .05 %       .11 %         .13 %        .40 %        .17 %
- ----------------------------------------------------------------------------------------------------------------------------

                           ALLOWANCE FOR lOAN lOSSES

     In originating loans, the Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan, as well as general economic conditions. It is management's policy to maintain an adequate allowance for loan losses based on, among other things, the Bank's historical loan loss experience, evaluation of economic conditions and regular review of delinquencies and loan portfolio quality. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the security for the loans.

- ------------------------------------9-------------------------------------------

                             =====================
                                 MANAGEMENT'S
- ---------------------------- DISCUSSION & ANALYSIS -----------------------------
                             =====================


     In fiscal 1993, management significantly increased its allowance for loan losses after reviewing general economic conditions characterized by the continuing slow economic recovery, industry standards and allowances of comparable institutions in its peer group. During fiscal year 1996 and based upon a similar review, the Bank did not increase this allowance. Management continues to actively monitor First Savings' asset quality, to charge-off loans against the allowance for loan losses when appropriate and to provide specific loss reserves when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

     THE FOLLOWING TABLE DESCRIBES THE ACTIVITY RELATED TO THE BANK'S ALLOWANCE FOR LOAN LOSSES FOR THE DATES INDICATED. THE FOLLOWING TABLE SETS FORTH THE COMPOSITION OF THE ALLOWANCE FOR LOAN LOSSES BY TYPE OF LOAN AT THE DATES INDICATED.

- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                           JUNE 30,
                                                                 ----------------------------------------------------------
                                                                  1996         1995         1994          1993        1992
                                                                 ----------------------------------------------------------
                                                                                     (Dollars in thousands)
Balance, beginning of period                                      $609         $609         $630          $ 66        $  3
Provision for loan losses and losses on foreclosed real estate                                             564          64
Charge-offs:
   Residential 1-4 family                                                        (4)         (21)
   Commercial real estate and other properties                                                                          (1)
   Home equity and property improvements
   Construction
   Savings accounts
   Other consumer
   Commercial
                                                                 ------------------------------------------------------------
                                                                                 (4)         (21)                       (1)
Recoveries:
   Residential 1-4 family                                                         4
   Commercial real estate and other properties
   Construction
   Savings accounts
   Other consumer
   Commercial
                                                                 ------------------------------------------------------------

                                                                                  4
                                                                 ------------------------------------------------------------
Balance at end of period                                          $609          609         $609          $630        $ 66
                                                                 ============================================================
Ratio of net charge-offs during the period to average
   loans outstanding during the period                             .00 %        .00 %        .01 %         .00 %       .00 %
                                                                 ============================================================
- ---------------------------------------------------------------------------------------------------------------------------------

     THE FOLLOWING TABLE SET FORTH THE COMPOSITION OF THE ALLOWANCE FOR LOAN LOSSES BY TYPE OF LOAN AT THE DATES INDICATED.

- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                JUNE 30,
                                          ------------------------------------------------------------------------------------
                                                  1996                          1995                          1994
                                          ------------------------------------------------------------------------------------
                                                        Amount of                      Amount of                   Amount of
                                          Amount of      Loans to      Amount of        Loans to     Amount of      Loans to
                                          Allowance    Gross Loans     Allowance      Gross Loans    Allowance    Gross Loans
                                          ------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
Real estate loans:
 Residential 1-4 family                     $503          82.59%          $449           73.73%         $484         79.47%
 Commercial real estate and other property    50           8.21            139           22.82           120         19.70
 Home equity and property improvement         17           2.79             11            1.81
 Construction                                 15           2.47             10            1.64             5           .83
                                          ------------------------------------------------------------------------------------
   Total real estate loans                   585          96.06            609          100.00           609        100.00
                                          ------------------------------------------------------------------------------------
Savings account loans
Other consumer loans                          24           3.94
                                          ------------------------------------------------------------------------------------
   Total allowance for loan losses          $609         100.00%          $609          100.00%         $609        100.00%
                                          ====================================================================================
- ---------------------------------------------------------------------------------------------------------------------------------

- ------------------------------------- 10 ---------------------------------------

                             =====================
                                 MANAGEMENT'S
- ---------------------------- DISCUSSION & ANALYSIS -----------------------------
                             =====================


                           RESULTS OF OPERATIONS FOR
                            THE FISCAL YEARS ENDED

                                 JUNE 30, 1996
                                      AND

                                 JUNE 30, 1995

GENERAL

     First Savings recorded net income of $3.9 million for the year ended June 30, 1996, an increase of 3.0% over the $3.8 million earned for the year ended June 30, 1995. Earnings per share for fiscal year 1996 were $0.98 versus $0.95 for fiscal year 1995. The primary factor contributing to First Savings earnings growth was an increase in non-interest income. Non-interest income was higher in 1996 primarily due to realized losses on sale of investments in 1995.

     Nonperforming assets (loans 90 days or more delinquent and foreclosed real estate owned) were $134,000 or .05% of total assets at June 30, 1996, compared to $272,000 or .11% at June 30, 1995. First Savings did not have any real estate owned at June 30, 1996 or June 30, 1995.

NET INTEREST INCOME

     Net interest income for the years ended June 30, 1996 and 1995, was $9.3 million. The average yield on interest-earning assets increased by 27 basis points, and the average cost of interest-bearing liabilities increased by 51 basis points for the year ended June 30, 1996, decreasing the Bank's interest rate spread to 2.46% compared to 2.70% for the year ended June 30, 1995. The primary reason for the increase in net interest income during the fiscal year ended June 30, 1996 was that average interest-earning assets increased at a higher rate than average interest-bearing liabilities. The average balance of interest-earning assets and interest-bearing liabilities during the fiscal year ended June 30, 1996 was $249.7 million and $185.5 million, respectively, compared to $241.6 million and $182.6 million, respectively, during the fiscal year ended June 30, 1995. The Average Yield/Cost Analysis table reflects the average yields on assets and average cost of liabilities for the years ended June 30, 1996, 1995, and 1994. Such average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the period presented.

INTEREST AND DIVIDEND INCOME

     First Savings' total interest and dividend income for the fiscal year ended June 30, 1996 was $18.6 million as compared to $17.4 million for fiscal year 1995, an increase of $1.2 million or 6.9%. This increase was due primarily to an increase in average interest-earning assets.

INTEREST EXPENSE

     Total interest expense for the year ended June 30, 1996 increased by $1.1 million or 13.6% when compared to the prior year. The Bank's cost of funds increased from 4.46% in 1995 to 4.97% in 1996, average interest-bearing liabilities increased 1.6% from $182.6 million at June 30, 1995 to $185.5 million at June 30, 1996. There was no borrowed money outstanding at June 30, 1996, or June 30, 1995 except for the ESOP-note payable.

ALLOWANCE FOR LOAN LOSSES

     At June 30, 1995, the allowance for loan losses was $609,000. During fiscal year 1996, First Savings did not add to this reserve. With no net charge-offs during the current year, the allowance for loan losses at June 30, 1996 remains unchanged at $609,000. Management considers this level to be appropriate based on lending volume, the current level of delinquencies, other nonperforming assets and the overall economic conditions.

NONINTEREST INCOME

     Total noninterest income for the fiscal year ended June 30, 1996 was $364,000 as compared to $7,000 for fiscal year ended June 30, 1995. The increase is primarily attributable to loss on sale of securities of $319,000 during the year ended June 30, 1995. By selling lower yielding investments, and reinvesting the proceeds into higher yielding U.S. agency securities, First Savings repositioned its investment portfolio to maximize future earnings.

- ------------------------------------- 11 ---------------------------------------

                             =====================
                                 MANAGEMENT'S
- ---------------------------- DISCUSSION & ANALYSIS -----------------------------
                             =====================


GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses for fiscal year ended June 30, 1996 were $3.7 million compared to $3.6 million for the fiscal year ended June 30, 1995. The increase was attributed to normal salary increases for existing employees and other operating expenses.

INCOME TAXES

     Income tax expense increased for the fiscal year ended June 30, 1996 to $2.1 million, as compared to $1.9 million for the same period in 1995. The increase in income taxes was attributed to higher income because of the loss on sale of securities in 1995.

                       * * * * * * * * * * * * * * * * *


                           RESULTS OF OPERATIONS FOR

                            THE FISCAL YEARS ENDED

                                 JUNE 30, 1995
                                      AND

                                 JUNE 30, 1994

GENERAL

     First Savings recorded net income of $3.8 million for the year ended June 30, 1995, an increase of 73% over the $2.2 million earned for the year ended June 30, 1994. Earnings per share for 1995 were $0.95 versus $0.10 for 1994. Earnings per share for 1994 are presented for the period from conversion, January 6, 1994, through June 30, 1994. Primary factors contributing to First Savings earnings growth were a decrease in general and administrative expenses and an increased net interest margin. General and administrative expenses for the fiscal year ended June 30, 1994 were significantly increased by nonrecurring charges related to the Bank's conversion to stock form.

     Nonperforming assets (loans 90 days or more delinquent and foreclosed real estate owned) were $272,000 or .11% of total assets at June 30, 1995, compared to $329,000 or .13% at June 30, 1994. First Savings did not have any real estate owned at June 30, 1995 or June 30, 1994.

NET INTEREST INCOME

     Net interest income for the year ended June 30, 1995, was $9.3 million as compared to $8.6 million for the same period in 1994. This represents an 8.14% increase. The average yield on interest-earning assets increased by 4 basis points, and the average cost of interest-bearing liabilities increased by 29 basis points for the year ended June 30, 1995, allowing the Bank to maintain an interest rate spread of 2.70% compared to 2.95% for the year ended June 30, 1994. The primary reason for the increase in net interest income during the fiscal year ended June 30, 1995 was an increase in the average balance of interest-earning assets and a decrease in the average balance of interest-bearing liabilities as compared to the prior year. The average balance of interest-earning assets and interest-bearing liabilities during the fiscal year ended June 30, 1995 was $241.6 million and $182.6 million, respectively, compared to $234.0 million and $194.2

- ------------------------------------- 12 ---------------------------------------

                             =====================
                                 MANAGEMENT'S
- ---------------------------- DISCUSSION & ANALYSIS -----------------------------
                             =====================


million, respectively, during the fiscal year ended June 30, 1994. The primary reason for the increase in average interest-earning assets and decrease in average interest-bearing liabilities was the Bank's receipt of proceeds from its initial public offering in January 1994. The proceeds received by the Bank consisted of new funds as well as funds from existing deposit accounts. The Average Yield/Cost Analysis table reflects the average yields on assets and average cost of liabilities for the years ended June 30, 1996, 1995 and 1994. Such average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the period presented.

INTEREST AND DIVIDEND INCOME

     The Bank's total interest and dividend income for the fiscal year ended June 30, 1995 was $17.4 million as compared to $16.7 million for fiscal year 1994, an increase of $.7 million or 4.2%. This increase was due primarily to an increase in average interest-earning assets.

INTEREST EXPENSE

     Total interest expense for the year ended June 30, 1995 remained relatively unchanged when compared to the prior year. Although the Bank's cost of funds increased from 4.17% in 1994 to 4.46% in 1995, average interest-bearing liabilities decreased 5.97% from $194.2 million at June 30, 1994 to $182.6 million at June 30, 1995. There was no borrowed money outstanding at June 30, 1995, or June 30, 1994 except for the ESOP-note payable.

ALLOWANCE FOR LOAN LOSSES

     At June 30, 1994, the allowance for loan losses was $609,000. During fiscal year 1995, First Savings did not add to this reserve.

NONINTEREST INCOME

     Total noninterest income for the fiscal year ended June 30, 1995 was $7,000 as compared to $379,000 for fiscal year ended June 30, 1994. The decrease is primarily attributable to loss on sale of securities of $319,000 during the year ended June 30, 1995. By selling lower yielding investments, and reinvesting the proceeds into higher yielding U.S. agency securities, First Savings repositioned its investment portfolio to maximize future earnings.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses for the fiscal year ended June 30, 1995 were $3.6 million compared to $3.0 million for the fiscal year ended June 30, 1994, excluding the effect of a nonrecurring charge to earnings associated with the Bank's stock conversion. The increase was attributable to the increased cost of operating as a stock company, normal salary increases for existing employees and other operating expenses. The actual general and administrative expenses including the nonrecurring charge to earnings for the year ended June 30, 1994, were $5.7 million compared to $3.6 million for the same period in 1995.

INCOME TAXES

     Income tax expense increased for the fiscal year ended June 30, 1995 to $1.9 million, as compared to $1.1 million for the same period in 1994. The increase in income taxes was attributed to higher income because of the nonrecurring charge to earnings in 1994 from the stock conversion.

                       * * * * * * * * * * * * * * * * *

- ------------------------------------- 13 ---------------------------------------

                               ================
                                   REPORT OF
- -------------------------------- INDEPENDENT  ----------------------------------
                                    AUDITORS
                               ================




Board of Directors and Shareholders
First Savings Bancorp, Inc.
Southern Pines, North Carolina

We have audited the consolidated statements of financial condition of First Savings Bancorp, Inc. and subsidiary ("First Savings") as of June 30, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of First Savings' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First Savings Bancorp, Inc. and subsidiary at June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, First Savings changed its method of accounting for securities effective July 1, 1994 to conform with Statement of Financial Accounting Standards No. 115.


/s/ Deloitte & Touche LLP

August 16, 1996
Raleigh, North Carolina

- ---------------------------------------14---------------------------------------

                             =====================
                                 CONSOLIDATED
- -------------------------------  STATEMENTS OF  --------------------------------
                              FINANCIAL CONDITION
                             =====================

                                                                               June 30,

ASSETS                                                                     1996          1995
                                                                ---------------------------------------

 Cash and cash equivalents (including interest-bearing
  deposits of $712,975 in 1996; $1,069,351 in 1995)                $   4,718,222     $   3,209,502
 Securities at market value (Note 2)                                  67,998,548        78,303,877
 Securities at amortized cost (market values -
  $3,015,945 in 1996; $6,540,263 in 1995) (Note 2)                     2,965,356         6,483,516
 Loans receivable (net of allowance for loan losses of
   $608,739 at June 30, 1996 and 1995) (Note 3)                      177,430,728       159,777,211
 Premises and equipment, net (Note 5)                                  2,018,711         2,064,818
 Accrued interest receivable (Note 4)                                  1,622,039         1,761,315
 Prepaid expenses and other assets                                       232,744           186,615
                                                                ---------------------------------------
 TOTAL                                                             $ 256,986,348     $ 251,786,854
                                                                =======================================
LIABILITIES AND SHAREHOLDERS' EQUITY
  LIABILITIES:
  Deposits (Note 6)                                                $ 187,424,224     $ 183,080,342
  Borrowed funds (Note 7)                                                421,952           542,880
  Advances from borrowers for taxes and insurance                         84,556            68,250
  Accrued interest payable on deposits                                   113,151           104,537
  Accrued expenses and other liabilities                               1,371,044         1,586,268
  Federal and state income taxes:
    Currently payable                                                    129,578
    Deferred, net (Note 9)                                               630,457           893,460
                                                                ---------------------------------------
    Total liabilities                                                190,174,962       186,275,737
                                                                ---------------------------------------

COMMITMENTS (Notes 3 and 12)

SHAREHOLDERS' EQUITY (Notes 9 and 10):
 Preferred stock, no par value,
  5,000,000 shares authorized,
  none issued and outstanding
 Common stock, no par value
  20,000,000 shares authorized,
  3,744,000 shares issued and outstanding                             36,451,561        36,351,616
 Unearned compensation related to
 ESOP note payable (Note 11)                                            (421,952)         (542,880)
 Net unrealized gain (loss) on securities available for sale                 (76)          474,352
 Retained earnings                                                    30,781,853        29,228,029
                                                                ---------------------------------------
  Total shareholders' equity                                          66,811,386        65,511,117
                                                                ---------------------------------------
  TOTAL                                                           $  256,986,348    $  251,786,854
                                                                =======================================


See notes to consolidated financial statements.

- ---------------------------------------15---------------------------------------

                              ====================
                                  CONSOLIDATED
- --------------------------------  STATEMENTS OF  -------------------------------
                                     INCOME
                              ====================

                                                                          Years ended June 30,

INTEREST AND DIVIDEND INCOME:                                      1996           1995         1994
                                                                ---------------------------------------
   Interest on loans receivable                               $ 13,406,157    $11,716,430   $11,199,115
   Interest on mortgage-backed securities                          293,452        388,863       568,026
   Interest on securities                                        4,549,718      5,053,142     4,406,805
   Dividends on securities                                         140,089        134,424       101,570
   Other                                                           160,551        145,512       382,671
                                                                ---------------------------------------

     Total interest and dividend income                         18,549,967     17,438,371    16,658,187
                                                                ---------------------------------------
INTEREST EXPENSE:
 Deposits (Note 6)                                               9,165,030      7,999,800     8,082,559
 Borrowed funds (Note 7)                                            50,324        140,403        19,440
                                                                ---------------------------------------

     Total interest expense                                      9,215,354      8,140,203     8,101,999
                                                                ---------------------------------------
 Net interest income                                             9,334,613      9,298,168     8,556,188

 Provision for loan losses (Note 3)                             ---------------------------------------

 Net interest income after provision
  for loan losses                                                9,334,613      9,298,168     8,556,188
                                                                ---------------------------------------
NONINTEREST INCOME:
 Fees and service charges                                          311,462        286,772       330,323
 Realized loss on sale of securities                                             (318,948)
 Income from real estate operations                                  7,230          1,679        10,535
 Rent on safe deposit boxes                                         32,801         32,253        30,472
 Other, net                                                         12,429          5,487         7,700
                                                                ---------------------------------------

     Total noninterest income, net                                 363,922          7,243       379,030
                                                                ---------------------------------------

- ---------------------------------------16---------------------------------------

                            =====================
                                 CONSOLIDATED
- --------------------------------  STATEMENTS OF  -------------------------------
                                     INCOME
                            ======================

                                                                               Years ended June 30,

                                                                      1996              1995              1994
                                                                ---------------------------------------------------
GENERAL AND ADMINISTRATIVE EXPENSES:
  Compensation and fringe benefits (Note 11)                    $   2,038,817     $   1,984,902     $   4,219,910
  Occupancy and building (Note 12)                                    227,831           221,199           242,328
  Premiums and assessments                                            416,491           440,967           502,731
  Computer services                                                   281,394           255,762           255,149
  Other                                                               728,247           681,848           472,820
                                                                ---------------------------------------------------

   Total general and administrative expenses                        3,692,780         3,584,678         5,692,938
                                                                ---------------------------------------------------

INCOME BEFORE INCOME TAXES                                      $   6,005,755     $   5,720,733     $   3,242,280

INCOME TAX EXPENSE (Note 9)                                         2,085,000         1,948,000         1,066,000
                                                                ---------------------------------------------------

NET INCOME                                                      $   3,920,755     $   3,772,733     $   2,176,280
                                                                ===================================================
EARNINGS PER COMMON SHARE:
  Net income                                                    $        0.98     $       0.95      $        0.10
                                                                ===================================================
 Average common and common
   equivalent shares outstanding                                    3,993,070        3,954,047          3,885,671
                                                                ===================================================


See notes to consolidated financial statements.

- ---------------------------------------17---------------------------------------

                             =======================
                                  CONSOLIDATED
- -----------------------------     STATEMENTS OF     ----------------------------
                              SHAREHOLDERS' EQUITY
                             =======================

                                                                       Years Ended June 30, 1996, 1995, and 1994

                                                                                     Net Unrealized
                                                                                     Gain (Loss) on
                                                                                       Securities
                                                     Common        Unearned          Available for      Retained       Shareholders'
                                                      Stock      Compensation             Sale          Earnings          Equity
                                                  ----------------------------------------------------------------------------------

BALANCE, JULY 1, 1993                             $             $               $                   $ 26,051,994     $ 26,051,994

 Issuance of shares of
   common stock                                      36,275,418    (648,000)                                           35,627,418

 Net income for year                                                                                   2,176,280        2,176,280

 Cash dividends declared
     ($.15 per share)                                                                                   (561,600)        (561,600)
                                                ------------------------------------------------------------------------------------

BALANCE, JUNE 30, 1994                               36,275,418    (648,000)                          27,666,674       63,294,092

 Unrealized loss on securities
  available for sale, net of tax
  effect of $538,437                                                               (1,045,201)                         (1,045,201)

 Earned ESOP compensation                                76,198     105,120                                               181,318

 Change in net unrealized gain
  (loss) on available for sale
  securities, net of tax effect                                                     1,519,553                           1,519,553

 Net income for year                                                                                   3,772,733

 Cash dividends declared
    ($.60 per share)                                                                                  (2,211,378)
                                                ------------------------------------------------------------------------------------

BALANCE, JUNE 30, 1995                               36,351,616    (542,880)          474,352         29,228,029       65,511,117

 Earned ESOP compensation                                99,945     120,928                                               220,873

 Changes in net unrealized gain
  (loss) on available for sale
  accounts, net of tax effect                                                        (474,428)                           (474,428)

 Net income for year                                                                                   3,920,755        3,920,755

 Cash dividends declared
  ($.64 per share)                                                                                    (2,366,931)      (2,366,931)
                                                ------------------------------------------------------------------------------------

BALANCE, JUNE 30, 1996                             $ 36,451,561  $ (421,952)    $         (76)      $ 30,781,853     $ 66,811,386
                                                ====================================================================================


See notes to consolidated financial statements.

- ---------------------------------------18---------------------------------------

                               ================
                                 CONSOLIDATED
- -------------------------------  STATEMENTS OF ---------------------------------
                                  CASH FLOWS
                               ================

                                                                               Years Ended June 30,

                                                                 1996,                  1995,                  1994
                                                          -------------------------------------------------------------
OPERATING ACTIVITIES:
 Net income                                                 $  3,920,755           $  3,772,733           $  2,176,280
  Adjustments to reconcile net income to net
   cash provided by operating activities:
  Depreciation of premises and equipment                         120,433                120,738                140,649
  Issuance of ESOP shares                                        220,873                181,318
  Net change in premiums and discounts on
   securities and mortgage-backed securities                     617,085                883,662               (708,599)
  Stock dividends on securities                                                                                (75,400)
  Deferred income taxes                                          (18,600)               (34,000)               (20,000)
  Loan origination fees and costs deferred,
   net of current amortization                                    51,455                 88,252                122,796
  Loss on sale of real estate                                                                                   17,510
 Changes in:
  Accrued interest receivable                                    139,276                 67,529               (275,836)
  Prepaid expenses and other assets                              (46,129)              (122,701)                 4,545
  Accrued interest payable on deposits                             8,614                (23,630)               (28,602)
  Advances by borrowers for taxes and
   insurance                                                      16,306                (44,356)               (12,117)
  Accrued expenses and other liabilities                         (81,382)               186,868                 84,077
  Taxes payable                                                  129,578               (246,136)                61,285
                                                          -------------------------------------------------------------

 Net cash provided by operating activities                     5,078,264              4,830,277              1,486,588
                                                          -------------------------------------------------------------

INVESTING ACTIVITIES:
 Proceeds from maturities of certificates
  of deposit                                                                          2,200,000              2,000,000
 Purchases of certificates of deposit                                                                       (2,200,000)
 Proceeds from maturities of securities                       11,000,000              6,050,000              5,070,000
 Proceeds from sales of securities                                                   13,933,984
 Loss on sale of securities                                                             318,948
 Purchases of securities                                                            (13,000,000)           (35,000,000)
 Principal payments on mortgage-backed
  securities                                                   1,487,573              1,339,074              6,265,132
 Loan originations, net of principal repayments              (17,704,972)           (17,086,307)            (2,907,220)
 Purchases of premises and equipment                             (74,326)               (49,486)               (49,950)
 Improvement costs on real estate                                                                              (30,279)
                                                          -------------------------------------------------------------

 Net cash used in investing activities                        (5,291,725)            (6,293,787)           (26,830,580)
                                                          -------------------------------------------------------------

- ---------------------------------------19---------------------------------------

                               =================
                                 CONSOLIDATED
- -------------------------------  STATEMENTS OF  --------------------------------
                                  CASH FLOWS
                               =================

                                                                              Years ended June 30,

                                                           1996                    1995                       1994
                                                    ---------------------------------------------------------------------
FINANCING ACTIVITIES:
  Net increase (decrease) in deposits               $   4,343,882             $    881,400            $    (12,974,571)
  Net increase (decrease) in borrowed funds              (120,928)                (105,120)                    648,000
  Net proceeds from issuance of common stock                                                                35,627,418
  Cash dividends paid                                  (2,500,773)              (1,703,136)
                                                    ---------------------------------------------------------------------
  Net cash provided by (used in) financing
    activities                                          1,722,181                 (926,856)                 23,300,847
                                                    ---------------------------------------------------------------------

INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                      1,508,720               (2,390,366)                 (2,043,145)

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                     3,209,502                5,599,868                   7,643,013
                                                    ---------------------------------------------------------------------

CASH AND CASH EQUIVALENTS,
  END OF YEAR                                       $   4,718,222             $  3,209,502            $      5,599,868
                                                    =====================================================================

SUPPLEMENTAL DISCLOSURES:
- -------------------------
 Cash paid for:
  Interest on deposits                              $    9,173,644            $  8,023,430            $      8,111,161
  Interest on borrowed funds                                51,952                 142,423                       9,720
  Income taxes                                           1,971,500               2,228,136                   1,005,716

 Noncash transactions:
  Transfers from loans to foreclosed real estate                                                               131,968
  Loans to facilitate the sale of foreclosed
   real estate                                                                                                 123,000

See notes to consolidated financial statements

- ---------------------------------------20---------------------------------------

                          ==========================
- ---------------------------  NOTES TO CONSOLIDATED  ----------------------------
                              FINANCIAL STATEMENTS
                          ===========================

1.    BASIS OF PRESENTATION AND ACCOUNTING POLICIES

      Basis of Presentation - The accompanying consolidated financial statements include the accounts of First Savings Bancorp, Inc. ("First Savings") and its wholly-owned subsidiary, First Savings Bank of Moore County, Inc., SSB (the "Bank"). All significant intercompany balances and transactions have been eliminated in consolidation.

      Significant Accounting Policies - The significant accounting policies of First Savings are summarized below:

      a. Cash and Cash Equivalents - First Savings considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

      b. Investments in Securities - First Savings adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115") on July 1, 1994. In accordance with SFAS 115, First Savings' investments in securities are classified in two categories and accounted for as follows:

            . Securities to be Held to Maturity. Bonds, notes and debentures for which First Savings has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.
            . Securities Available for Sale. Securities available for sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as securities to be held to maturity.

            Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are considered to be other than temporary have resulted in write-downs of the individual securities to their fair value. The related write-downs have been included in earnings as realized losses.

            Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized.

            Prior to July 1, 1994, securities held for investment and securities held for sale were carried at amortized cost and market, respectively. Unrealized losses on securities held for sale were included in earnings of the current period.

            Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

      c. Loans Receivable - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances, less the allowance for loan losses, and net deferred loan-origination fees and discounts.

            Interest on loans is recorded as borrowers' monthly payments become due. Accrual of interest on past due loans is discontinued after 90 days.

            The Bank defers loan origination fees net of certain direct loan origination costs. Such net fees and costs are recognized as an adjustment to yield over the lives of the related loans.

- ---------------------------------------21---------------------------------------

                          ==========================
- ---------------------------  NOTES TO CONSOLIDATED  ----------------------------
                              FINANCIAL STATEMENTS
                          ===========================

            Allowances for loan losses are established by charges to operations to reduce the recorded balances of mortgage loans receivable, loans foreclosed in-substance, and real estate to their estimated net realizable value or fair value, as applicable. Such allowances are based on management's estimate of net realizable value or fair value of the collateral, as applicable, considering the current and currently anticipated future operating or sales conditions, thereby causing these estimates to be particularly susceptible to changes that could result in a material adjustment to results of operations. Recovery of the carrying value of such loans and real estate is dependent to a great extent on economic, operating, and other conditions that may be beyond the Bank's control.

            Effective July 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114"), and Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan
            - Income Recognition and Disclosures ("SFAS 118"). SFAS 114 requires that the carrying value of an impaired loan be based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. Under SFAS 114, a loan is considered impaired when, based on current information, it is probable that the borrower will be unable to pay contractual interest or principal payments as scheduled in the loan agreement. SFAS 114 applies to all loans except one-to-four family residential mortgage loans and small balance homogeneous consumer loans that are collectively evaluated for impairment.

            Adoption of the new standard had no impact on the level of the overall allowance for loan losses or on operating results and does not affect the Bank's policies regarding write-offs, recoveries, or income recognition.

      d. Foreclosed Real Estate - Foreclosed real estate is recorded initially at the lower of the loan balance plus unpaid accrued interest or the estimated fair value of the property at the date of foreclosure, and subsequently reduced by additional allowances which are charged to earnings if the estimated fair value of the property declines below its initial value. Costs related to the improvement of the property are capitalized, whereas those related to holding the property are expensed. Such properties are held for sale and, accordingly, no depreciation or amortization expense is recognized.

      e. Premises and Equipment - Premises and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the various classes of assets. The cost of leasehold improvements is amortized by the straight-line method over the lesser of the lives of the improvements or the terms of the lease. Estimated useful lives are as follows:

                      Office buildings and improvements            8 to 50 years
                      Furniture, fixtures and equipment            3 to 10 years
                      Motor vehicles                                     4 years

      f. Deferred Income Taxes - Deferred income taxes (benefits) are provided on temporary differences between the financial statement carrying values and the tax bases of assets and liabilities.

- ---------------------------------------22---------------------------------------

                          ==========================
- ---------------------------  NOTES TO CONSOLIDATED  ----------------------------
                              FINANCIAL STATEMENTS
                          ===========================

      g. Insurance of Accounts - Eligible savings accounts are insured up to $100,000 by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC").

      h. Earnings Per Common Share - Effective January 6, 1994, the Bank converted from a mutual association to a capital stock institution with the issuance of 3,744,000 shares of common stock, no par value, at a price of $10.00 per share. Earnings per common share of $.10 for the year ended June 30, 1994 is calculated by dividing net income for the period January 6, 1994 to June 30, 1994 ($398,524) by the weighted-average number of common and common equivalent shares outstanding of 3,885,671.

            Earnings per common share of $.95 and $.98, for the years ended June 30, 1995 and 1996 is calculated by dividing net income ($3,772,733 and $3,920,755, respectively), by the weighted-average number of common and common equivalent shares outstanding (3,954,047 and 3,993,070, respectively). Common stock equivalents consist of stock options. In determining the number of common stock equivalent shares outstanding, the number of shares issuable upon exercise of stock options has been reduced by the number of common shares assumed purchased with a portion of the proceeds from the assumed exercise of the common stock equivalents.

      i. Cash Dividends - On June 17, 1996, First Savings declared a $0.25 per share cash dividend to shareholders of record on June 30, 1996, payable on July 19, 1996.

      j. Use of Estimates - The preparation of the consolidated financial statements in conformity with generally accepted accounting principle requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

      k. Reclassifications - Certain consolidated financial statement amounts for 1995 and 1994 have been reclassified to conform to the 1996 presentation.

- ---------------------------------------23---------------------------------------

                          ===========================
- --------------------------   NOTES TO CONSOLIDATED   --------------------------
                              FINANCIAL STATEMENTS
                          ===========================





2.    SECURITIES

      The carrying amounts and fair values of First Savings' securities at June 30 are summarized as follows:

                                                            ---------------------------------------------------------------
                                                                                  Gross           Gross
                                                                 Amortized      Unrealized      Unrealized      Market
                                                                    Cost           Gains           Losses        Value
                                                            ---------------------------------------------------------------
Available for sale:
   June 30, 1996:
     U.S. government and agency securities                  $   63,919,361     $   511,634     $   541,788   $   63,889,207
     N.C. state and municipal obligations                        2,149,700          30,041                        2,179,741
     Federal Home Loan Bank stock                                1,929,600                                        1,929,600
                                                            ---------------------------------------------------------------
        Total                                               $   67,998,661     $   541,675     $   541,788    $  67,998,548
                                                            ===============================================================

To be held to maturity:
   June 30, 1996:
     Mortgage-backed pass-through securties                 $    2,965,356     $    59,450     $     8,861    $   3,015,945
                                                            ===============================================================

Avallable for sale:
   June 30, 1995:
     U.S. government and agency securities                  $   73,504,959     $ 1,207,995     $   556,565    $  74,156,389
     N.C. state and municipal obligations                   $    2,150,602          67,286                        2,217,888
     Federal Home Loan Bank stock                                1,929,600                                        1,929,600
                                                            ---------------------------------------------------------------
         Total                                              $   77,585,161     $ 1,275,281     $   556,565    $  78,303,877
                                                            ===============================================================

To be held to maturity:
   June 30, 1995:
     U.S. government and agency securities                  $    1,999,118     $     4,382     $              $   2,003,500
     Morgage-backed pass-through securities                      4,484,398          82,844          30,479        4,563,763
                                                            ---------------------------------------------------------------
         Total                                              $    6,483,516     $    87,226     $    30,479    $   4,540,263
                                                            ===============================================================

     For the year ended June 30, 1995, First Savings had gross realized losses on sales of U.S. government securities of $318,948. There were no sales of securities for the years ended June 30, 1996 and 1994.

     The scheduled maturities of securities at June 30, 1996 are summarized as follows:

                                               Securities                                  Securities to be
                                           Available for Sale                              Held to Maturity
                                    --------------------------------               ---------------------------------
                                         Amortized             Fair                   Amortized           Fair
                                           Cost                Value                    Cost              Value
                                    --------------------------------------------------------------------------------
Due in one year or less             $    13,179,124     $     13,217,935           $                 $
Due after one year
  through five years                     53,869,537           53,824,913
Due after five years
  through ten years                         950,000              955,700
                                    --------------------------------------------------------------------------------
                                         67,998,661           67,998,548

Mortgage-backed
  pass-through securities                                                             2,965,356           3,015,945
                                    --------------------------------------------------------------------------------
Total                               $    67,998,661     $     67,998,548         $    2,965,356      $    3,015,945
                                    ===============================================================================

- -------------------------------------24-----------------------------------------

                          ===========================
- --------------------------   NOTES TO CONSOLIDATED   --------------------------
                              FINANCIAL STATEMENTS
                          ===========================

     Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     At June 30, 1996 securities available for sale totaling $475,000 and $7,675,000 were pledged to secure public and private deposits, respectively.

3.   LOANS RECEIVABLE

     The loan portfolio at June 30 consists of the various types of loans made principally to borrowers located in Moore County, North Carolina and are classified by major type as follows:

                                                                  1996                            1995
                                                            ------------------------------------------------
     Mortgage loans:
       First mortgage loans                                 $   170,689,607                 $   156,511,647
       First mortgage loan participations                         4,465,056                       3,410,170
       Property improvement loans                                     4,218                           9,095
       Equity line loans                                          5,602,399                       4,057,079
                                                            ------------------------------------------------
                                                                180,761,280                     163,987,991
                                                            ------------------------------------------------
     Less:
       Loans in process                                           3,959,237                       3,958,165
       Net deferred loan fees                                       509,009                         457,554
                                                            ------------------------------------------------
     Total mortgage loans                                       176,293,034                     159,572,272
                                                            ------------------------------------------------
     Savings account loans                                          874,669                         702,965
     Installment loans                                              351,463                         110,713
     Credit card loans                                              520,301
                                                            ------------------------------------------------
     Total mortgage and other loans                             178,039,467                     160,385,950

     Less allowance for loan losses                                 608,739                         608,739
                                                            ------------------------------------------------
     Loans receivable, net                                  $   177,430,728                 $   159,777,211
                                                            ================================================

     In the normal course of business, the Bank has made mortgage loan commitments of approximately $5,242,000 and $6,729,000 and equity line loans of approximately $8,336,000 and $4,632,000, at June 30, 1996 and 1995, respectively, and credit card loans of approximately $2,380,000 at June 30, 1996. There were no credit card loans at June 30, 1995. Such loan commitments are not reflected in the financial statements and are divided between variable and fixed rates by approximately 73% and 27%, respectively. All unused equity line loans and credit card loans are variable rate loans. Bank management does not anticipate any material loss as a result of these transactions. The Bank originates and purchases both adjustable and fixed interest rate loans.

     At June 30, 1996, the composition of these loans was as follows:

                                                    Fixed Rate                       Adjustable Rate
                             ------------------------------------------------------------------------------
                                 Term to            Book Value           Term to            Book Value
                                 Maturity           (in 000's)          Adjustment          (in 000's)
                                 1 mo. - 1 yr.      $      628          1 mo. - 1 yr.       $   41,422
                                 1 yr. - 3 yr.             779          1 yr. - 3 yr.           55,973
                                 3 yr. - 5 yr.           2,564          3 yr. - 5 yr.            8,839
                                5 yr. - 10 yr.          11,449         5 yr. - 10 yr.           21,777
                               10 yr. - 20 yr.          32,237        10 yr. - 20 yr.            2,371
                                                   -------------                            ---------------
                                        Total       $   47,657                 Total        $  130,382
                                                   =============                            ===============

- -------------------------------------25-----------------------------------------

                          ===========================
- --------------------------   NOTES TO CONSOLIDATED   --------------------------
                              FINANCIAL STATEMENTS
                          ===========================

     The adjustable rate mortgage loans have interest rate adjustment limitations and are generally indexed to the weekly average yield on United States Treasury securities adjusted to a constant maturity one-year, three-year, or five-year as made available by the Federal Reserve Board. Future market factors may affect the correlation of the interest rate adjustment with the rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans.

     The Bank, through its normal lending activity, originates and maintains loans which are substantially concentrated in Moore County, North Carolina.

     At June 30, 1996 and 1995, loans to directors and officers were approximately $701,000 and $709,000, respectively. Such loans are made on the same terms as those offered to other customers.

     The Bank's lending policy calls for collateral or other forms of repayment assurance to be received from the borrower at the time of loan origination. Such collateral or other form of repayment assurance is subject to changes in economic value due to various factors beyond the control of the Bank and such changes could be significant.

     The Bank is subject to numerous lending-related regulations. For example, the Bank may not make real estate loans to one borrower in excess of 15% of its unimpaired capital and surplus except for loans not to exceed $500,000. This 15% limitation results in a dollar limitation of approximately $10,022,000 at June 30, 1996.

     Changes in the allowance for loan losses for the years ended June 30 are summarized as follows:

                                                              1996                 1995                 1994
                                                       --------------------------------------------------------
     Balance at beginning of year                      $     608,739        $     608,924        $     630,134
     Provision for loan losses
     Charge-offs                                                                   (4,185)             (21,510)
     Recoveries                                                                     4,000                  300
                                                       --------------------------------------------------------
     Balance at end of year                            $     608,739        $     608,739        $     608,924
                                                       =======================================================

     In conformity with SFAS 114, as amended by SFAS 118, none of the Bank's loans are considered to be impaired.

4.   ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at June 30 is summarized as follows:

                                                         1996             1995
                                                  ------------------------------
     Loans receivable                             $     64,911      $     62,408
     Mortgage-backed securities                         69,078            81,523
     Securities                                      1,453,267         1,582,506
     Other                                              34,783            34,878
                                                  ------------------------------
     Total                                        $  1,622,039      $  1,761,315
                                                  ==============================

- ---------------------------------------26---------------------------------------

                          ===========================
- --------------------------   NOTES TO CONSOLIDATED   --------------------------
                              FINANCIAL STATEMENTS
                          ===========================




5.   PREMISES AND EQUIPMENT

     Premises and equipment at June 30, which are stated at cost, are summarized as follows:

                                                                              1996                   1995
                                                                        -----------------------------------
     Land                                                               $    379,306           $    379,306
     Office buildings and improvements                                     2,219,991              2,192,428
     Furniture, fixtures and equipment                                       646,013                599,250
                                                                        -----------------------------------
     Motor vehicles                                                           39,838                 39,838

     Total                                                                 3,285,148              3,210,822

     Less allowance for depreciation                                       1,266,437              1,146,004
                                                                        -----------------------------------
     Premises and equipment, net                                        $  2,018,711           $  2,064,818
                                                                        ===================================


6.   DEPOSITS

     Deposits at June 30 are summarized as follows:

                                                 1996                    1995                    1994
                                            ---------------------------------------------------------------
     NOW accounts                           $   17,432,528          $   17,540,876          $   15,394,253
     Money market deposits                      40,638,693              37,706,234              59,300,695
     Passbook savings                            9,998,601              10,482,413              12,281,940
     Certificates of deposit                   119,354,402             117,350,819              95,222,054
                                            ---------------------------------------------------------------
       Total                                $  187,424,224          $  183,080,342          $  182,198,942
                                            ===============================================================

     The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $22,176,000 and $19,627,000 in 1996 and 1995, respectively.

     At June 30, 1996, the scheduled maturities of certificates of deposit are as follows:

                                                                     1997                  $    76,455,493
                                                                     1998                       37,609,166
                                                                     1999                        4,483,410
                                                                     2000                          806,333
                                                                                           ---------------
                                                                                           $   119,354,402
                                                                                           ===============

     Included in deposits are non interest-bearing balances totalling $242,446, $886,984, and $569,902 as of June 30, 1996, 1995 and 1994, respectively.

- ---------------------------------------27---------------------------------------

                          ===========================
- --------------------------   NOTES TO CONSOLIDATED   --------------------------
                              FINANCIAL STATEMENTS
                          ===========================

7.   BORROWED FUNDS

     Borrowed funds of $421,952 and $542,880 at June 30, 1996 and 1995, respectively, are related to the ESOP note payable (See Note 11).

     The note payable is collateralized by the common shares purchased by the ESOP with the proceeds. The note will be repaid principally from First Savings' discretionary contributions to the ESOP over a period not to exceed ten years. Dividends paid on shares held by the ESOP may also be used to reduce the note. The note is not guaranteed by First Savings. Unearned compensation related to the ESOP note payable is amortized as principal payments are made. The interest rate on the note is fixed at 6% until February 7, 1997, at which time the rate will change to a variable rate for the duration of the note.

 8.  INTEREST RATE RISK

     First Savings is engaged principally in providing first mortgage loans to individuals and commercial enterprises. At June 30, 1996, First Savings' interest-earning assets consisted of assets that earn interest at both fixed and adjustable rates. Those assets were funded primarily with short-term liabilities that have interest rates that vary with market rates over time.

     At June 30, 1996, First Savings had interest-earning assets of $249,716,459 having a weighted-average effective yield of 7.39% and interest-bearing liabilities of $186,349,268 having a weighted-average effective interest rate of 4.83%.

9.   INCOME TAXES

     First Savings uses the asset and liability method to account for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences," by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

     The components of income tax expense for the years ended June 30 are summarized as follows:

                                                            1996               1995               1994
                                                       ----------------------------------------------------
     Current tax provision                             $   2,103,600      $   1,914,000      $   1,086,000
     Deferred tax provision                                  (18,600)            34,000            (20,000)
                                                       ----------------------------------------------------
     Total                                             $   2,085,000      $   1,948,000      $   1,066,000
                                                       ====================================================


     A reconciliation of income taxes computed for the years ended June 30, at the statutory federal income tax rate (34%) to the provision for income taxes is as follows:

                                                                     1996              1995              1994
                                                                ---------------------------------------------------
     Income taxes at the statutory
       federal rate                                             $   2,041,957      $   1,945,049      $   1,102,376
     Increases (decreases)
       resulting from:
         Tax exempt interest - net                                    (29,091)           (31,172)           (29,163)
         State income taxes - net of federal benefit                   70,150             30,492
     Other, net                                                         1,984              3,631             (7,213)
                                                                ----------------------------------------------------
     Income tax expense                                         $   2,085,000      $   1,948,000      $   1,066,000
                                                                ====================================================

- ---------------------------------------28---------------------------------------

                          ===========================
- --------------------------   NOTES TO CONSOLIDATED   --------------------------
                              FINANCIAL STATEMENTS
                          ===========================

     The approximate tax effects on each type of temporary difference at June 30, are summarized as follows:

                                                                              1996                     1995
                                                                    -----------------------------------------
     Deferred tax assets relating to loan fees and costs             $      198,913             $     176,474
     Unrealized loss on securities available for sale                            39
                                                                    -----------------------------------------
     Total                                                                  198,952                   176,474
                                                                    =========================================
     Deferred tax liabilities:

       Federal Home Loan Bank stock dividends                               329,029                   332,578
       Depreciation                                                         210,400                   207,218
       Bad debt reserve                                                     289,980                   285,774
       Unrealized gain on securities available for sale                                               244,364
                                                                    -----------------------------------------
     Total                                                                  829,409                 1,069,934
                                                                    -----------------------------------------
     Net deferred tax liability                                      $      630,457             $     893,460
                                                                    =========================================

     Under the Internal Revenue Code, First Savings is permitted an annual bad debt deduction (not related to amount of loan losses actually anticipated and charged to operations) in computing taxable income. The bad debt deduction is generally based on a percentage of taxable income before the bad debt deduction or on actual bad debt experience. Bad debt deductions in excess of actual losses are deemed tax preference items and are subject to a minimum tax.

     The bad debt reserves created from income tax deductions are used to absorb losses on loans. If the reserves are used for any other purpose, such amounts are subject to tax. Since First Savings does not intend to use the reserves for purposes other than to absorb loan losses, deferred income taxes have not been provided on such reserves. Through June 30, 1996, the accumulated amount of bad debt deductions on which income taxes have not been provided amounted to approximately $6,800,000.

10.  REGULATORY CAPITAL REQUIREMENTS

     Federal banking regulations require that bank holding companies and their bank subsidiaries meet various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First Savings' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Savings must meet specific capital guidelines that involve quantitative measures of First Savings assets, liabilities, and certain off- balance-sheet items as calculated under regulatory accounting practices. First Savings' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

- ---------------------------------------29---------------------------------------

                          ===========================
- --------------------------   NOTES TO CONSOLIDATED   --------------------------
                              FINANCIAL STATEMENTS
                          ===========================

     Quantitative measures established by regulation to ensure capital adequacy require First Savings to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets.

     As of May 10, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the category.

     Actual capital amounts and ratios for First Savings and the Bank are presented in the table below:

                                                                                          For Capital
                                                            Actual                     Adequacy Purposes

                                                     Amount          Ratio          Amount             Ratio
                                                  ---------------------------------------------------------------------
AS OF JUNE 30, 1996

  Total Capital (to Risk Weighted Assets):
   Consolidated                                   $ 66,811,477       60.57%       $ 8,904,800   more than/equal to 8.0%
   First Savings Bank of Moore Co., Inc., SSB     $ 55,931,035       50.88%       $ 8,889,760   more than/equal to 8.0%

  Tier 1 Capital (to Risk Weighted Assets):
   Consolidated                                   $ 66,811,553       60.02%       $ 4,452,400   more than/equal to 4.0%
   First Savings Bank of Moore Co., Inc., SSB     $ 55,926,428       50.33%       $ 4,444,880   more than/equal to 4.0%

  Tier 1 Capital (to Average Assets):
   Consolidated                                   $ 66,811,553       26.13%       $10,228,360   more than/equal to 4.0%
   First Savings Bank of Moore Co., Inc., SSB     $ 55,926,428       22.66%       $ 9,870,360   more than/equal to 4.0%


AS OF JUNE 30, 1995

  Total Capital :
   (to Risk Weighted Assets)                      $ 65,645,504       72.80%       $ 7,213,520   more than/equal to 8.0%
  Tier 1 Capital :
   (to Risk Weighted Assets)                      $ 65,036,765       72.13%       $ 3,606,760   more than/equal to 4.0%
  Tier 1 Capital :
   (to Average Assets)                            $ 65,036,765       26.21%       $ 9,925,240   more than/equal to 4.0%

                                                              To Be Well
                                                          Capitalized Under
                                                          Prompt Corrective
                                                          Action Provisions

                                                      Amount              Ratio
                                                  ----------------------------------------
AS OF JUNE 30, 1996

  Total Capital (to Risk Weighted Assets):
   Consolidated                                        N/A                 N/A
   First Savings Bank of Moore Co., Inc., SSB     $ 11,112,200    more than/equal to 10.0%

  Tier 1 Capital (to Risk Weighted Assets):
   Consolidated                                        N/A                 N/A
   First Savings Bank of Moore Co., Inc., SSB     $  6,667,320    more than/equal to  6.0%

  Tier 1 Capital (to Average Assets):
   Consolidated                                        N/A                 N/A
   First Savings Bank of Moore Co., Inc., SSB     $  2,337,950    more than/equal to  5.0%


AS OF JUNE 30, 1995

  Total Capital :
   (to Risk Weighted Assets)                      $  9,016,900    more than/equal to 10.0%
  Tier 1 Capital :
   (to Risk Weighted Assets)                      $  5,410,140    more than/equal to  6.0%
  Tier 1 Capital :
   (to Average Assets)                            $ 12,406,550    more than/equal to  5.0%

     In addition to federal regulatory requirements, the Bank is subject to a North Carolina savings bank capital requirement of at least 5% of total assets. At June 30, 1996 and 1995, the Bank's capital ratio under the North Carolina requirement was 22.70% and 26.15%, respectively.

     At June 30, 1996 and 1995, First Savings and the Bank exceeded all capital requirements.

     The Bank is also subject to restrictions on dividends. For the year ended June 30, 1996 the Bank could not declare cash dividends payable to the parent company in excess of one-half of its prior year's net income ($1,886,366) without prior approval from the Administrator of the Savings Institution Division, North Carolina Department of Commerce.

11.  COMPENSATION PLANS

     First Savings maintains an employee profit sharing plan covering all eligible employees. Contributions to the plan for the years ended June 30, 1996, 1995 and 1994 were $93,402, $80,944 and $103,395, respectively.

- ---------------------------------------30---------------------------------------

                          ===========================
- --------------------------   NOTES TO CONSOLIDATED   --------------------------
                              FINANCIAL STATEMENTS
                          ===========================


     Upon the Bank's conversion to stock form, the First Savings Bank of Moore County, Inc., SSB Employee Stock Ownership Plan ("ESOP") became effective. As part of the conversion, the ESOP borrowed $648,000 from an independent third party lender and the Bank contributed $72,000 in order to purchase 72,000 shares at $10 per share of common stock issued in the conversion. (See Note 7).

     First Savings has adopted a Management Recognition Plan ("MRP"), the objective of which is to enable First Savings to retain personnel of experience and ability. The Bank contributed sufficient funds to enable the MRP to purchase 4% of the shares of common stock issued in the conversion. Pursuant to the terms of the MRP, the Bank distributed the shares and paid cash bonuses to recipients of stock awards to compensate those individuals for a portion of the tax liability associated with the awards granted. During the year ended June 30, 1994, the Bank recorded $2,687,938 of compensation expense related to the distribution and cash bonuses.

     First Savings has also adopted an Employee Stock Option Plan ("Employee Plan") for officers and a Nonqualified Stock Option Plan for Directors (the "Directors Plan") for nonemployee directors. The options have an original term of ten years. The option exercise price is the market price of the common stock on the date the option is granted. During the year ended June 30, 1994, 270,000 and 360,000 options were granted under the Employee Plan and Directors Plan, respectively, at an exercise price of $10 per share. At June 30, 1996, 90,000 shares of common stock were reserved for future issuance for the Employee Plan. No options had been exercised under either Plan as of June 30, 1996.

12.  LEASES

     Rentals under a long-term operating lease for First Savings' branch office building in Pinehurst totaled $9,000, $9,000 and $7,800 for the years ended June 30, 1996, 1995 and 1994, respectively. The lease, which has a term of 15 years, contains an escalation provision for a $100 per month increase at the end of five and ten years.

     At June 30, 1996, the minimum rental commitments required under this noncancelable lease are as follows:

     Year Ending
        1997                                                          $    9,000
        1998                                                               9,300
        1999                                                              10,200
        2000                                                              10,200
        2001                                                              10,200
        Thereafter                                                        17,850
                                                                      ----------
        Total                                                         $   66,750
                                                                      ==========

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by First Savings using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts First Savings could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

- ---------------------------------------31---------------------------------------

                          ===========================
- --------------------------   NOTES TO CONSOLIDATED   --------------------------
                              FINANCIAL STATEMENTS
                          ===========================

     The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and Cash Equivalents and Certificates of Deposit
     -----------------------------------------------------

     The carrying amount is a reasonable estimate of fair value.

     Securities and Mortgage-Backed Securities
     -----------------------------------------

     For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Loans Receivable
     ----------------

     For mortgage loans receivable, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     Deposits
     --------

     The fair value of NOW accounts, savings accounts, and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     Note Payable - ESOP
     -------------------

     The carrying amount is a reasonable estimate of fair value.

     The estimated fair values of the Bank's financial instruments at June 30 are as follows:

                                                 1996                                  1995
                              --------------------------------------------------------------------------
                                      Carrying            Fair              Carrying            Fair
                                       Amount             Value              Amount             Value
Financial assets:

  Cash and cash equivalents    $      4,718,222   $      4,718,222   $      3,209,502   $      3,209,502
  Securities                         70,963,904         71,014,493         84,787,393         84,844,140
  Loans receivable                  177,430,728        172,874,050        159,777,211        161,183,055
                             ---------------------------------------------------------------------------
                               $    253,112,854   $    248,606,765   $    247,774,106   $    249,236,697
                             ===========================================================================
Financial liabilities:

  Deposits                          187,424,224   $    185,002,489   $    183,080,342   $    182,698,441
  Borrowed funds                        421,952            421,952            542,880            542,880
                             ---------------------------------------------------------------------------
                               $    187,846,176   $    185,424,441   $    183,623,222   $    183,241,321
                             ===========================================================================


- ---------------------------------------32---------------------------------------

                          ===========================
- --------------------------   NOTES TO CONSOLIDATED   --------------------------
                              FINANCIAL STATEMENTS
                          ===========================

The fair value estimates presented herein are based on pertinent information available to management at June 30, 1996 and 1995, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been significantly revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

14.  QUARTERLY  FINANCIAL  DATA  (UNAUDITED)

     Quarterly operating data for the years ended June 30, is summarized as follows:

                                                      First              Second               Third              Fourth
                                                     Quarter             Quarter             Quarter             Quarter
                                                 -----------------------------------------------------------------------
                                                                 (In thousands, except per share)
     1996
     Total interest and dividend income          $     4,588         $     4,645         $     4,643         $    $4,674
     Total interest expense                            2,330               2,343               2,283               2,259
                                                 -----------------------------------------------------------------------
     Net interest income                               2,258               2,302               2,360               2,415
     Provision for loan losses
                                                 -----------------------------------------------------------------------
     Net interest income after
        provision for loan losses                      2,258               2,302               2,360               2,415
     Other expense, net                                  818                 809                 858                 844
                                                 -----------------------------------------------------------------------
     Income before income taxes                        1,440               1,493               1,502               1,571
     Income tax expense                                  493                 518                 522                 552
                                                 -----------------------------------------------------------------------
     Net income                                  $       947         $       975         $       980         $     1,019
                                                 =======================================================================
     Net earnings per share                      $      0.24         $      0.24         $      0.25         $      0.26
                                                 =======================================================================
     Weighted average shares outstanding           3,984,527           3,991,870           3,978,248           3,993,834
                                                 =======================================================================

     1995
     Total interest and dividend income          $     4,250         $     4,291         $     4,388         $     4,509
     Total interest expense                            1,903               1,945               2,040               2,252
                                                 -----------------------------------------------------------------------
     Net interest income                               2,347               2,346               2,348               2,257
     Provision for loan losses
                                                 -----------------------------------------------------------------------
     Net interest income after
     provision for loan losses                         2,347               2,346               2,348               2,257
     Other expense, net                                 (779)               (878)               (988)               (932)
                                                 -----------------------------------------------------------------------
     Income before income taxes                        1,568               1,468               1,360               1,325
     Income tax expense                                  536                 500                 446                 466
                                                 -----------------------------------------------------------------------
     Net income                                  $     1,032         $       968         $       914         $       859
                                                 =======================================================================
     Net earnings per share                      $      0.26         $      0.25         $      0.23         $      0.22
                                                 =======================================================================
     Weighted average shares outstanding           3,971,023           3,948,027           3,928,751           3,944,318
                                                 =======================================================================

- ---------------------------------------33---------------------------------------

                          ===========================
- --------------------------   NOTES TO CONSOLIDATED   --------------------------
                              FINANCIAL STATEMENTS
                          ===========================


15.  PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial information of First Savings Bancorp, Inc., the parent company, at June 30, 1996 and for the period November 1, 1995 to June 30, 1996 is presented below:

     ASSETS
      Cash                                               $  1,320,670
      Securities at market value                           10,274,500
      Investment in subsidiary                             55,931,035
      Other assets                                            342,769
                                                         ------------
      Total assets                                       $ 67,868,974
                                                         ============

     LIABILITIES AND SHAREHOLDERS' EQUITY
      Accrued expenses and other liabilities             $  1,057,588
      Shareholders' Equity                                 66,811,386
                                                         ------------
      Total liabilities and shareholders' equity         $ 67,868,974
                                                         ============

     CONDENSED STATEMENT OF INCOME

      Interest on securities                             $    383,227
      Earnings of subsidiary                                2,419,456
                                                         ------------
                                                            2,802,683
      Other expenses                                           16,310
                                                         ------------
      Income before income tax                              2,786,373
      Income tax expense                                      124,000
                                                         ------------

      Net Income                                         $  2,662,373
                                                         ============


     On December 19, 1995, the Bank contributed securities and accrued interest receivable totalling $10,592,117 to the parent company. In addition, the Bank subsidiary paid cash dividends of $1,996,880 to the parent during the year.

- ---------------------------------------34---------------------------------------

                          ===========================
- --------------------------       CAPITAL STOCK       ---------------------------
                          ===========================

     First Savings' common stock is traded on the NASDAQ National Market System under the symbol "SOPN." As of June 30, 1996, there were 3,744,000 shares outstanding and 1,185 shareholders of record, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks. Payment of dividends by the Bank subsidiary to the holding company is subject to various restrictions. Under applicable banking regulations, the Bank may not declare a cash dividend if the effect thereof would be to reduce its net worth to an amount less than the minimum required by federal and state banking regulations. In addition, for a period of five years after the consummation of the Bank' stock conversion, which occurred on January 6, 1994, the Bank will be required to obtain prior written approval from the Administrator of the Savings Institutions Division, North Carolina Department of Commerce, before it can declare a cash dividend in an amount in excess of one-half the greater of (i) its net income for the most recent fiscal year or
(ii) the average of its net income after dividends for the most recent fiscal year and not more than two of the immediately preceding fiscal years, as applicable.

- ---------------------------------------------------------------------------------------------------------------------------
                             Quarterly Common Stock Performance and Dividends Declared
                                         For the Year Ended June 30, 1996

                                                                 Stock Price              Dividends Declared, Per Share
                                                                 -----------              -----------------------------
                                                             High           Low               Regular       Special
     First Quarter Ending September 30                      $19.75         $17.50              $0.12          N/A
     Second Quarter Ending December 31                      $20.25         $17.25              $0.12          N/A
     Third Quarter Ending March 31                          $19.25         $17.50              $0.15          N/A
     Fourth Quarter Ending  June 30                         $19.25         $17.50              $0.15         $0.10

                                         For the Year Ended June 30, 1995

     First Quarter Ending September 30                      $21.00         $16.75              $0.10          N/A
     Second Quarter Ending December 31                      $19.50         $15.75              $0.10          N/A
     Third Quarter Ending March 31                          $16.75         $14.75              $0.11          N/A
     Fourth Quarter Ending  June 30                         $18.50         $15.75              $0.11         $0.18
- ---------------------------------------------------------------------------------------------------------------------------

- ---------------------------------------35---------------------------------------