Form 10-K, Exhibit 13
period 1997-06-30
FIRST SAVINGS BANCORP INC
filed 1997-09-26
CIK 912836

--------------------------------------------------------------------------------
                                    FIVE YEAR
                                     SUMMARY
--------------------------------------------------------------------------------

                                                                                       At June 30,
                                                                1997         1996         1995         1994           1993
-------------------------------------------------------------------------------------------------------------------------------
                                                                                  (Dollars in thousands)
Financial Condition Data:
Balance of:
     Assets                                                    $ 294,217    $ 256,986    $ 251,787    $ 248,202      $ 222,640
     Loans receivable, net                                       192,238      177,431      159,777      142,779        140,004
     Mortgage-backed securities                                    6,572        2,965        4,484        5,872         12,241
     Securities                                                   82,187       67,999       81,372       93,554         64,349
     Deposits                                                    204,317      187,424      183,080      182,199        195,174
     Borrowed funds                                               20,000          422          543          648
     Shareholders' equity                                         67,195       66,811       65,511       63,294         26,052

-------------------------------------------------------------------------------------------------------------------------------
                                                                               For the Years Ended June 30,
                                                                1997         1996         1995         1994           1993
                                                            -------------------------------------------------------------------
                                                                      (Dollars in thousands, except per share data)
Operating Data:
     Interest and dividend income                               $ 20,058     $ 18,550     $ 17,438     $ 16,658       $ 17,159
     Interest expense                                              9,782        9,215        8,140        8,102          9,458
                                                            -------------------------------------------------------------------

     Net interest income                                          10,276        9,335        9,298        8,556          7,701
     Provision for loan losses                                                                                             565
                                                            -------------------------------------------------------------------

     Net interest income after provision for loan losses          10,276        9,335        9,298        8,556          7,136
     Noninterest income                                              425          364            7          379            308
     General and administrative expenses                           4,637        3,693        3,584        5,693          2,671
                                                            -------------------------------------------------------------------

     Income before income taxes                                    6,064        6,006        5,721        3,242          4,773
     Income tax expense                                            2,155        2,085        1,948        1,066          1,771
                                                            -------------------------------------------------------------------
     Net income                                                  $ 3,909      $ 3,921      $ 3,773      $ 2,176        $ 3,002
                                                            -------------------------------------------------------------------
Earnings per common share                                        $  0.98      $  0.98      $  0.95      $  0.10*       $  N/A
                                                            -------------------------------------------------------------------
Dividends declared per common share                              $  0.74      $  0.64      $  0.60      $  0.15        $  N/A
                                                            -------------------------------------------------------------------

*Presented for the period from stock conversion through June 30, 1994.

--------------------------------------------------------------------------------
                               TABLE OF CONTENTS
--------------------------------------------------------------------------------
Financial Highlights.........................................................1
Chief Executive Officer's Message............................................2
Management's Discussion & Analysis........................................3-14
Report of Independent Auditors..............................................15
Consolidated Statements of Financial Condition..............................16
Consolidated Statements of Income........................................17-18
Consolidated Statements of Shareholders' Equity.............................19
Consolidated Statements of Cash flows....................................20-21
Notes to Consolidated Financial Statements...............................22-37
Directors, Officers and Office Locations.................................38-39
Corporate Information.......................................................40

--------------------------------------------------------------------------------
                                   FINANCIAL
                                  HIGHLIGHTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                             At or for the
                                                           Twelve Months Ended
                                                               June 30,
                                           ---------------------------------------------

SELECTED FINANCIAL DATA                           1997           1996           1995
Net income                                     $ 3,908,653   $ 3,920,755    $ 3,772,733

PER COMMON SHARE

Earnings per common share                      $      0.98   $      0.98    $      0.95
Book value                                     $     18.26   $     17.85    $     17.50
Tangible book value                            $     18.26   $     17.85    $     17.50
Number of common shares outstanding              3,679,185     3,744,000      3,744,000

AT YEAR END (THOUSANDS)

Assets                                         $   294,217   $   256,986    $   251,787
Deposits                                           204,317       187,424        183,080
Loans receivable, net                              192,238       177,431        159,777
Shareholders' equity                                67,195        66,811         65,511

RATIOS

Return on average assets                              1.45%        1.53%          1.52%
Return on average assets*                             1.71          N/A            N/A
Return on average equity                              5.85         5.86           5.94
Return on average equity*                             6.90          N/A            N/A
Equity to total assets (year end)                    22.84        26.00          26.02
Nonperforming assets to total assets                  0.08         0.05           0.11
Allowance for loan losses to net loans                0.31         0.34           0.38
Dividends declared/earnings per share                75.51        65.31          63.16

*Excludes the nonrecurring charge associated with the special SAIF assessment in 1997.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       1
--------------------------------------------------------------------------------

                              -------------------
                                CHIEF EXECUTIVE
                               OFFICER'S MESSAGE
                              -------------------
                                                              September 26, 1997

To Our Shareholders

First Savings has been observing a very significant milestone this year. It is our 75th anniversary and we have promoted commemorative observances at each of our offices during the year. We have also supported numerous activities in the communities we serve, including our well-received sponsorship of Seven Brides For Seven Brothers as performed by the drama students at Pinecrest High School which is located near our Pinecrest Plaza office.

These events have provided us with many opportunities to remind the residents of Moore County that your bank has come a long way in seventy-five years. We have evolved from a state-chartered mutual institution through a series of steps that culminated in November of 1995 with the formation of First Savings Bancorp, Inc., a bank holding company, and First Savings Bank of Moore County, Inc., SSB as its subsidiary. Our history can be characterized as one of consistently high performance, coupled with steady growth achieved without reliance on mergers or acquisitions. First Savings is now firmly positioned as Moore County's community bank, the clear alternative to the local offices of the mega-banks.

As many of you know, the history of First Savings was featured in the March/April edition of Pinehurst Magazine. A reprint of the article is enclosed with this report and if you would like additional reprints for friends or business associates, simply let us know.

As we assess the fiscal year ended June 30, 1997, we're pleased to report a continuation of the positive trends we have been enjoying. Our net income, excluding a nonrecurring charge to earnings associated with the special SAIF assessment, was $4.6 million, a record for us which represented a 17.9% increase in core earnings. Our total assets increased by $37.2 million to $294.2 million while deposits rose 9.0% and net loans increased by 8.3%. Excluding the nonrecurring SAIF assessment, First Savings had a return on average assets for the year of 1.71%, excellent performance by an industry standard.

We can attribute these results to several initiatives that we have undertaken. An aggressive consumer lending effort has been a major contributor with our exclusive MasterCard/VISA rebate offer playing a significant role. We have become quite active in soliciting merchant accounts. And, in everything we do, we attempt to sharpen the contrast between First Savings, the high-touch, fast-response bankers, and our competitors. This ongoing effort will be aided during the coming years by the guidance we anticipate receiving from a comprehensive three-year strategic plan that is currently nearing completion. Undertaken with strong encouragement from our Board, this evaluative process has probed every facet of our operation generating alternative approaches to present practices and exposing fresh opportunities for growth that are consistent with our resolve to remain an independent, community-oriented financial services provider.

First Savings has been successful for a variety of reasons. We are the beneficiary of vibrant, growing markets. We have a very dedicated Board and Staff where teamwork continues as our cornerstone. Our customers are increasingly appreciating the First Savings difference. And you, our valued shareholders, have another important role that you can fill - become more active customers yourselves and refer us to your friends. If we each think of First Savings whenever any financial need arises, I can assure you that our prospects for success are greatly increased.

Sincerely,



William E. Samuels
President & Chief Executive Officer
                                      ---
                                       2
                                      ---

                             ---------------------
                                 MANAGEMENT'S
                             DISCUSSION & ANALYSIS
                             ---------------------

                                 ------------
                                 INTRODUCTION
                                 ------------

First Savings Bancorp, Inc. (First Savings Bancorp, Inc., and its subsidiary, First Savings Bank of Moore County, Inc., SSB are collectively referred to as "First Savings") is a bank holding company organized under the laws of the state of North Carolina. First Savings Bank of Moore County, Inc. SSB (the "Bank") is a North Carolina chartered savings bank and its deposits are insured by the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC"). First Savings converted from a federally chartered savings bank to a North Carolina chartered savings bank on June 22, 1993, and effective January 6, 1994 converted to a capital stock institution.

First Savings' primary market area is Moore County, North Carolina. Moore County is home to several nationally recognized golf courses and is a popular tourist and convention destination. The famed Pinehurst Resort is located approximately three miles from Southern Pines. The Pinehurst Resort, founded in 1895, boasts eight championship golf courses, including Pinehurst No. 2 which is to be host of the 1999 U.S. Open. In addition, Moore County is a popular retirement community. As a result, the economy of Moore County is primarily service oriented. On June 30, 1997, First Savings had total assets of approximately $294.2 million, net loans of $192.2 million, deposits of approximately $204.3 million and shareholders' equity of $67.2 million.

First Savings is principally engaged in the business of attracting deposits from the general public and using such deposits and other funds to make real estate loans. On June 30, 1997, approximately 84.6% of First Savings' net loan portfolio was composed of one-to-four family residential real estate loans. Revenues of First Savings are derived primarily from interest on loans. First Savings also receives interest income from its securities, mortgage-backed securities and interest-bearing deposit balances. The major expenses of First Savings are interest on deposits and general and administrative expenses such as salaries, employee benefits, federal deposit insurance premiums and branch occupancy and related expenses.

                              -------------------
                              FINANCIAL CONDITION
                              -------------------

This annual report to stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of the Company that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in national, regional and local market conditions, legislative and regulatory conditions, and the interest rate environment.

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

Principal among First Savings' asset/liability management strategies has been
(1) the origination of adjustable-rate, single-family mortgage loans; (2) the origination of adjustable-rate home equity line of credit loans; (3) maintaining a short term investment portfolio; and (4) attempting to lengthen deposit maturities. During fiscal year 1997, the Bank originated 629 mortgage loans totaling $55.4 million, of which $32.2 million were one, three or five-year adjustable-rate mortgages or home equity loans. At June 30, 1997, $149.3 million or 77.4% of the Bank's $192.2 million in total net loans had adjustable interest rates. Although earnings could still be affected negatively by a rapid and sustained increase in the level of interest rates, management believes assets and liabilities are structured to preserve net income during interest rate changes.

                                  Gap Analysis

First Savings' asset/liability management may be analyzed by examining the extent to which its assets and liabilities are "interest rate sensitive" and by monitoring its interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it matures or reprices during that period. The interest rate sensitivity gap is defined as the excess of interest-earning assets maturing or repricing within a specific time period over interest-bearing liabilities maturing or repricing within that same time period. Gap is considered positive when the amount of interest rate sensitive assets repricing or maturing within a period exceeds the amount of interest rate sensitive liabilities repricing or maturing during that same period. Gap is

                                      ---
                                       3
                                      ---

                             ---------------------
                                 MANAGEMENT'S
                             DISCUSSION & ANALYSIS
                             ---------------------

considered negative when the amount of interest rate sensitive liabilities repricing or maturing within a period exceeds the amount of interest rate sensitive assets repricing or maturing during that same period. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

The following Gap Analysis table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1997, which are expected to reprice or mature in each of the future time periods shown. The assets or liabilities shown, which reprice or mature during a particular period, were determined in accordance with the contractual terms of the asset or liability. Adjustable-rate loans are assumed to reprice at contractual repricing intervals.

--------------------------------------------------------------------------------------------------------------------------

                                                                 Terms to Repricing at June 30, 1997
                                            ------------------------------------------------------------------------------
                                                          More Than    More Than    More Than
                                               1 Year       1 Year      3 Years      5 Years     More Than
GAP ANALYSIS                                  or Less     To 3 Years   To 5 Years  To 10 Years    10 Years      Total
--------------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
INTEREST-EARNING ASSETS:
Mortgage loans:
  Adjustable rate residential 1-4 family       $  34,133     $ 49,046     $ 10,182     $ 31,903     $  3,834    $ 129,098
  Fixed rate 1-4 family                               44          378        2,268       10,111       24,206       37,007
  Adjustable rate non-residential                  3,424        5,519        2,254          146          374       11,717
  Fixed rate non-residential                          21          108          611          797        2,577        4,114
  Home equity and property improvement             8,449                                                            8,449
Other loans                                        1,164        1,094          190            9                     2,457
Investments                                       21,801       38,808        6,567       14,887        5,998       88,061
Mortgage-backed securities                            62           88          389          322        5,711        6,572
                                            ------------------------------------------------------------------------------

Total interest-earning assets                  $  69,098     $ 95,041     $ 22,461     $ 58,175     $ 42,700    $ 287,475
                                            ==============================================================================
INTEREST-BEARING LIABILITIES:
Deposits;
  Certificates of deposit                      $  99,356     $ 27,382     $  3,053     $     10     $           $ 129,801
  Interest-bearing checking                       17,664                                                           17,664
  Money market deposit accounts                   41,872                                                           41,872
  Passbook savings                                13,071                                                           13,071
Borrowed funds                                    15,000        5,000                                              20,000
                                            ------------------------------------------------------------------------------

Total interest-bearing liabilities             $ 186,963     $ 32,382     $  3,053     $     10     $           $ 222,408
                                            ==============================================================================

INTEREST SENSITIVITY GAP PER PERIOD            $(117,865)    $ 62,659     $ 19,408     $ 58,165     $ 42,700    $  65,067

CUMULATIVE INTEREST SENSITIVITY GAP            $(117,865)    $(55,206)    $(35,798)    $ 22,367     $ 65,067    $  65,067

CUMULATIVE GAP AS A PERCENTAGE OF
TOTAL INTEREST-EARNINGS ASSETS                    (41.00%)     (19.20%)     (12.45%)       7.78%       22.63%       22.63%

CUMULATIVE INTEREST-EARNING ASSETS AS
A PERCENTAGE OF INTEREST-BEARING LIABILITY         36.96%       74.83%       83.90%      110.06%      129.26%      129.26%

--------------------------------------------------------------------------------------------------------------------------

                                      ---
                                       4
                                      ---

                             ---------------------
                                 MANAGEMENT'S
                             DISCUSSION & ANALYSIS
                             ---------------------

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

                                   Liquidity

Maintaining adequate liquidity while managing interest rate risk is the primary goal of the Bank's asset and liability management strategy. Liquidity is the ability to fund the needs of the Bank's borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed security principal repayments, deposits and income from operations are the main sources of liquidity. The Bank's primary uses of liquidity are to fund loans and to make investments.

As of June 30, 1997, the Bank's liquid assets (cash and cash equivalents, and marketable investment securities) were approximately $78.6 million, which represents 38.5% of deposits. As a North Carolina chartered savings bank, the Bank is required to maintain liquid assets equal to at least 10.0% of its total assets. For purposes of this requirement, liquid assets consist of cash and readily marketable investments and mortgage-backed securities. At June 30, 1997, this liquidity ratio, based on North Carolina regulations, was 27.7%. Management considers current liquidity levels to be adequate to meet the Bank's foreseeable needs.

At June 30, 1997, outstanding mortgage loan commitments and available home equity line of credit balances were $21.2 million, available credit card line of credit balances were $3.1 million and the undisbursed portion of construction loans was $7.0 million. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

                               Capital Resources

Under Federal capital regulations, First Savings must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on First Savings' financial statements. At June 30, 1997 and 1996, First Savings exceeded all such requirements.

First Savings is also subject to limits on dividend payments. The Company is prohibited, under the North Carolina Business Corporation Act, from paying a dividend if such payment would (i) cause the Company to be unable to pay its debts as they become due in the ordinary course of business or (ii) reduce the Company's total assets below the sum of the Company's total liabilities plus any amounts which would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the preferential rights that are superior to holders of the Common Stock.

Payment of dividends by the Bank subsidiary to the holding company is subject to various restrictions. Under applicable banking regulations, the Bank may not declare a cash dividend if the effect thereof would be to reduce its net worth to an amount less than the minimum required by federal and state banking regulations. In addition, for a period of five years after the consummation of the Bank's stock conversion, which occurred on January 6, 1994, the Bank will be required to obtain prior written approval from the Administrator of the Savings Institutions Division, North Carolina Department of Commerce, before it can declare a cash dividend in an amount in excess of one-half the greater of (i) its net income for the most recent fiscal year or (ii) the average of its net income after dividends for the most recent fiscal year and not more than two of the immediately preceding fiscal years, as applicable. A significant source of First Savings' funds are dividends received from the Bank. In fiscal 1998, the amount of dividends that can be paid without prior approval from regulators is approximately $1.8 million. These funds should be adequate to cover First Savings' needs.

                                      ---
                                       5
                                      ---

--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION & ANALYSIS
--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------

                                                                       Years Ended June 30,
                                           ---------------------------------------------------------------------------
                                                            1997                                  1996
                                             ---------------------------------- --------------------------------------
                                                                       Average                               Average
                                                Average                 Yield/    Average                    Yield/
                                                Balance     Interest     Cost     Balance     Interest        Cost
                                             ---------------------------------- --------------------------------------
                                                                     (Dollars in thousands)
Interest-earning assets:
     Interest-earning deposits                $   7,623     $    449      5.89% $   2,170     $    161         7.42%
     Investments, net, at cost                   67,269        4,317      6.42%    75,155        4,690         6.24%
     Mortgage-backed securities                   4,537          338      7.45%     3,842          293         7.63%
     Loans receivable, net                      185,120       14,954      8.08%   168,579       13,406         7.95%
                                             ------------------------           -----------------------
        Total interest-earning assets           264,549       20,058      7.58%   249,746       18,550         7.43%
Non-interest-earning assets                       5,734                             5,963
                                             -----------                        ----------

        Total assets                          $ 270,283                         $ 255,709
                                             ===========                       ===========

Interest-bearing liabilities:
     Passbooks savings                        $  10,994     $    297      2.70% $  10,093     $    252         2.50%
     NOW and money market accounts               63,199        2,108      3.34%    57,130        1,956         3.42%
     Certificates of deposit                    122,761        7,091      5.78%   117,436        6,957         5.92%
     Borrowed funds                               4,694          286      6.09%       845           50         5.92%
                                             ------------------------          ------------------------
        Total interest-bearing liabilities      201,648        9,782      4.85%   185,504        9,215         4.97%
Non-interest bearing liabilities                  1,789                             3,272
                                             -----------                       -----------
        Total liabilities                       203,437                           188,776
Shareholders' equity                             66,846                            66,933
                                             -----------                       -----------
Total liabilities and shareholders' equity    $ 270,283                         $ 255,709
                                             ===========                       ===========
Net interest income and
     interest rate spread                                   $ 10,276      2.73%                $ 9,335         2.46%

Net interest-earning assets and
     net interest margin                      $  62,901                   3.88% $  64,242                      3.74%
Percentage of average
     interest-earning assets to
     average interest-bearing liabilities                               131.19%                              134.63%


                                         -------------------------------------
                                                         1995
                                         -------------------------------------

                                                                      Average
                                               Average                 Yield/
                                               Balance    Interest      Cost
                                           -----------------------------------
                                                   (Dollars in thousands)
Interest-earning assets:
     Interest-earning deposits               $   2,192    $    145      6.61%
     Investments, net, at cost                  83,563       5,188      6.21%
     Mortgage-backed securities                  5,042         389      7.72%
     Loans receivable, net                     150,809      11,716      7.77%
                                            -------------------------
        Total interest-earning assets          241,606      17,438      7.16%
Non-interest-earning assets                      6,525
                                            ------------
        Total assets                         $ 248,131
                                            ============

Interest-bearing liabilities:
     Passbooks savings                       $  11,485    $    288      2.51%
     NOW and money market accounts              66,183       2,117      3.20%
     Certificates of deposit                   102,690       5,595      5.45%
     Borrowed funds                              2,260         140      6.19%
                                            -------------------------
        Total interest-bearing liabilities     182,618       8,140      4.46%
Non-interest bearing liabilities                 2,045
                                            ------------
        Total liabilities                      184,663
Shareholders' equity                            63,468
                                            ------------
Total liabilities and shareholders' equity   $ 248,131
                                            ============

Net interest income and
     interest rate spread                                 $  9,298      2.70%

Net interest-earning assets and
     net interest margin                     $  60,818                  3.82%
Percentage of average
     interest-earning assets to
     average interest-bearing liabilities                             133.30%

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       6
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION & ANALYSIS
--------------------------------------------------------------------------------


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


--------------------------------------------------------------------------------

                                                                         Years Ended June 30,
                                 ---------------------------------------------------------------------------------------------

                                                 1997 vs. 1996                                    1996 vs. 1995
                                              Increase (Decrease)                              Increase (Decrease)
                                                    Due to                                           Due to
                                                          Rate/                                           Rate/
                                     Volume       Rate    Volume       Total      Volume        Rate      Volume        Total
                                 --------------------------------------------   ----------------------------------------------
                                                                     (Dollars in thousands)
Interest income:
  Interest-earning deposits         $   405     $  (33)   $  (84)    $   288     $    (1)     $   18       $   -      $    17
  Investments (1)                      (492)       133       (14)       (373)       (522)         27          (3)        (498)
  Mortgage-backed securities             53         (7)       (1)         45         (93)         (5)          1          (97)
  Loan portfolio                      1,315        212        21       1,548       1,380         277          33        1,690
                                 --------------------------------------------   ----------------------------------------------
     Total interest income            1,281        305       (78)      1,508         764         317          31        1,112
                                 --------------------------------------------   ----------------------------------------------

Interest expense:
  Passbooks savings                      22         21         2          45         (35)         (1)                     (36)
  NOW and money market accounts         208        (51)       (5)        152        (290)        149         (20)        (161)
  Certificates of deposit               315       (173)       (8)        134         804         488          70        1,362
  Borrowed funds                        228          1         7         236         (88)         (6)          4          (90)
                                 --------------------------------------------   ----------------------------------------------
     Total interest expense             773       (202)       (4)        567         391         630          54        1,075
                                 --------------------------------------------   ----------------------------------------------

Net interest income (expense)       $   508     $  507    $  (74)    $   941     $   373      $ (313)      $ (23)     $    37
                                 ============================================   ==============================================

(1) Includes investment securities and FHLB stock.

--------------------------------------------------------------------------------


                           Loan Portfolio Composition

First Savings' consolidated net loan portfolio totaled approximately $192.2 million at June 30, 1997, representing 65.3% of First Savings' total assets. At June 30, 1997, approximately 77.4% of First Savings' net loan portfolio was composed of adjustable rate loans, and approximately 22.6% of First Savings' net loan portfolio was composed of fixed rate loans. At June 30, 1997, approximately $162.6 million, or 84.6%, of First Savings' net loan portfolio was composed of one-to-four family residential real estate loans. On such date, approximately $15.9 million, or 8.3%, of First Savings' net loan portfolio was composed of multi-family residential, commercial and other real estate loans.


--------------------------------------------------------------------------------
                                       7
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      MANAGEMENT'S DISCUSSION & ANALYSIS
--------------------------------------------------------------------------------

    The following table sets forth the composition of First Savings' loan portfolio by type of loan at the dates indicated.

--------------------------------------------------------------------------------

                                                                         June 30,
                                ----------------------------------------------------------------------------------------
                                           1997                            1996                          1995
                                ----------------------------------------------------------------------------------------
                                                    % of                           % of                           % of
                                      Amount       Total       Amount             Total       Amount             Total
                                --------------------------  -----------------------------  -----------------------------
                                                                (Dollars in thousands)
Real estate loans:
   Residential 1-4 family           $ 162,620      84.59%    $ 151,934            85.63%    $ 137,855            86.28%
   Multi-family
      (5 or more units)                 2,601       1.35%        3,070             1.73%        2,272             1.42%
   Construction                        10,969       5.71%        8,123             4.58%        7,951             4.98%
   Commercial real estate
      and other properties             13,285       6.91%       12,028             6.78%       11,844             7.41%
   Home equity and property
      improvement                       8,449       4.40%        5,607             3.16%        4,066             2.55%
                                -------------------------  -----------------------------  -----------------------------
   Total real estate loans            197,924     102.96%      180,762           101.88%      163,988           102.64%
                                -------------------------  -----------------------------  -----------------------------
Other:
   Savings account loans                  909       0.47%          875             0.49%          703             0.44%
   Installment loans                      621       0.32%          351             0.20%          111             0.07%
   Credit card loans                      951       0.50%          520             0.29%
                                -------------------------  -----------------------------  -----------------------------
   Total other loans                    2,481       1.29%        1,746             0.98%          814             0.51%
                                -------------------------  -----------------------------  -----------------------------

Less:
   Unearned fees and
      discounts                           555       0.29%          509             0.29%          458             0.29%
   Loans in process                     7,008       3.65%        3,959             2.23%        3,958             2.48%
   Allowance for loan losses              604       0.31%          609             0.34%          609             0.38%
                                -------------------------  -----------------------------  -----------------------------
   Total reductions                     8,167       4.25%        5,077             2.86%        5,025             3.15%
                                -------------------------  -----------------------------  -----------------------------
Total loans receivable, net         $ 192,238     100.00%    $ 177,431           100.00%    $ 159,777           100.00%
                                =========================  =============================  =============================

                                ----------------------------------------------------
                                            1994                        1993
                                ----------------------------------------------------
                                                    % of                       % of
                                     Amount        Total          Amount      Total
                                -------------------------     ----------------------
                                                 (Dollars in thousands)
Real estate loans:
   Residential 1-4 family          $ 124,751       87.37%       $ 120,877     86.34%
   Multi-family
      (5 or more units)                3,393        2.37%           2,573      1.84%
   Construction                        5,263        3.69%           3,268      2.34%
   Commercial real estate
      and other properties            11,022        7.72%          12,227      8.73%
   Home equity and property
      improvement                      2,852        2.00%           2,863      2.04%
                                 ------------------------      ---------------------
   Total real estate loans           147,281      103.15%         141,808    101.29%
                                 ------------------------      ---------------------
Other:
   Savings account loans                 604        0.42%             824      0.59%
   Installment loans
   Credit card loans
                                 ------------------------      ---------------------
   Total other loans                     604        0.42%             824      0.59%
                                 ------------------------      ---------------------

Less:
   Unearned fees and
      discounts                          369        0.26%             246      0.18%
   Loans in process                    4,128        2.89%           1,752      1.25%
   Allowance for loan losses             609        0.42%             630      0.45%
                                 ------------------------      ---------------------
   Total reductions                    5,106        3.57%           2,628      1.88%
                                 ------------------------      ---------------------
Total loans receivable, net        $ 142,779      100.00%       $ 140,004    100.00%
                                 ========================      =====================

--------------------------------------------------------------------------------


                              Nonperforming Assets

The Bank's general policy is to place a loan on nonaccrual status when the loan becomes 90 days delinquent. Interest on loans that are contractually 90 days or more past due is reserved through an allowance account. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received, and in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

--------------------------------------------------------------------------------
                                       8
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 MANAGEMENT'S
                             DISCUSSION & ANALYSIS
--------------------------------------------------------------------------------

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

---------------------------------------------------------------------------------------------------------------------------
                                                                                        June 30,
                                                              -------------------------------------------------------------
                                                                 1997        1996         1995        1994        1993
                                                              -------------------------------------------------------------
                                                                                 (Dollars in thousands)
Loans accounted for on a nonaccrual basis:
     Real estate:
        Residential                                             $ 250       $ 134        $ 139       $ 329       $ 728
        Commercial                                                                         133                     156
     Consumer
                                                              -------------------------------------------------------------
        Total                                                     250         134          272         329         884
                                                              -------------------------------------------------------------

Accruing loans which are contractually past due
90 days or more:
     Real estate:
        Residential
        Commercial
     Consumer
                                                              -------------------------------------------------------------
            Total
                                                              -------------------------------------------------------------

Total of nonaccrual and 90 days past due loans                    250         134          272         329         884
Foreclosed real estate
Other nonperforming assets
                                                              -------------------------------------------------------------
     Total nonperforming assets                                 $ 250       $ 134        $ 272       $ 329       $ 884
                                                              -------------------------------------------------------------

Total loans delinquent 90 days or more to net loan              0.13%       0.08%        0.17%       0.23%       0.63%
Total loans delinquent 90 days or more to total assets          0.08%       0.05%        0.11%       0.13%       0.40%
Total nonperforming assets to total assets                      0.08%       0.05%        0.11%       0.13%       0.40%
---------------------------------------------------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------
                                       9
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 MANAGEMENT'S
                             DISCUSSION & ANALYSIS
--------------------------------------------------------------------------------

In fiscal 1993, management significantly increased it's allowance for loan losses after reviewing general economic conditions characterized by the continuing slow economic recovery, industry standards and allowances of comparable institutions in its peer group. During fiscal year 1997, and based upon a similar review, the Bank did not increase this allowance. Management continues to actively monitor First Savings' asset quality, to charge-off loans against the allowance for loan losses when appropriate and to provide specific loss reserves when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

The following table describes the activity related to the Bank's allowance for loan losses for the dates indicated.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                               June 30,
                                                                     --------------------------------------------------------------
                                                                        1997         1996        1995         1994        1993
                                                                     --------------------------------------------------------------
                                                                                        (Dollars in thousands)
Balance beginning of period                                            $ 609        $ 609       $ 609        $ 630       $  66
Provision for loan losses and losses on foreclosed real estate                                                             564
Charge-offs:
     Residential 1-4 family                                                                        (4)         (21)
     Commercial real estate and other properties
     Home equity and property improvements
     Construction
     Savings accounts
     Other consumer                                                       (5)
     Commercial
                                                                     --------------------------------------------------------------
                                                                                                   (4)         (21)
Recoveries:
     Residential 1-4 family                                                                         4
     Commercial real estate and other properties
     Construction
     Savings accounts
     Other consumer
     Commercial
                                                                     --------------------------------------------------------------
                                                                                                    4
                                                                     --------------------------------------------------------------
Balance at end of period                                               $ 604        $ 609       $ 609        $ 609       $ 630
                                                                     ==============================================================
Ratio of net charge-offs during the period to average
     loans outstanding during the period                               0.00%        0.00%       0.00%        0.01%       0.00%
                                                                     ==============================================================
-----------------------------------------------------------------------------------------------------------------------------------

The following table sets forth the composition of the allowance for loan losses by type of loan at the dates indicated.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                   June 30,
                                                            1997                     1996                       1995
                                                  --------------------------------------------------------------------------------
                                                                Amount of                Amount of                   Amount of
                                                   Amount of     Loans to    Amount of    Loans to     Amount of     Loans to
                                                   Allowance   Gross Loans   Allowance  Gross Loans    Allowance    Gross Loans
                                                  --------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
Real estate loans:
     Residential 1-4 family                          $ 400         66.23%    $ 503          82.59%     $ 449            73.73%
     Commercial real estate and other property          73         12.08%       50           8.21%       139            22.82%
Home equity and property improvement                    21          3.48%       17           2.79%        11             1.81%
Construction                                             7          1.16%       15           2.47%        10             1.64%
                                                  --------------------------------------------------------------------------------
     Total real estate loans                           501         82.95%      585          96.06%       609           100.00%
                                                  --------------------------------------------------------------------------------
Savings account loans
Other consumer loans                                   103         17.05%       24           3.94%
                                                  --------------------------------------------------------------------------------
     Total allowance for loan losses                 $ 604        100.00%    $ 609         100.00%     $ 609           100.00%
                                                  ================================================================================
----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                      10
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 MANAGEMENT'S
                             DISCUSSION & ANALYSIS
--------------------------------------------------------------------------------

                            RESULTS OF OPERATIONS FOR
                             THE FISCAL YEARS ENDED
                                  JUNE 30, 1997
                                       AND
                                  JUNE 30, 1996

General

First Savings recorded net income of $3.9 million for the years ended June 30, 1997 and 1996. During fiscal 1997, First Savings paid a nonrecurring deposit insurance assessment to the Savings Association Insurance Fund ("SAIF") of approximately $1.2 million. Net of income taxes, this special assessment had the effect of reducing net income for the year by approximately $700,000. Net income excluding this nonrecurring charge was $4.6 million, representing an increase of 17.9% compared to the prior year. Earnings per share for fiscal years 1997 and 1996 were $0.98. Earnings per share for fiscal year 1997, excluding the nonrecurring SAIF assessment, were $1.16. The primary factor contributing to First Savings core earnings growth was an increase in the Bank's net interest margin. Non-interest income was higher in 1997 primarily due to increases in fees and service charges.

Nonperforming assets (loans 90 days or more delinquent and foreclosed real estate owned) were $250,000 or .08% of total assets at June 30, 1997, compared to $134,000 or .05% at June 30, 1996. First Savings did not have any real estate owned at June 30, 1997 or June 30, 1996.

Net Interest Income

Net interest income for the years ended June 30, 1997 and 1996, was $10.3 million and $9.3 million, respectively. The primary reason for the increase in net interest income during the fiscal year ended June 30, 1997 was due to a higher interest rate spread. The average yield on interest-earning assets increased by 15 basis points, and the average cost of interest-bearing liabilities decreased by 12 basis points for the year ended June 30, 1997, increasing the Bank's interest rate spread to 2.73% compared to 2.46% for the year ended June 30, 1996. The average balance of interest-earning assets and interest-bearing liabilities during the fiscal year ended June 30, 1997 was $264.5 million and $201.6 million, respectively, compared to $249.7 million and $185.5 million, respectively, during the fiscal year ended June 30, 1996. The Average Yield/Cost Analysis table reflects the average yields on assets and average cost of liabilities for the years ended June 30, 1997, 1996, and 1995. Such average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the period presented.

Interest and Dividend Income

First Savings' total interest and dividend income for the fiscal year ended June 30, 1997 was $20.1 million as compared to $18.5 million for fiscal year 1996, an increase of $1.6 million or 8.6%. This increase was due primarily to increases in average interest-earning assets and their related yields.

Interest Expense

Total interest expense for the year ended June 30, 1997 increased by $567,000 or 6.2% when compared to the prior year. The Bank's cost of funds decreased from 4.97% in 1996 to 4.85% in 1997; however, average interest-bearing liabilities increased 8.7% from $185.5 million at June 30, 1996 to $201.6 million at June 30, 1997.

Interest expense on borrowed funds increased $236,000 from $50,000 in 1996 to $286,000 in 1997. This increase is the result of advances from the Federal Home Loan Bank (FHLB) in 1997. Borrowings comprised of an ESOP note payable at June 30, 1996, increased from $422,000 to $20.0 million at June 30, 1997 which consisted of FHLB advances. The increase in borrowings was a result of investment strategies implemented during the fourth quarter of fiscal 1997. Average borrowings for the years ended June 30, 1997 and 1996 were $4.7 million and $845,000, respectively.

Allowance for Loan Losses

At June 30, 1996, the allowance for loan losses was $609,000. During fiscal year 1997, First Savings did not add to this reserve. With only $5,000 in charge-offs during the current year, the allowance for loan losses at June 30, 1997 decreased slightly to $604,000. Management considers this level to be appropriate based on lending volume, the current level of delinquencies, other nonperforming assets and the overall economic conditions.

Noninterest Income

Total noninterest income for the fiscal year ended June 30, 1997 was $425,000 as compared to $364,000 for fiscal year ended June 30, 1996. The increase is primarily attributable to increases in fees and service charges of $59,000 during the year ended June 30, 1997.

--------------------------------------------------------------------------------
                                      11
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 MANAGEMENT'S
                             DISCUSSION & ANALYSIS
--------------------------------------------------------------------------------

General and Administrative Expenses

General and administrative expenses for fiscal year ended June 30, 1997 were $4.6 million compared to $3.7 million for the fiscal year ended June 30, 1996. The increase was attributed to the nonrecurring charge of $1.2 million associated with the SAIF assessment.

Income Taxes

Income tax expense increased slightly for the fiscal year ended June 30, 1997 to $2.2 million, as compared to $2.1 million for the same period in 1996. The increase in income taxes was attributed to the higher level of pre-tax income and to increased state income taxes as a larger portion of the Bank's income was subject to such taxes.

                            RESULTS OF OPERATIONS FOR
                             THE FISCAL YEARS ENDED
                                  JUNE 30, 1996
                                       AND
                                  JUNE 30, 1995

General

First Savings recorded net income of $3.9 million for the year ended June 30, 1996, an increase of 3.0% over the $3.8 million earned for the year ended June 30, 1995. Earnings per share for fiscal year 1996 were $0.98 versus $0.95 for the fiscal year 1995. The primary factor contributing to First Savings earnings growth was an increase in non-interest income. Non-interest income was higher in 1996 than in 1995 primarily due to realized losses on sale of investments in 1995.

Nonperforming assets (loans 90 days or more delinquent and foreclosed real estate owned) were $134,000 or .05% of total assets at June 30, 1996, compared to $272,000 or .11% at June 30, 1995. First Savings did not have any real estate owned at June 30, 1996 or June 30, 1995.

Net Interest Income

Net interest income for the years ended June 30, 1996 and 1995, was $9.3 million. The average yield on interest-earning assets increased by 27 basis points, and the average cost of interest-bearing liabilities increased by 51 basis points for the year ended June 30, 1996, decreasing the Bank's interest rate spread to 2.46% compared to 2.70% for the year ended June 30, 1995. The primary reason for the increase in net interest income during the fiscal year ended June 30, 1996 was that average interest-earning assets increased at a higher rate than average interest-bearing liabilities. The average balance of interest-earning assets and interest-bearing liabilities during the fiscal year ended June 30, 1996 was $249.7 million and $185.5 million, respectively, compared to $241.6 million and $182.6 million, respectively, during the fiscal year ended June 30, 1995. The Average Yield/Cost Analysis table reflects the average yields on assets and average cost of liabilities for the years ended June 30, 1997, 1996, and 1995. Such average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the period presented.

Interest and Dividend Income

First Savings' total interest and dividend income for the fiscal year ended June 30, 1996 was $18.6 million as compared to $17.4 million for fiscal year 1995, an increase of $1.2 million or 6.9%. This increase was due primarily to an increase in average interest-earning assets.

Interest Expense

Total interest expense for the year ended June 30, 1996 increased by $1.1 million or 13.6% when compared to the prior year. The Bank's cost of funds increased from 4.46% in 1995 to 4.97% in 1996, average interest-bearing liabilities increased 1.6% from $182.6 million at June 30, 1995 to $185.5 million at June 30, 1996. There was no borrowed money outstanding at June 30, 1996 or June 30, 1995 except for the ESOP note payable.

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

--------------------------------------------------------------------------------
                                      12
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 MANAGEMENT'S
                             DISCUSSION & ANALYSIS
--------------------------------------------------------------------------------

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

Impact of Inflation and Changing Prices

The financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the Company's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Impact of New Accounting Standards

FASB Statement on Earnings Per Share. In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share ("EPS"), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This Statement supersedes Opinion 15 and AICPA Accounting Interpretation 1-102 of Opinion 15. This Statement will be effective for the Company's fiscal year ending June 30, 1998. Management does not believe the impact of adopting SFAS No. 128 will be significant.

FASB Statement on Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB has encouraged all entities to adopt the fair value based method; however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by APB Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginning after December 15, 1994. The

--------------------------------------------------------------------------------
                                      13
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 MANAGEMENT'S
                             DISCUSSION & ANALYSIS
--------------------------------------------------------------------------------

Company expects to use the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, management does not believe the impact of adopting SFAS No. 123 will be material to the Company's financial statements.

FASB Statement on Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996, the FASB issued SFAS No. 125. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The effective date for certain provisions of the Statement have been postponed for one year. Management anticipates that the adoption of the Statement should have no material impact on its consolidated financial statements.

FASB Statement on Reporting Comprehensive Income. In June 1997, the FASB issued SFAS No. 130. This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. In addition to net income as has been historically determined, comprehensive income for the Company would include net unrealized holding gains and losses on investment securities available for sale. This Statement will be effective for the Company's fiscal year ending June 30, 1999, and the Company does not intend to early adopt. Had the Company early adopted this Statement, it would have reported comprehensive income of $4,190,087, $3,446,327 and $4,247,085 for the years ended June 30, 1997, 1996 and 1995, respectively.

--------------------------------------------------------------------------------
                                      14
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                   REPORT OF
                                  INDEPENDENT
                                   AUDITORS
--------------------------------------------------------------------------------









Board of Directors and Shareholders
First Savings Bancorp, Inc.
Southern Pines, North Carolina

We have audited the consolidated statements of financial condition of First Savings Bancorp, Inc. and subsidiary ("First Savings") as of June 30, 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of First Savings' management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of First Savings Bancorp, Inc. and subsidiary as of and for each of the years in the two year period ended June 30, 1996 were audited by other auditors whose report dated August 16, 1996 expressed an unqualified opinion.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 consolidated financial statements present fairly, in all material respects, the financial position of First Savings Bancorp, Inc. and subsidiary at June 30, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.




August 6, 1997
Southern Pines, North Carolina

--------------------------------------------------------------------------------
                                      15
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           CONSOLIDATED STATEMENTS
                            OF FINANCIAL CONDITION
--------------------------------------------------------------------------------

                                                                                                     June 30,

                                                                                              1997                1996
                                                                                      -------------------------------------
ASSETS
     Cash and due from banks                                                               $ 2,801,422         $ 4,005,247
     Interest bearing deposits with banks                                                    6,300,797             712,975
     Securities at market value (Note 2)                                                    82,186,644          67,998,548
     Securities at amortized cost (market values -
         $6,672,096 at June 30, 1997; $3,015,945 at June 30, 1996) (Note 2)                  6,572,162           2,965,356
     Loans receivable, net                                                                 192,237,609         177,430,728
     Premises and equipment, net (Note 5)                                                    1,967,690           2,018,711
     Accrued interest receivable (Note 4)                                                    1,836,469           1,622,039
     Prepaid expenses and other assets                                                         313,955             232,744
                                                                                      -------------------------------------
     TOTAL                                                                                $294,216,748       $ 256,986,348
                                                                                      =====================================

LIABILITIES AND SHAREHOLDERS' EQUITY
     LIABILITIES:
     Deposits (Note 6)                                                                    $204,316,774       $ 187,424,224
     Borrowed funds (Note 7)                                                                20,000,000             421,952
     Advances from borrowers for taxes and insurance                                           101,766              84,556
     Accrued interest payable on deposits                                                      103,597             113,151
     Accrued expenses and other liabilities                                                  1,359,623           1,371,044
     Federal and state income taxes:
        Currently payable                                                                      371,618             129,578
        Deferred, net (Note 9)                                                                 768,438             630,457
                                                                                      -------------------------------------
        Total liabilities                                                                  227,021,816         190,174,962
                                                                                      -------------------------------------

COMMITMENTS (Notes 3 and 12)

SHAREHOLDERS' EQUITY (Notes 9 and 10):
     Preferred stock, no par value,
        5,000,000 shares authorized,
        none issued and outstanding
     Common stock, no par value,
        20,000,000 shares authorized,
        3,679,185 shares issued and outstanding in 1997;
        3,744,000 in 1996                                                                   35,236,973          36,451,561
     Unearned compensation related to
        ESOP note payable (Note 11)                                                           (293,502)           (421,952)
     Net unrealized gain (loss) on securities available for sale                               281,358                 (76)
     Retained earnings                                                                      31,970,103          30,781,853
                                                                                      -------------------------------------
        Total shareholders' equity                                                          67,194,932          66,811,386
                                                                                      -------------------------------------
     TOTAL                                                                                $294,216,748       $ 256,986,348
                                                                                      =====================================


See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                                      16
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            CONSOLIDATED STATEMENTS
                                   OF INCOME
--------------------------------------------------------------------------------

                                                                                   Years ended June 30,

                                                                       1997                 1996                 1995
                                                                -----------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
     Interest on loans receivable                                   $ 14,954,452         $ 13,406,157         $ 11,716,430
     Interest on mortgage-backed securities                              337,717              293,452              388,863
     Interest on securities                                            4,177,307            4,549,718            5,053,142
     Dividends on securities                                             139,703              140,089              134,424
     Other                                                               449,184              160,551              145,512
                                                                -----------------------------------------------------------

        Total interest and dividend income                            20,058,363           18,549,967           17,438,371
                                                                -----------------------------------------------------------

INTEREST EXPENSE:
     Deposits (Note 6)                                                 9,496,129            9,165,030            7,999,800
     Borrowed funds (Note 7)                                             286,280               50,324              140,403
                                                                -----------------------------------------------------------

        Total interest expense                                         9,782,409            9,215,354            8,140,203
                                                                -----------------------------------------------------------

     Net interest income                                              10,275,954            9,334,613            9,298,168

     Provision for loan losses (Note 3)
                                                                -----------------------------------------------------------

     Net interest income after provision
        for loan losses                                               10,275,954            9,334,613            9,298,168
                                                                -----------------------------------------------------------

NONINTEREST INCOME:
     Fees and service charges                                            370,795              311,462              286,772
     Realized loss on sale of securities                                                                          (318,948)
     Income from real estate operations                                    7,964                7,230                1,679
     Rent on safe deposit boxes                                           33,450               32,801               32,253
     Other, net                                                           12,949               12,429                5,487
                                                                -----------------------------------------------------------

        Total noninterest income, net                                    425,158              363,922                7,243
                                                                -----------------------------------------------------------

--------------------------------------------------------------------------------
                                      17
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             CONSOLIDATED STATEMENTS
                                    OF INCOME
--------------------------------------------------------------------------------

                                                                                     Years ended June 30,

                                                                          1997                1996                 1995
                                                                 ----------------------------------------------------------
GENERAL AND ADMINISTRATIVE EXPENSES:
     Compensation and fringe benefits (Note 11)                       $ 2,002,924          $ 2,038,817         $ 1,984,902
     Occupancy and building (Note 12)                                     207,089              227,831             221,199
     Premiums and assessments                                           1,326,809              416,491             440,967
     Computer services                                                    300,905              281,394             255,762
     Other                                                                799,732              728,247             681,848
                                                                 ----------------------------------------------------------

        Total general and administrative expenses                       4,637,459            3,692,780           3,584,678
                                                                 ----------------------------------------------------------

INCOME BEFORE INCOME TAXES                                              6,063,653            6,005,755           5,720,733

INCOME TAX EXPENSE (Note 9)                                             2,155,000            2,085,000           1,948,000
                                                                 ----------------------------------------------------------

NET INCOME                                                            $ 3,908,653          $ 3,920,755         $ 3,772,733
                                                                 ==========================================================

EARNINGS PER COMMON SHARE:
     Net income                                                            $ 0.98               $ 0.98              $ 0.95
                                                                 ==========================================================
     Average common and common
        equivalent shares outstanding                                   3,970,306            3,993,070           3,954,047
                                                                 ==========================================================

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                                      18
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             CONSOLIDATED STATEMENTS
                             OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------


                                                                Years Ended June 30, 1997, 1996 and 1995

                                                                             Net Unrealized
                                                                             Gain (Loss) on
                                                                               Securities
                                                Common          Unearned      Available for      Retained      Shareholders'
                                                 Stock        Compensation        Sale           Earnings          Equity
                                             ---------------------------------------------------------------------------------
BALANCE, JULY 1, 1994                          $ 36,275,418      $ (648,000) $                   $ 27,666,674    $ 63,294,092

     Unrealized loss on securities
        available for sale, net of tax
        effect of $538,437                                                        (1,045,201)                      (1,045,201)

     Earned ESOP compensation                        76,198         105,120                                           181,318

     Change in net unrealized gain
        (loss) on available for sale
        securities, net of tax effect                                              1,519,553                        1,519,553

     Net income for year                                                                            3,772,733       3,772,733

     Cash dividends declared
        ($.60 per share)                                                                           (2,211,378)     (2,211,378)
                                             ---------------------------------------------------------------------------------

BALANCE, JUNE 30, 1995                           36,351,616        (542,880)         474,352       29,228,029      65,511,117

     Earned ESOP compensation                        99,945         120,928                                           220,873

     Change in net unrealized gain
        (loss) on available for sale
        securities, net of tax effect                                               (474,428)                        (474,428)

     Net income for year                                                                            3,920,755       3,920,755

     Cash dividends declared
        ($.64 per share)                                                                           (2,366,931)     (2,366,931)
                                             ---------------------------------------------------------------------------------

BALANCE, JUNE 30, 1996                           36,451,561        (421,952)             (76)      30,781,853      66,811,386

     Stock repurchase                            (1,395,532)                                                       (1,395,532)

     Proceeds from exercise of
        stock options                                65,019                                                            65,019

     Earned ESOP compensation                       115,925         128,450                                           244,375

     Change in net unrealized gain
        (loss) on available for sale
        securities, net of tax effect                                                281,434                          281,434

     Net income for year                                                                            3,908,653       3,908,653

     Cash dividends declared
        ($.74 per share)                                                                           (2,720,403)     (2,720,403)
                                             ---------------------------------------------------------------------------------

BALANCE, JUNE 30, 1997                         $ 35,236,973      $ (293,502)       $ 281,358     $ 31,970,103    $ 67,194,932
                                             =================================================================================

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
                                      19
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             CONSOLIDATED STATEMENTS
                                  OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                      Years ended June 30,

                                                                            1997               1996               1995
                                                                    -------------------------------------------------------
OPERATING ACTIVITIES:
     Net income                                                         $ 3,908,653        $ 3,920,755         $ 3,772,733
     Adjustments to reconcile net income to net
      cash provided by operating activities:
        Depreciation of premises and equipment                               94,055            120,433             120,738
        Issuance of ESOP shares                                             244,375            220,873             181,318
        Net amortization on investments                                     512,067            617,085             883,662
        Deferred income taxes                                                (7,000)           (18,600)            (34,000)
        Loan origination fees and costs deferred,
            net of current amortization                                      46,139             51,455              88,252
        Gain on sale of real estate                                          (8,531)
     Changes in:
        Accrued interest receivable                                        (214,430)           139,276              67,529
        Prepaid expenses and other assets                                   (81,231)           (46,129)           (122,701)
        Accrued interest payable on deposits                                 (9,554)             8,614             (23,630)
        Advances by borrowers for taxes and
            insurance                                                        17,210             16,306             (44,356)
        Accrued expenses and other liabilities                              194,613            (81,382)            186,868
        Taxes payable                                                       242,040            129,578            (246,136)
                                                                    -------------------------------------------------------

     Net cash provided by operating activities                            4,938,406          5,078,264           4,830,277
                                                                    -------------------------------------------------------

INVESTING ACTIVITIES:
     Net (increase) decrease in interest-bearing
        deposits with banks                                              (5,587,822)           356,376           2,562,236
     Proceeds from maturities of certificates
        of deposit                                                        7,000,000                              2,200,000
     Purchases of certificates of deposit                                (7,000,000)
     Proceeds from maturities of securities                              11,700,000         11,000,000           6,050,000
     Proceeds from sales of securities                                                                          13,933,984
     Loss on sale of securities                                                                                    318,948
     Purchases of securities                                            (31,251,432)                           (13,000,000)
     Principal repayments on mortgage-backed
        securities                                                        1,670,878          1,487,573           1,339,074
     Proceeds from sale of real estate                                      102,000
     Loan originations, net of repayments and net fees                  (14,940,293)       (17,704,972)        (17,086,307)
     Purchases of premises and equipment                                    (43,014)           (74,326)            (49,486)
     Improvement costs on real estate                                        (6,196)
                                                                    -------------------------------------------------------

     Net cash used in investing activities                              (38,355,879)        (4,935,349)         (3,731,551)
                                                                    -------------------------------------------------------


--------------------------------------------------------------------------------
                                      20
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             CONSOLIDATED STATEMENTS
                                  OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                    Years ended June 30,

                                                                          1997               1996               1995
                                                                   ------------------------------------------------------
FINANCING ACTIVITIES:
     Net increase in deposits                                         $16,892,550         $ 4,343,882          $ 881,400
     Net increase (decrease) in borrowed funds                         19,578,048            (120,928)          (105,120)
     Net proceeds from exercise of stock options                           65,019
     Repurchases of common stock                                       (1,395,532)
     Cash dividends paid                                               (2,926,437)         (2,500,773)        (1,703,136)
                                                                   ------------------------------------------------------

Net cash provided by (used in) financing activities                    32,213,648           1,722,181           (926,856)
                                                                   ------------------------------------------------------

INCREASE (DECREASE) IN CASH
     AND DUE FROM BANKS                                                (1,203,825)          1,865,096            171,870

CASH AND DUE FROM BANKS,
     BEGINNING OF YEAR                                                  4,005,247           2,140,151          1,968,281
                                                                   ------------------------------------------------------

CASH AND DUE FROM BANKS,
     END OF YEAR                                                      $ 2,801,422         $ 4,005,247        $ 2,140,151
                                                                   ------------------------------------------------------


SUPPLEMENTAL DISCLOSURES:
-------------------------
     Cash paid for:
        Interest on deposits                                          $ 9,505,683         $ 9,173,644        $ 8,023,430
        Interest on borrowed funds                                        208,888              51,952            142,423
        Income taxes                                                    1,963,036           1,971,500          2,228,136

     Noncash transactions:
        Transfers from loans to foreclosed real estate                     87,273

See notes to consolidated financial statements.


--------------------------------------------------------------------------------
                                      21
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

       Significant Accounting Policies - The significant accounting policies of First Savings are summarized below:

       a. Cash Equivalents - For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance-sheet caption "cash and due from banks."

       b. Investments in Securities - First Savings' investments in securities are classified in two categories and accounted for as follows:

          . Securities to be Held to Maturity - Bonds, notes and debentures for which First Savings has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

          . Securities Available for Sale - Securities available for sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as securities to be held to maturity.

          Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are considered to be other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses.

          Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized.

          Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

       c. Loans Receivable - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances, less the allowance for loan losses and net deferred loan-origination fees and discounts.

          Interest on loans is recorded as borrowers' monthly payments become due. Accrual of interest on past due loans is discontinued after 90 days.

          The Bank defers loan origination fees net of certain direct loan origination costs. Such net fees and costs are recognized as an adjustment to yield over the lives of the related loans.

          The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged off against the allowance when management believes that collectibility is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into account such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. While management uses the best information available to make evaluations, future adjustments may be necessary if economic or other conditions differ substantially from the assumptions used.

--------------------------------------------------------------------------------
                                      22
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

          Effective July 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of A Loan ("SFAS 114"), and Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of A Loan - Income Recognition and Disclosures ("SFAS 118"). SFAS 114 requires that the carrying value of an impaired loan be based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. Under SFAS 114, a loan is considered impaired when, based on current information, it is probable that the borrower will be unable to pay contractual interest or principal payments as scheduled in the loan agreement. SFAS 114 applies to all loans except one-to-four family residential mortgage loans and small balance homogeneous consumer loans that are collectively evaluated for impairment. The Bank does not currently have any loans which are considered to be impaired.

          Adoption of the new standard had no impact on the level of the overall allowance for loan losses or on operating results and does not affect the Bank' policies regarding write-offs, recoveries, or income recognition.

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

       h. Earnings Per Common Share - Earnings per common share is calculated by dividing net income by the weighted-average number of common and common equivalent shares outstanding. Common stock equivalents consist of stock options. In determining the number of common stock equivalent shares outstanding, the number of shares issuable upon exercise of stock options has been reduced by the number of common shares assumed purchased with the proceeds from the assumed exercise of the options.

       i. Cash Dividends - On June 13, 1997, First Savings declared a $0.20 per share cash dividend to shareholders of record on June 30, 1997, payable on July 18, 1997.

       j. Use of Estimates - The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

       k. Reclassifications - Certain consolidated financial statement amounts for 1996 and 1995 have been reclassified to conform to the 1997 presentation.

--------------------------------------------------------------------------------
                                      23
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

2.     SECURITIES

       The carrying amounts and fair values of First Savings' securities at June 30 are summarized as follows:

                                                         -----------------------------------------------------------------
                                                                              Gross           Gross
                                                             Amortized     Unrealized      Unrealized           Market
                                                               Cost           Gains          Losses              Value
                                                         -----------------------------------------------------------------
Available for sale:
     June 30, 1997:
        U.S. government and agency securities                $78,880,744      $ 565,687       $ 164,068       $79,282,363
        N.C. state and municipal obligations                     950,000         24,681                           974,681
        Federal Home Loan Bank stock                           1,929,600                                        1,929,600
                                                         -----------------------------------------------------------------

            Total                                            $81,760,344      $ 590,368       $ 164,068       $82,186,644
                                                         =================================================================

To be held to maturity:
     June 30, 1997:
        Mortgage-backed pass-through securities              $ 6,572,162       $ 99,934                       $ 6,672,096
                                                         =================================================================

Available for sale
     June 30, 1996:
        U.S. government and agency securities               $ 63,919,361      $ 511,634       $ 541,788      $ 63,889,207
        N.C. state and municipal obligations                   2,149,700         30,041                         2,179,741
        Federal Home Loan Bank stock                           1,929,600                                        1,929,600
                                                         -----------------------------------------------------------------

        Total                                               $ 67,998,661      $ 541,675       $ 541,788      $ 67,998,548
                                                         =================================================================

To be held to maturity:
     June 30, 1996:
        Mortgage-backed pass-through securities              $ 2,965,356       $ 59,450         $ 8,861       $ 3,015,945
                                                         =================================================================


There were no sales of securities for the years ended June 30, 1997 and 1996. During the year ended June 30, 1995, proceeds from sales of available for sale securities aggregated $13,934,000, with resultant gross losses of $319,000 realized.

--------------------------------------------------------------------------------
                                      24
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

       The scheduled maturities of securities at June 30, 1997 are summarized as follows:

                                                                   Securities                      Securities to be
                                                               Available for Sale                  Held to Maturity
                                                         -------------------------------    -------------------------------
                                                           Amortized         Fair              Amortized         Fair
                                                              Cost           Value               Cost           Value
                                                         ------------------------------------------------------------------
Due in one year or less                                    $ 15,499,731    $ 15,530,070         $              $
Due after one year
     through five years                                      45,375,256      45,696,060
Due after five years
     through ten years                                       14,887,088      14,938,014
Due after ten years                                           5,998,269       6,022,500
                                                         ------------------------------------------------------------------
                                                             81,760,344      82,186,644
Mortgage-backed
     pass-through securities                                                                    $ 6,572,162    $ 6,672,096
                                                         ------------------------------------------------------------------

Total                                                      $ 81,760,344    $ 82,186,644         $ 6,572,162    $ 6,672,096
                                                         ==================================================================

       Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

       At June 30, 1997, securities available for sale totaling $725,000 and $6,350,000 were pledged to secure public and private deposits, respectively.

--------------------------------------------------------------------------------
                                      25
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

3.     LOANS RECEIVABLE

       The loan portfolio at June 30 consists of the various types of loans made principally to borrowers located in Moore County, North Carolina, and are classified by major type as follows:

                                                                                           1997                  1996
                                                                                   ----------------------------------------
Mortgage loans:
     First mortgage loans                                                              $ 187,293,870         $ 170,689,607
     First mortgage loan participations                                                    2,268,368             4,465,056
     Property improvement loans                                                                2,239                 4,218
     Equity line loans                                                                     8,360,529             5,602,399
                                                                                   ----------------------------------------
                                                                                         197,925,006           180,761,280
                                                                                   ----------------------------------------
Less:
     Loans in process                                                                      7,007,956             3,959,237
     Net deferred loan fees                                                                  555,148               509,009
                                                                                   ----------------------------------------

Total mortgage loans                                                                     190,361,902           176,293,034
                                                                                   ----------------------------------------

Savings account loans                                                                        908,515               874,669
Installment loans                                                                            620,742               351,463
Credit card loans                                                                            950,637               520,301
                                                                                   ----------------------------------------

Total mortgage and other loans                                                           192,841,796           178,039,467

Less allowance for loan losses                                                               604,187               608,739
                                                                                   ----------------------------------------

Loans receivable, net                                                                  $ 192,237,609         $ 177,430,728
                                                                                   ========================================

       In the normal course of business, the Bank has made mortgage loan commitments of approximately $10,175,000 and $5,242,000 and equity line loans of approximately $11,069,000 and $8,336,000, at June 30, 1997 and 1996, respectively, and credit card loans of approximately $3,077,000 and $2,380,000 at June 30, 1997 and 1996, respectively. Such loan commitments are not reflected in the financial statements and are divided between variable and fixed rates by approximately 77% and 23%, respectively. All unused equity line loans and credit card loans are variable rate loans. Bank management does not anticipate any material loss as a result of these transactions.

--------------------------------------------------------------------------------
                                      26
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

       At June 30, 1997, the composition of loans by fixed and adjustable rates was as follows:


                                                Fixed Rate                          Adjustable Rate
                                    ------------------------------------  -------------------------------------
                                        Term to            Book Value         Term to            Book Value
                                        Maturity         (in thousand's)     Adjustment       (in thousand's)
                                    ------------------------------------  -------------------------------------
                                      1 mo. - 1 yr.         $ 1,229          1 mo. - 1 yr.        $ 46,006
                                      1 yr. - 3 yr.           1,580          1 yr. - 3 yr.          54,565
                                      3 yr. - 5 yr.           3,069          3 yr. - 5 yr.          12,436
                                      5 yr. - 10 yr.         10,917          5 yr. - 10 yr.         32,049
                                     10 yr. - 20 yr.         26,783         10 yr. - 20 yr.          4,208
                                                        ---------------                      -----------------
                                               Total        $43,578              Total           $ 149,264
                                                        ===============                      =================


The adjustable rate mortgage loans have interest rate adjustment limitations and are generally indexed to the weekly average yield on United States Treasury securities adjusted to a constant maturity one-year, three-year, or five-year as made available by the Federal Reserve Board. Future market factors may affect the correlation of the interest rate adjustment with the rates the Bank pays on the short-term deposits that primarily have been utilized to fund these loans.

The Bank, through its normal lending activity, originates and maintains loans which are substantially concentrated in Moore County, North Carolina.

At June 30, 1997 and 1996, loans to directors and officers were approximately $776,000 and $701,000, respectively. Such loans are made on the same terms as those offered to other customers.

The Bank's lending policy calls for collateral or other forms of repayment assurance to be received from the borrower at the time of loan origination. Such collateral or other form of repayment assurance is subject to changes in economic value due to various factors beyond the control of the Bank and such changes could be significant.

The Bank is subject to numerous lending-related regulations. For example, the Bank may not make real estate loans to one borrower in excess of 15% of its unimpaired capital and surplus except for loans not to exceed $500,000. This 15% limitation results in a dollar limitation of approximately $10,079,000 at June 30, 1997. The Bank was in compliance with the limitation as of June 30, 1997.

Changes in the allowance for loan losses for the years ended June 30 are summarized as follows:

                                                   1997                1996               1995
                                                 -------------------------------------------------
Balance at beginning of year                     $ 608,739           $ 608,739          $ 608,924
Provision for loan losses
Charge-offs                                         (4,552)                                (4,185)
Recoveries                                                                                  4,000
                                                 -------------------------------------------------

Balance at end of year                           $ 604,187           $ 608,739          $ 608,739
                                                 =================================================


In conformity with SFAS 114, as amended by SFAS 118, none of the Bank's loans are considered to be impaired.


--------------------------------------------------------------------------------
                                      27
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


4.     ACCRUED INTEREST RECEIVABLE

       Accrued interest receivable at June 30 is summarized as follows:

                                                                                               1997               1996
                                                                                           -------------------------------
Loans receivable                                                                           $   145,185        $    64,911
Mortgage-backed securities                                                                      80,503             69,078
Securities                                                                                   1,575,903          1,453,267
Other                                                                                           34,878             34,783
                                                                                           -------------------------------

Total                                                                                      $ 1,836,469        $ 1,622,039
                                                                                           ===============================


5.     PREMISES AND EQUIPMENT

       Premises and equipment at June 30, which are stated at cost, are summarized as follows:

                                                                                              1997                1996
                                                                                           --------------------------------
Land                                                                                       $   379,306         $   379,306
Office buildings and improvements                                                            2,233,113           2,219,991
Furniture, fixtures and equipment                                                              645,140             646,013
Motor vehicles                                                                                  39,838              39,838
                                                                                           --------------------------------

Total                                                                                        3,297,397           3,285,148

Less allowance for depreciation                                                              1,329,707           1,266,437
                                                                                           --------------------------------

Premises and equipment, net                                                                $ 1,967,690         $ 2,018,711
                                                                                           ================================

6.     DEPOSITS

       Deposits at June 30 are summarized as follows:

                                                                         1997                 1996
                                                                     ----------------------------------
NOW accounts                                                         $ 19,776,505        $  17,432,528
Money market deposits                                                  41,668,099           40,638,693
Passbook savings                                                       13,070,907            9,998,601
Certificates of deposit                                               129,801,263          119,354,402
                                                                     ----------------------------------

     Total                                                           $204,316,774        $ 187,424,224
                                                                     ==================================

--------------------------------------------------------------------------------
                                      28
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $25,465,000 and $22,176,000 in 1997 and 1996, respectively.

At June 30, 1997, the scheduled maturities of certificates of deposit are as follows:



                                                                                                           (In thousand's)
                                                                                                  1998       $  99,365
                                                                                                  1999          24,970
                                                                                                  2000           2,412
                                                                                   2001 and thereafter           3,054
                                                                                                             ----------
                                                                                                             $ 129,801
                                                                                                             ----------



       Included in deposits are noninterest-bearing balances totaling $1,556,535 and $242,446 as of June 30, 1997 and 1996, respectively.


7.     BORROWED FUNDS

       Borrowed funds at June 30, 1997 consist of advances from the Federal Home Loan Bank (FHLB). These advances, with weighted average rates, are as follows:

            6.08% due on or before June 30, 1998       $15,000,000
            6.74% due on or before June 30, 1998         5,000,000
                                                       -----------
                                                       $20,000,000
                                                       ===========

       The above advances have been made against a $30.0 million line of credit secured by a blanket floating lien on the Bank's one-to-four family residential mortgage loans.

       Borrowed funds at June 30, 1996 consist of a note payable to a third party lender for purchase of shares by the Bank's Employee Stock Ownership Plan (ESOP). In January of 1997, First Savings purchased the ESOP note payable from the third party lender with the terms remaining substantially unchanged. The note is not guaranteed by the Bank.


8.     INTEREST RATE RISK

       First Savings is engaged principally in providing first mortgage loans to individuals and commercial enterprises. At June 30, 1997, First Savings' interest-earning assets consisted of assets that earn interest at both fixed and adjustable rates. Those assets were funded primarily with short-term liabilities that have interest rates that vary with market rates over time.

       At June 30, 1997, First Savings had interest-earning assets of $287,475,099 having a weighted-average effective yield of 7.64% and interest-bearing liabilities of $222,760,239 having a weighted-average effective interest rate of 4.82%.

--------------------------------------------------------------------------------
                                      29
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


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

       The components of income tax expense for the years ended June 30 are summarized as follows:


                                                                         1997                 1996                 1995
                                                                      ------------------------------------------------------
Current tax provision                                                 $ 2,162,000          $ 2,103,600          $ 1,914,000
Deferred tax provision                                                     (7,000)             (18,600)              34,000
                                                                      ------------------------------------------------------

     Total                                                            $ 2,155,000          $ 2,085,000          $ 1,948,000
                                                                      ------------------------------------------------------



A reconciliation of income taxes computed for the years ended June 30, at the statutory federal income tax rate (34%), to the provision for income taxes is as follows:

                                                                         1997                 1996                 1995
                                                                      ------------------------------------------------------
Income taxes at the statutory                                         $ 2,061,642          $ 2,041,957          $ 1,945,049
     federal rate
Increases (decreases) resulting from:
        Tax exempt interest - net                                         (10,833)             (29,091)             (31,172)
        State income taxes - net of federal benefit                       101,319               70,150               30,492
Other, net                                                                  2,872                1,984                3,631
                                                                      ------------------------------------------------------

Income tax expense                                                    $ 2,155,000          $ 2,085,000          $ 1,948,000
                                                                      ======================================================

--------------------------------------------------------------------------------
                                      30
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Deferred taxes arising from each type of temporary difference at June 30 are summarized as follows:



                                                                                               1997                 1996
                                                                                             -------------------------------
Deferred tax assets:
     Deferred tax assets relating to loan fees and costs                                     $ 218,176            $ 198,913
     Unrealized loss on securities available for sale                                                                    39
                                                                                             -------------------------------

Total                                                                                          218,176              198,952
                                                                                             -------------------------------

Deferred tax liabilities:
     Federal Home Loan Bank stock dividends                                                    329,029              329,029
     Depreciation                                                                              222,663              210,400
     Bad debt reserve                                                                          289,980              289,980
     Unrealized gain on securities available for sale                                          144,942
                                                                                             -------------------------------

Total                                                                                          986,614              829,409
                                                                                             -------------------------------

Net deferred tax liability                                                                   $ 768,438            $ 630,457
                                                                                             ===============================

       Retained earnings at June 30, 1997 includes approximately $5,300,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

       During 1996, Congress enacted certain tax legislation that exempted thrift institutions from being taxed on these pre-1987 bad debt reserves. Further, the use of the reserve method is now required for all thrifts. The Bank will be recapturing $1,300,000 of its tax bad debt reserve created subsequent to 1986 by using the percentage of taxable income method, requiring payment of additional income taxes of approximately $500,000. Deferred income taxes have been previously established for the taxes arising from the reserve recapture, and thus the ultimate payment of the taxes will not result in a charge to earnings.

10.    SHAREHOLDERS' EQUITY

       Federal banking regulations require that bank holding companies and their bank subsidiaries meet various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First Savings' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Savings must meet specific capital guidelines that involve quantitative measures of First Savings' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. First Savings' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require First Savings to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets.

       As of May 10, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the category.

--------------------------------------------------------------------------------
                                      31
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

       Actual capital amounts and ratios for First Savings and the Bank are presented in the table below:

                                                                                                                   To Be Well
                                                                                                               Capitalized Under
                                                                                       For Capital             Prompt Corrective
                                                               Actual               Adequacy Purposes          Action Provisions
                                                       -------------------------------------------------------------------------
                                                           Amount       Ratio     Amount         Ratio       Amount      Ratio
                                                       -------------------------------------------------------------------------
As of June 30, 1997

     Total Capital (to Risk Weighted Assets):
                                                                                             greater than
                                                                                             or equal to
        Consolidated                                     $ 67,517,761  52.15%  $ 10,358,080      8.0%              N/A       N/A
                                                                                             greater than              greater than
                                                                                             or equal to               or equal to
        First Savings Bank of Moore Co., Inc., SSB       $ 49,692,461  38.38%  $ 10,356,880      8.0%     $ 12,946,100     10.0%

     Tier 1 Capital (to Risk Weighted Assets):
                                                                                             greater than
                                                                                             or equal to
        Consolidated                                     $ 66,913,574  51.68%   $ 5,179,040      4.0%              N/A       N/A
                                                                                             greater than              greater than
                                                                                             or equal to               or equal to
        First Savings Bank of Moore Co., Inc., SSB       $ 49,088,274  37.92%   $ 5,178,440      4.0%      $ 7,767,660      6.0%

     Tier 1 Capital (to Average Assets):
                                                                                             greater than
                                                                                             or equal to
        Consolidated                                     $ 66,913,574  24.71%  $ 10,927,600      4.0%              N/A       N/A
                                                                                             greater than              greater than
                                                                                             or equal to               or equal to
        First Savings Bank of Moore Co., Inc., SSB       $ 49,088,274  19.08%  $ 10,290,120      4.0%     $ 12,862,650      5.0%


As of  June 30, 1996

     Total Capital (to Risk Weighted Assets):
                                                                                             greater than
                                                                                             or equal to
        Consolidated                                     $ 66,811,477  60.57%   $ 8,904,800      8.0%              N/A       N/A
                                                                                             greater than              greater than
                                                                                             or equal to               or equal to
        First Savings Bank of Moore Co., Inc., SSB       $ 55,931,035  50.88%   $ 8,889,760      8.0%     $ 11,112,200     10.0%

     Tier 1 Capital (to Risk Weighted Assets):
                                                                                             greater than
                                                                                             or equal to
        Consolidated                                     $ 66,811,553  60.02%   $ 4,452,400      4.0%              N/A       N/A
                                                                                             greater than              greater than
                                                                                             or equal to               or equal to
        First Savings Bank of Moore Co., Inc., SSB       $ 55,926,428  50.33%   $ 4,444,880      4.0%      $ 6,667,320      6.0%

     Tier 1 Capital (to Average Assets):
                                                                                             greater than
                                                                                             or equal to
        Consolidated                                     $ 66,811,553  26.13%  $ 10,228,360      4.0%              N/A       N/A
                                                                                             greater than              greater than
                                                                                             or equal to               or equal to
        First Savings Bank of Moore Co., Inc., SSB       $ 55,926,428  22.66%   $ 9,870,360      4.0%     $ 12,337,950      5.0%

       In addition to federal regulatory requirements, the Bank is subject to a North Carolina savings bank capital requirement of at least 5% of total assets. At June 30, 1997 and 1996, the Bank's capital ratio under the North Carolina requirement was 17.54% and 22.70%, respectively.

       At June 30, 1997 and 1996, First Savings and the Bank exceeded all capital requirements.

       The Bank is also subject to restrictions on dividends. For the year ended June 30, 1997, the Bank could not declare cash dividends payable to the parent company in excess of one-half of its prior year's net income ($1,838,919) without prior approval from the Administrator of the Savings Institution Division, North Carolina Department of Commerce.

       During the year ended June 30, 1997, First Savings repurchased and retired 76,500 shares of its common stock in accordance with a stock repurchase plan. At June 30, 1997, First Savings is authorized to purchase 297,900 additional shares under the plan.

--------------------------------------------------------------------------------
                                      32
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

11.    COMPENSATION PLANS

       First Savings maintains an employee profit sharing plan covering all eligible employees. Contributions to the plan for the years ended June 30, 1997, 1996 and 1995 were $97,539, $93,402 and $80,944, respectively.

       Upon the Bank's conversion to stock form, the First Savings Bank of Moore County, Inc., SSB Employee Stock Ownership Plan ("ESOP") became effective. As part of the conversion, the ESOP borrowed $648,000 and the Bank contributed $72,000 in order to purchase 72,000 shares at $10 per share of common stock issued in the conversion. (See Note 7). The ESOP note payable is to be paid over a period not to exceed ten years, principally from the Bank's discretionary contributions to the ESOP. Dividends paid on shares held by the ESOP may also be used to reduce the note. ESOP expense of $244,375, $220,873 and $181,318, has been incurred during the years ended June 30, 1997, 1996 and 1995, respectively, including $115,925, $99,945 and $76,198, respectively, which represents the difference between the fair market value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP. These amounts have been credited to common stock and charged to compensation expense in accordance with the provisions of AICPA Statement of Position 93-6.

       First Savings has also adopted an Employee Stock Option Plan ("Employee Plan") for officers and a Nonqualified Stock Option Plan for Directors (the "Directors Plan") for nonemployee directors. The options have an original term of ten years. The option exercise price is the market price of the common stock on the date the option is granted. During the year ended June 30, 1994, 270,000 and 360,000 options were granted under the Employee Plan and Directors Plan, respectively, at an exercise price of $10 per share. Under the Employee Plan, participants may exercise options by exchanging, at fair value, shares of common stock which they already own. At June 30, 1996, options for 90,000 shares of common stock were reserved for future issuance for the Employee Plan. As of June 30, 1997, 16,811 options have been exercised under the Employee Plan. No options had been exercised under the Directors' Plan as of June 30, 1997.

12.    LEASES

       Rentals under a long-term operating lease for First Savings' branch office building in Pinehurst totaled $9,000 for each of the years ended June 30, 1997, 1996 and 1995. The lease, which has a term of 15 years, contains an escalation provision for a $100 per month increase at the end of five and ten years.

       At June 30, 1997, the minimum rental commitments required under this noncancelable lease are as follows:

       Year Ending
       1998                                $      9,300
       1999                                      10,200
       2000                                      10,200
       2001                                      10,200
       2002                                      10,200
       Thereafter                                 7,650
                                           -------------

       Total                               $     57,750
                                           =============

--------------------------------------------------------------------------------
                                      33
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

       The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value.

       Cash and Due From Banks and Interest Bearing Deposits With Banks
       ----------------------------------------------------------------

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

       Borrowed Funds
       --------------

       The carrying amount is a reasonable estimate of fair value.

--------------------------------------------------------------------------------
                                      34
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

       The estimated fair values of the Bank's financial instruments at June 30 are as follows:

                                                             1997                                      1996
                                           --------------------------------------------------------------------------------
                                                 Carrying               Fair               Carrying               Fair
                                                  Amount               Value                Amount               Value
                                           --------------------------------------------------------------------------------
        Financial assets:
            Cash and due from banks and
                interest bearing deposits       $ 9,102,219          $ 9,102,219          $ 4,718,222          $ 4,718,222
            Securities                           88,758,806           88,858,740           70,963,904           71,014,493
            Loans receivable                    192,237,609          195,970,477          177,430,728          172,874,050
                                           --------------------------------------------------------------------------------
                                               $290,098,634         $293,931,436        $ 253,112,854        $ 248,606,765
                                           ================================================================================

        Financial liabilities:
            Deposits                           $204,316,774         $203,716,128        $ 187,424,224        $ 185,002,489
            Borrowed funds                       20,000,000           20,000,000              421,952              421,952
                                           --------------------------------------------------------------------------------
                                               $224,316,774         $223,716,128        $ 187,846,176        $ 185,424,441
                                           ================================================================================

       The fair value estimates presented herein are based on pertinent information available to management at June 30, 1997 and 1996, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been significantly revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

--------------------------------------------------------------------------------
                                      35
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

14.    QUARTERLY FINANCIAL DATA (UNAUDITED)

       Quarterly operating data for the years ended June 30 is summarized as follows:

                                           First          Second            Third           Fourth
                                          Quarter         Quarter          Quarter          Quarter
                                     ----------------------------------------------------------------
                                                     (In thousands, except per share)
1997
Total interest and dividend income     $     4,796    $      4,863     $      4,953     $      5,446
Total interest expense                       2,311           2,369            2,377            2,725
                                     ----------------------------------------------------------------
Net interest income                          2,485           2,494            2,576            2,721
Provision for loan losses
                                     ----------------------------------------------------------------
Net interest income after
     provision for loan losses               2,485           2,494            2,576            2,721
Other expense, net                           2,010 *           737              756              709
                                     ----------------------------------------------------------------
Income before income taxes                     475           1,757            1,820            2,012
Income tax expense                             173             586              656              740
                                     ----------------------------------------------------------------
Net income                             $       302    $      1,171     $      1,164     $      1,272
                                     ================================================================
Net earnings per share                 $      0.08    $       0.30     $       0.29     $       0.32
                                     ================================================================
Weighted average shares outstanding      3,974,368       3,948,720        3,961,840        3,976,525
                                     ================================================================

1996
Total interest and dividend income     $     4,588    $      4,645     $      4,643     $      4,674
Total interest expense                       2,330           2,343            2,283            2,259
                                     ----------------------------------------------------------------
Net interest income                          2,258           2,302            2,360            2,415
Provision for loan losses
                                     ----------------------------------------------------------------
Net interest income after
     provision for loan losses               2,258           2,302            2,360            2,415
Other expense, net                             818             809              858              844
                                     ----------------------------------------------------------------
Income before income taxes                   1,440           1,493            1,502            1,571
Income tax expense                             493             518              522              552
                                     ----------------------------------------------------------------
Net income                             $       947    $        975     $        980     $      1,019
                                     ================================================================
Net earnings per share                 $      0.24    $       0.24     $       0.25     $       0.26
                                     ================================================================
Weighted average shares outstanding      3,984,527       3,991,870        3,978,248        3,993,834
                                     ================================================================

*Includes nonrecurring charge associated with the SAIF assessment.

--------------------------------------------------------------------------------
                                      36
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

15.    PARENT COMPANY FINANCIAL INFORMATION

       Condensed financial information of First Savings Bancorp, Inc., the parent company, at June 30, 1997 and 1996 and for the year ended June 30, 1997 and the period November 1, 1995 to June 30, 1996 is presented below:

                                                         1997              1996
                                                   -----------------------------------
Assets

     Interest bearing deposits with subsidiary       $   7,481,196     $   1,320,670
     Securities at market value                         10,246,855        10,274,500
     Investment in subsidiary                           49,322,904        55,931,035
     Other assets                                          653,180           342,769
                                                   ----------------  ----------------
     Total assets                                    $  67,704,135     $  67,868,974
                                                   ================  ================

Liabilities and Shareholders' Equity
     Accrued expenses and other liabilities          $     509,203     $   1,057,588
     Shareholders' equity                               67,194,932        66,811,386
                                                   ----------------  ----------------
     Total liabilities and shareholders' equity      $  67,704,135     $  67,868,974
                                                   ================  ================

Condensed Statement of Income
     Interest on securities                          $     670,595     $     383,227
     Earnings of subsidiary                              3,538,555         2,419,456
                                                   ----------------  ----------------
                                                         4,209,150         2,802,683
     Other expenses                                        108,497            16,310
                                                   ----------------  ----------------
     Income before income tax                            4,100,653         2,786,373
     Income tax expense                                    192,000           124,000
                                                   ----------------  ----------------

     Net Income                                      $   3,908,653     $   2,662,373
                                                   ================  ================

For the year ended June 30, 1997, the Bank subsidiary paid cash dividends of $10,627,130 to the parent.

--------------------------------------------------------------------------------
                                      37
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              DIRECTORS, OFFICERS
                                      AND
                               OFFICE LOCATIONS
--------------------------------------------------------------------------------

                           FIRST SAVINGS BANCORP, INC.
                               BOARD OF DIRECTORS

                       J.E. Causey, Chairman of the Board
                          Causey Construction & Realty

William E. Samuels, President
Chief Executive Officer
First Savings Bank of Moore County, Inc., SSB

Joe Montesanti, Jr.
Retired Pharmacist

H. David Bruton, M.D.
Secretary of the Department of Health and Human Resources of North Carolina

Dr. W. Harrell Johnson
Retired Dentist

John F. Burns, Secretary/Treasurer
Executive Vice President
First Savings Bank of Moore County, Inc., SSB

H.A. Clayton
Retired Merchant

Thomas F. Phillips
Owner of Phillips Motor Company

Frank G. Hardister
President of Powell Funeral Home

--------------------------------------------------------------------------------
                              FIRST SAVINGS BANK
                                     STAFF
--------------------------------------------------------------------------------

                             Southern Pines Office
                         William E. Samuels, President
                    John F. Burns, Executive Vice President
                             & Secretary/Treasurer

                                Vice Presidents

                S. Allan Beck               Michael F. McMillan
                Timothy S. Maples               Donna B. Morgan
                                 Sherry B. Yow

                           Assistant Vice Presidents

                Carol F. Allred                   Wanda M. Ring
                Sandra G. Blake                  Joel H. Salmon

                                     Staff

                Tammy O. Barnett              Marian E. Lauffer
                Dianna B. Bullard           Caroline M. Lemmond
                Kimberly O. Hedrick              Betty K. Lomax
                Margaret V. Hightower        Angel J. McKeithan
                James C. Hinton                  Karen M. Riley
                Derinda F. Hobson             Barbara W. Ussery
                Betty S. Kramer                     Pam C. Wase

                               Pinehurst Office
                       Doris B. Andrews, Vice President
                   Teresa T. Cole, Assistant Vice President
                 Lynette F. Williams, Assistant Vice President
                                Nancy L. Howle
                              Deborah H. Williams

                                Carthage Office
                      Patricia W. Jackson, Vice President
                                Patsy M. Salmon
                               Carol M. Williams

                              Seven Lakes Office
                         Kim Y. Bailey, Vice President
                                Sherry S. Blake
                              Shirley M. Puckett
                               Paula M. Taggart

                            Pinecrest Plaza Office
                      William A. Roberts, Vice President
                  Patsy M. McDonald, Assistant Vice President
                               Susanna C. Hunley
                               Martha M. Lunday
                                Audra W. McLean

--------------------------------------------------------------------------------
                                      38
--------------------------------------------------------------------------------

                         [STAFF PICTURE APPEARS HERE]

--------------------------------------------------------------------------------
                                   CORPORATE
                                  INFORMATION
--------------------------------------------------------------------------------


                           Corporate Headquarters
                         First Savings Bancorp, Inc.
                            205 SE Broad Street
                             Post Office Box 1657
                   Southern Pines, North Carolina  28388
                               (910) 692-6222

                               Special Counsel
                          Brooks, Pierce, McLendon,
                        Humphrey & Leonard, LLP
                            230 North Elm Street
                         Post Office Box 26000
                     Greensboro, North Carolina  27420

                                Transfer Agent
                     Wachovia Bank of North Carolina, N.A.
                          Corporate Trust Department
                             Post Office Box 3001
                     Winston-Salem, North Carolina  27102
                                1-800-633-4236

                            Independent Accountants
                           Dixon, Odom & Co., L.L.P.
                               6 Turnberry Wood
                             Post Office Box 1655
                     Southern Pines, North Carolina  28387


                                   Form 10-K
                   Copies of the First Savings Bancorp, Inc.
           Form 10-K may be obtained by shareholders without charge
             by writing to Margaret V. Hightower at the Corporate
                             Headquarters address.


                            Additional Information
                  For additional information, please contact
                     John F. Burns, Timothy S. Maples, or
                              William E. Samuels
                                      at
                                (910) 692-6222.

                                Annual Meeting
                  The 1997 Annual Meeting of Shareholders of
                          First Savings Bancorp, Inc.
                              will be held at the
                      Holiday Inn, US#1, Southern Pines, NC on
                        October 30, 1997 at 10:00 a.m.
               All shareholders are cordially invited to attend.


--------------------------------------------------------------------------------
                                 CAPITAL STOCK
--------------------------------------------------------------------------------

First Savings' common stock is traded on the NASDAQ National Market System under the symbol "SOPN." As of June 30, 1997, there were 3,679,185 shares outstanding and 1,140 shareholders of record, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks. Payment of dividends by the Bank subsidiary to the holding company is subject to various restrictions. Under applicable banking regulations, the Bank may not declare a cash dividend if the effect thereof would be to reduce its net worth to an amount less than the minimum required by federal and state banking regulations. In addition, for a period of five years after the consummation of the Bank's stock conversion, which occurred on January 6, 1994, the Bank will be required to obtain prior written approval from the Administrator of the Savings Institutions Division, North Carolina Department of Commerce, before it can declare a cash dividend in an amount in excess of one-half the greater of (i) its net income for the most recent fiscal year or (ii) the average of its net income after dividends for the most recent fiscal year and not more than two of the immediately preceding fiscal years, as applicable.

--------------------------------------------------------------------------------
           Quarterly Common Stock Performance and Dividends Declared
                       For the Year Ended June 30, 1997

                                                                                              Dividends
                                                               Stock Price                Declared, Per Share
                                                        -------------------------      ------------------------
                                                            High         Low              Regular     Special
First Quarter Ending September 30                          $ 18.81      $ 16.75             $ 0.17      N/A
Second Quarter Ending December 31                          $ 19.00      $ 17.25             $ 0.17      N/A
Third Quarter Ending March 31                              $ 20.25      $ 17.88             $ 0.20      N/A
Fourth Quarter Ending June 30                              $ 24.50      $ 19.38             $ 0.20      N/A

                        For the Year Ended June 30, 1996
First Quarter Ending September 30                          $ 19.75      $ 17.50             $ 0.12      N/A
Second Quarter Ending December 31                          $ 20.25      $ 17.25             $ 0.12      N/A
Third Quarter Ending March 31                              $ 19.25      $ 17.50             $ 0.15      N/A
Fourth Quarter Ending June 30                              $ 19.25      $ 17.50             $ 0.15   $ 0.10

--------------------------------------------------------------------------------

This annual report has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.



--------------------------------------------------------------------------------
                                      40
--------------------------------------------------------------------------------