Form 10-K405, Exhibit 13
period 1998-06-30
FIRST SAVINGS BANCORP INC
filed 1998-09-25
CIK 912836

                               FIVE YEAR SUMMARY

                                                                    At June 30,
                                                 ------------------------------------------------
                                                   1998      1997      1996      1995      1994
                                                 --------  --------  --------  --------  --------
                                                               (Dollars in thousands)
FINANCIAL CONDITION DATA:
Balance of:
 Assets                                          $304,168  $294,217  $256,986  $251,787  $248,202
 Loans receivable, net                            208,094   192,238   177,431   159,777   142,779
 Mortgage-backed securities                         9,737     6,572     2,965     4,484     5,872
 Securities                                        74,662    82,187    67,999    81,372    93,554
 Deposits                                         211,925   204,317   187,424   183,080   182,199
 Borrowed funds                                    20,000    20,000       422       543       648
 Shareholders' equity                              69,521    67,195    66,811    65,511    63,294

                                                            For the Years Ended June 30,
                                                 ------------------------------------------------
                                                   1998      1997      1996      1995      1994
                                                 --------  --------  --------  --------  --------
                                                   (Dollars in thousands, except per share data)
OPERATING DATA:
 Interest and dividend income                    $ 22,543  $ 20,058  $ 18,550  $ 17,438  $ 16,658
 Interest expense                                  11,083     9,782     9,215     8,140     8,102
                                                 --------  --------  --------  --------  --------
 Net interest income                               11,460    10,276     9,335     9,298     8,556
 Provision for loan losses                              -         -         -         -         -
                                                 --------  --------  --------  --------  --------
 Net interest income after provision for
  loan losses                                      11,460    10,276     9,335     9,298     8,556
 Non-interest income                                  616       425       364         7       379
 General and administrative expenses                3,758     4,637     3,693     3,584     5,693
                                                 --------  --------  --------  --------  --------
 Income before income taxes                         8,318     6,064     6,006     5,721     3,242
 Income tax expense                                 3,060     2,155     2,085     1,948     1,066
                                                 --------  --------  --------  --------  --------
 Net income                                      $  5,258  $  3,909  $  3,921  $  3,773  $  2,176
                                                 ========  ========  ========  ========  ========
Per common share data:
 Net income, basic                               $   1.42  $   1.05  $   1.05  $   1.01  $   0.10 *
                                                 ========  ========  ========  ========  ========
 Net income, diluted                             $   1.30  $   0.98  $   0.98  $   0.95  $   0.10 *
                                                 ========  ========  ========  ========  ========
 Cash dividends                                  $   0.94  $   0.74  $   0.64  $   0.60  $   0.15
                                                 ========  ========  ========  ========  ========

* Presented for the period from stock conversion through June 30, 1994.


                           GROWTH WITH MOORE COUNTRY

                                           ABOUT OUR COVER...

                           As this report reflects, First Savings is enjoying
                      robust growth. So is Moore County and, without question, we are a beneficiary of the vibrant, dynamic markets we serve.
     PHOTO
                           Our cover indicates that Moore County's population
                      has doubled in the last thirty years. First Savings' assets have doubled in the last eleven. As we look ahead, we see a continuation - indeed an acceleration - in the county's growth and quality of life trends, and consequently increased opportunities for us to reward you, our valued shareholders, for your continuing support.

                           JOHN F. BURNS, EXECUTIVE VICE PRESIDENT (STANDING), AND WILLIAM E. SAMUELS, PRESIDENT

                               TABLE OF CONTENTS

Financial Highlights....................................................       2

Chief Executive Officer's Message.......................................       3

Management's Discussion & Analysis......................................    4-17

Report of Independent Auditors..........................................      18

Consolidated Statements of Financial Condition..........................      19

Consolidated Statements of Income.......................................      20

Consolidated Statements of Shareholders' Equity.........................      21

Consolidated Statements of Cash Flows...................................   22-23

Notes to Consolidated Financial Statements..............................   24-38

Directors, Officers and Office Locations................................      39

Corporate Information...................................................      40

                             FINANCIAL HIGHLIGHTS

                                                     AT OR FOR THE TWELVE MONTHS ENDED
                                                                  JUNE 30,
                                                   ------------------------------------
SELECTED FINANCIAL DATA                               1998         1997         1996
                                                   ----------   ----------   ----------
Net income                                         $5,258,467   $3,908,653   $3,920,755

PER COMMON SHARE DATA

Net income
 Basic                                             $     1.42   $     1.05   $     1.05
 Diluted                                           $     1.30   $     0.98   $     0.98
Book value                                         $    18.73   $    18.26   $    17.85
Tangible book value                                $    18.73   $    18.26   $    17.85
Number of common shares outstanding                 3,710,820    3,679,185    3,744,000

AT YEAR END (THOUSANDS)

Assets                                             $  304,168   $  294,217   $  256,986
Deposits                                              211,925      204,317      187,424
Loans receivable, net                                 208,094      192,238      177,431
Shareholders' equity                                   69,521       67,195       66,811

RATIOS

Return on average assets                                 1.76%        1.45%        1.53%
Return on average assets *                                N/A         1.71%         N/A
Return on average equity                                 7.68%        5.85%        5.86%
Return on average equity *                                N/A         6.90%         N/A
Equity to total assets (year end)                       22.86%       22.84%       26.00%
Nonperforming assets to total assets                     0.18%        0.08%        0.05%
Allowance for loan losses to net loans                   0.29%        0.31%        0.34%
Dividends declared/earnings per share                   71.76%       75.51%       65.31%

* Excludes the nonrecurring charge associated with the special SAIF assessment in 1997.

                           CHIEF EXECUTIVE OFFICER'S
                                    MESSAGE


                                                              September 28, 1998

To Our Shareholders

I am pleased to report to you that First Savings experienced continued growth and record earnings for the year ended June 30, 1998. Excluding a nonrecurring SAIF assessment in fiscal 1997, net income increased 14%, from $4.6 million in fiscal 1997 to $5.3 million in fiscal 1998. Return on average assets for the year ended June 30, 1998 was exemplary at 1.76%. Key to the success of First Savings' profitability is our asset quality. As of June 30, 1998, nonperforming assets to total assets was .18%. During fiscal 1998, First Savings reached a new high for loan growth. Loan originations increased 17% and net loans increased 9% from $192.2 million in fiscal 1997 to $208.1 million in fiscal 1998.

Other areas of sustained growth for First Savings were in deposits and total assets. We are also particularly proud of our continuing dividend growth. During fiscal 1998, dividends on an annualized basis increased from $0.88 per share to $1.00 per share. As you can see, First Savings remains quite committed to a high level of performance.

In this pursuit, customer service has always been a primary interest at First Savings...and always will be. That is the reason we take so seriously the emerging issue of potential computer systems' problems involving the year 2000 that could impact virtually every business and household in America. With this in mind, your Board established a committee in July of 1997 to address potential year 2000 issues. This led to our development of a comprehensive plan of action that embraces all aspects of our operation.

This plan includes replacing all three of our existing Automatic Teller Machines with state-of-the-art Diebold equipment while adding a fourth ATM of similar capability at our Carthage office. All of our computer equipment, now seven years old, is being replaced to conform with year 2000 requirements. These activities will provide improved service to all of our valued customers which is consistent with our committee's goal for you to conduct all of your First Savings transactions with the same ease and confidence in the year 2000 that you do today.

Effective December 31, 1998, I shall retire as President and Chief Executive Officer of First Savings Bank. When making this decision, I agreed to remain with the bank on a part-time basis, involved in loan operations, special projects and in other ways as needed. I will also continue to serve as a member of your Board. My wife and I have a large family, including nine grandchildren, and I anticipate spending more time with them while pursuing other activities.

Upon my retirement, John F. Burns, Executive Vice President and Secretary of First Savings, will succeed me as President and Chief Executive Officer of First Savings. John has worked with me at the bank since 1972. He is a graduate of UNC-Chapel Hill and The Graduate School of Banking of the South, and is totally dedicated to First Savings. He is very capable of guiding First Savings into the new century.

I again encourage all of you to bank with First Savings. We now have over 3,000 shareholders. With your help, a dedicated Board of Directors and a highly trained and motivated staff, we can move First Savings to significantly greater heights.

Sincerely,


                                                   PHOTO HERE.

William E. Samuels
President and Chief Executive Officer


                                         William E. Samuels, President and Chief
                                         Executive Officer, with his grandson,
                                         William F. Giuseffi, First Savings'
                                         youngest shareholder.

                                 MANAGEMENT'S
                             DISCUSSION & ANALYSIS

INTRODUCTION

First Savings Bancorp, Inc. (First Savings Bancorp, Inc., and its subsidiary, First Savings Bank of Moore County, Inc., SSB, are collectively referred to as "First Savings") is a bank holding company organized under the laws of the state of North Carolina. First Savings Bank of Moore County, Inc., SSB (the "Bank") is a North Carolina chartered savings bank and its deposits are insured by the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC"). First Savings converted from a federally chartered savings bank to a North Carolina chartered savings bank on June 22, 1993, and effective January 6, 1994 converted to a capital stock institution.

First Savings' primary market area is Moore County, North Carolina. Moore County is home to several nationally recognized golf courses and is a popular tourist and convention destination. The famed Pinehurst Resort is located approximately three miles from Southern Pines. The Pinehurst Resort, founded in 1895, boasts eight championship golf courses, including Pinehurst No. 2 which is to be host of the 1999 U.S. Open. In addition, Moore County is a popular retirement community. As a result, the economy of Moore County is primarily service oriented. On June 30, 1998, First Savings had total assets of approximately $304.2 million, net loans of $208.1 million, deposits of approximately $211.9 million and shareholders' equity of $69.5 million.

First Savings is principally engaged in the business of attracting deposits from the general public and using such deposits and other funds to make real estate loans. On June 30, 1998, approximately 83.1% of First Savings' net loan portfolio was composed of one-to-four family residential real estate loans. Revenues of First Savings are derived primarily from interest on loans. First Savings also receives interest income from its securities, mortgage-backed securities and interest-bearing deposit balances. The major expenses of First Savings are interest on deposits and general and administrative expenses such as salaries, employee benefits, and branch occupancy and related expenses.


FINANCIAL CONDITION

This annual report to shareholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of First Savings that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in national, regional and local market conditions, legislative and regulatory conditions, and the interest rate environment.

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

Principal among First Savings' asset/liability management strategies has been
(1) the origination of adjustable-rate, single-family mortgage loans; (2) the origination of adjustable-rate home equity line of credit loans; (3) maintaining a short-term investment portfolio; and (4) attempting to lengthen deposit maturities. During fiscal year 1998, the Bank originated 629 mortgage loans totaling $64.7 million, of which $27.1 million were one, three or five-year adjustable-rate mortgages or home equity loans. At June 30, 1998, $170.9 million or 82.1% of the Bank's $208.1 million in total net loans had adjustable interest rates. Although earnings could still be affected negatively by a rapid and sustained increase in the level of interest rates, management believes assets and liabilities are structured to preserve net income during interest rate changes.

                                 MANAGEMENT'S
                             DISCUSSION & ANALYSIS

                                  MARKET RISK

Market risk is the risk of loss from adverse changes in market prices and rates. First Savings' market risk primarily stems from interest rate risk, the potential economic loss due to future changes in interest rates, which is inherent in lending and deposit gathering activities. First Savings' objective is to manage the mix of interest-sensitive assets and liabilities to moderate interest rate risk and stabilize the net interest margin while enhancing profitability.

THE FOLLOWING TABLE PROVIDES INFORMATION ABOUT FIRST SAVINGS' FINANCIAL INSTRUMENTS THAT ARE SENSITIVE TO CHANGES IN INTEREST RATES. ALL DOLLAR AMOUNTS IN THE TABLE ARE EXPRESSED IN THOUSANDS.

                                                              EXPECTED MATURITY DATE
                                    -------------------------------------------------------------
                                                MORE THAN      OVER       MORE THAN
                                     1 YEAR      1 YEAR       3 YEARS      5 YEARS     MORE THAN               FAIR
                                     OR LESS   TO 3 YEARS   TO 5 YEARS   TO 10 YEARS    10 YEARS    TOTAL     VALUE
                                    ---------  -----------  -----------  ------------  ----------  --------  --------
LOANS RECEIVABLE (A)
 Fixed Rate                         $    350      $ 1,649      $ 3,268       $12,356     $20,176   $ 37,799  $ 39,957
  Average interest rate                 8.86%        8.13%        8.49%         8.24%       8.49%
 Variable rate                      $ 48,457      $49,612      $21,805       $47,538     $ 3,479   $170,891  $168,137
  Average interest rate                 8.01%        7.70%        7.70%         7.82%       7.70%

INVESTMENT SECURITIES (B)
 Interest-earning deposits          $  3,991      $     -      $     -       $     -     $     -   $  3,991  $  3,991
  Average interest rate                 6.10%           -%           -%            -%          -%
 Securities available for sale      $ 26,249      $18,453      $ 3,002       $14,014     $11,014   $ 72,732  $ 72,732
  Average interest rate                 5.63%        6.61%        6.22%         6.74%       7.24%
 Securities held to maturity        $      -      $   167      $   173       $   148     $ 9,249   $  9,737  $  9,821
  Average interest rate                    -%        9.45%        8.94%         9.53%       7.33%
 Nonmarketable equity securities    $  1,930      $     -      $     -       $     -     $     -   $  1,930  $  1,930
  Average interest rate                 7.50%           -%           -%            -%          -%

DEBT OBLIGATIONS (C)
 Interest-bearing deposits          $173,854      $28,906      $ 6,051       $   302     $     -   $209,113  $208,013
  Average interest rate                 4.51%        5.58%        5.90%         6.00%          -%
 Borrowings                         $ 20,000            -            -             -           -   $ 20,000  $ 19,976
  Average interest rate                 6.25%           -%           -%            -%          -%

(A) For loans receivable, the table presents principal cash flows by fixed and adjustable rate. The table includes contractual maturities for fixed rate loans and adjustable rate loans are assumed to reprice at contractual repricing intervals. The table presents fair values at June 30, 1998 and weighted average interest rates by maturity dates.
(B) For investment securities, including securities available for sale, securities held to maturity, and nonmarketable equity securities, the table presents contractual maturities. Interest-earning deposits are due on demand financial instruments and are presented in the due in one year category. Nonmarketable equity securities, which consists of Federal Home Loan Bank stock, have no contractual maturity and are placed in the longest expected maturity date. The table presents fair values at June 30, 1998 and weighted average interest rates by maturity dates.
(C) For interest-bearing deposits and borrowings, the table presents principal cash flows and weighted average interest rates by expected maturity dates and fair values at June 30, 1998.

                                 MANAGEMENT'S
                             DISCUSSION & ANALYSIS

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

THE FOLLOWING GAP ANALYSIS TABLE SETS FORTH THE AMOUNTS OF INTEREST-EARNING ASSETS AND INTEREST-BEARING LIABILITIES OUTSTANDING AT JUNE 30, 1998, WHICH ARE EXPECTED TO REPRICE OR MATURE IN EACH OF THE FUTURE TIME PERIODS SHOWN. THE ASSETS OR LIABILITIES SHOWN, WHICH REPRICE OR MATURE DURING A PARTICULAR PERIOD, WERE DETERMINED IN ACCORDANCE WITH THE CONTRACTUAL TERMS OF THE ASSET OR LIABILITY. ADJUSTABLE-RATE LOANS ARE ASSUMED TO REPRICE AT CONTRACTUAL REPRICING INTERVALS.

------------------------------------------------------------------------------------------------------------------------------------


                                                                    TERMS TO REPRICING AT JUNE 30, 1998
                             -----------------------------------------------------------------------------------------------------
                                                    MORE THAN          MORE THAN          MORE THAN
                                  1 YEAR              1 YEAR            3 YEARS            5 YEARS         MORE THAN
GAP ANALYSIS                      OR LESS           TO 3 YEARS         TO 5 YEARS        TO 10 YEARS        10 YEARS       TOTAL
                             -----------------   ----------------   ----------------   ---------------   --------------   --------
                                                                      (Dollars in thousands)
INTEREST-EARNING ASSETS:
Mortgage loans:
 Adjustable rate residential
 1-4 family                          $  35,596           $ 43,846           $ 17,517           $44,259          $ 3,414   $144,632
 Fixed rate 1-4 family                      56                376              2,571            11,217           17,561     31,781
 Adjustable rate
  non-residential                        2,719              5,766              4,288             3,279               65     16,117
 Fixed rate non-residential                  -                182                434             1,105            2,615      4,336
 Home equity and property
  improvement                            8,970                  -                  -                 -                -      8,970
Other loans                              1,466              1,091                263                34                -      2,854
Investments                             32,050             18,101              2,993            13,940           11,000     78,084
Mortgage-backed securities                   -                167                173               148            9,249      9,737
                                     ---------           --------           --------           -------          -------   --------

Total interest-earning               $  80,857           $ 69,529           $ 28,239           $73,982          $43,904   $296,511
 assets                              =========           ========           ========           =======          =======   ========

INTEREST-BEARING LIABILITIES:
Deposits:
 Certificates of deposit             $  96,633           $ 28,906           $  6,051           $   302          $     -   $131,892
 Interest-bearing checking              20,618                  -                  -                 -                -     20,618
 Money market deposit  accounts         42,567                  -                  -                 -                -     42,567
 Passbook savings                       14,036                  -                  -                 -                -     14,036
Borrowed funds                          20,000                  -                  -                 -                -     20,000
                                     ---------           --------           --------           -------          -------   --------

Total interest-bearing               $ 193,854           $ 28,906           $  6,051           $   302          $     -   $229,113
 liabilities                         =========           ========           ========           =======          =======   ========

INTEREST SENSITIVITY GAP
 PER PERIOD                          $(112,997)          $ 40,623           $ 22,188           $73,680          $43,904   $ 67,398

CUMULATIVE INTEREST
 SENSITIVITY GAP                     $(112,997)          $(72,374)          $(50,186)          $23,494          $67,398   $ 67,398

CUMULATIVE GAP AS A PERCENTAGE OF
TOTAL INTEREST-EARNING  ASSETS          (38.11)%           (24.41)%           (16.93)%            7.92%           22.73%     22.73%


CUMULATIVE INTEREST-EARNING ASSETS
AS A PERCENTAGE OF INTEREST-BEARING
LIABILITIES                              41.71%             67.51%             78.07%           110.25%         129.42%     129.42%
------------------------------------------------------------------------------------------------------------------------------------

                                 MANAGEMENT'S
                             DISCUSSION & ANALYSIS

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

As of June 30, 1998, liquid assets (cash and cash equivalents, and marketable investment securities) were approximately $92.2 million, which represents 43.5% of deposits. As a North Carolina chartered savings bank, First Savings is required to maintain liquid assets equal to at least 10.0% of its total assets. For purposes of this requirement, liquid assets consist of cash and readily marketable investments and mortgage-backed securities. At June 30, 1998, this liquidity ratio, based on North Carolina regulations, was 25.88%. Management considers current liquidity levels to be adequate to meet First Savings' foreseeable needs.

At June 30, 1998, outstanding mortgage loan commitments and available home equity line of credit balances were $20.5 million, available credit card line of credit balances were $3.6 million and the undisbursed portion of construction loans was $5.6 million. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

                             CAPITAL RESOURCES

Under federal capital regulations, First Savings must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on First Savings' financial statements. At June 30, 1998 and 1997, First Savings exceeded all such requirements.

First Savings is also subject to limits on dividend payments. First Savings is prohibited, under the North Carolina Business Corporation Act, from paying a dividend if such payment would (i) cause First Savings to be unable to pay its debts as they become due in the ordinary course of business or (ii) reduce First Savings' total assets below the sum of First Savings' total liabilities plus any amounts which would be needed, if First Savings were to be dissolved at the time of distribution, to satisfy the preferential rights that are superior to holders of the Common Stock.

Payment of dividends by the Bank subsidiary to the holding company is subject to various restrictions. Under applicable banking regulations, the Bank may not declare a cash dividend if the effect thereof would be to reduce its net worth to an amount less than the minimum required by federal and state banking regulations. In addition, for a period of five years after the consummation of the Bank's stock conversion, which occurred on January 6, 1994, the Bank will be required to obtain prior written approval from the Administrator of the Savings Institutions Division, North Carolina Department of Commerce, before it can declare a cash dividend in an amount in excess of one-half the greater of (i) its net income for the most recent fiscal year or (ii) the average of its net income after dividends for the most recent fiscal year and not more than two of the immediately preceding fiscal years, as applicable, or repurchase any of its common stock. A source of First Savings' funds are dividends received from the Bank. In fiscal 1999, the amount of dividends that can be paid without prior approval from regulators is approximately $2.0 million. These funds should be adequate to cover First Savings' needs.

                                 MANAGEMENT'S
                             DISCUSSION & ANALYSIS

                       ACCOUNTING AND REGULATORY MATTERS

Management is not aware of any known trends, events, uncertainties or current recommendations by regulatory authorities that will have or that are reasonably likely to have a material effect on First Savings' liquidity, capital resources, or other operations.

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

------------------------------------------------------------------------------------------------------------------------------------

                                                                             YEARS ENDED JUNE 30,
                                           ----------------------------------------------------------------------------------------
                                                       1998                          1997                          1996
                                           ---------------------------      ------------------------      -------------------------
                                                               AVERAGE                       AVERAGE                       AVERAGE
                                           AVERAGE              YIELD/   AVERAGE              YIELD/   AVERAGE              YIELD/
                                           BALANCE   INTEREST    COST    BALANCE   INTEREST    COST    BALANCE   INTEREST    COST
                                           --------  --------  --------  --------  --------  --------  --------  --------  --------
                                                                            (Dollars in thousands)

Interest-earning assets:
 Interest-earning deposits                 $  6,167   $   391     6.34%  $  7,623   $   449     5.89%  $  2,170   $   161     7.42%
 Investments, net, at cost                   77,009     5,222     6.78%    67,269     4,317     6.42%    75,155     4,690     6.24%
 Mortgage-backed securities                   9,143       668     7.31%     4,537       338     7.45%     3,842       293     7.63%
 Loans receivable, net                      199,776    16,262     8.14%   185,120    14,954     8.08%   168,579    13,406     7.95%
                                           --------   -------            --------   -------            --------   -------
  Total interest-earning assets             292,095    22,543     7.72%   264,549    20,058     7.58%   249,746    18,550     7.43%
                                                      -------                       -------                       -------
Non-interest-earning assets                   6,680                         5,734                         5,963
                                           --------                      --------                      --------

  Total assets                             $298,775                      $270,283                      $255,709
                                           ========                      ========                      ========

Interest-bearing liabilities:
 Passbooks savings                         $ 13,723   $   428     3.12%  $ 10,994   $   297     2.70%  $ 10,093   $   252     2.50%
 NOW and money market accounts               66,100     2,166     3.28%    63,199     2,108     3.34%    57,130     1,956     3.42%
 Certificates of deposit                    129,698     7,371     5.68%   122,761     7,091     5.78%   117,436     6,957     5.92%
 Borrowed funds                              17,786     1,118     6.29%     4,694       286     6.09%       845        50     5.92%
                                           --------   -------            --------   -------            --------   -------
  Total interest-bearing liabilities        227,307    11,083     4.88%   201,648     9,782     4.85%   185,504     9,215     4.97%
                                                      -------                       -------                       -------
Non-interest-bearing liabilities              2,672                         1,789                         3,272
                                           --------                      --------                      --------
  Total liabilities                         229,979                       203,437                       188,776
Shareholders' equity                         68,796                        66,846                        66,933
                                           --------                      --------                      --------

Total liabilities and shareholders'
  equity                                   $298,775                      $270,283                      $255,709
                                           ========                      ========                      ========

Net interest income and interest rate
 spread                                               $11,460     2.84%             $10,276     2.73%             $ 9,335     2.46%
                                                      =======                       =======                       =======

Net interest-earning assets and net
 interest margin                           $ 64,788               3.92%  $ 62,901               3.88%  $ 64,242               3.74%

Percentage of average interest-earning
 assets to average interest-bearing
 liabilities                                                    128.50%                       131.19%                       134.63%
------------------------------------------------------------------------------------------------------------------------------------

                                 MANAGEMENT'S
                             DISCUSSION & ANALYSIS

The table below provides information regarding changes in interest income and interest expense for the periods indicatedGlenn HeplerFinancial Printing GroupTHE TABLE BELOW PROVIDES INFORMATION REGARDING CHANGES IN INTEREST INCOME AND INTEREST EXPENSE FOR THE PERIODS INDICATED. FOR EACH CATEGORY OF INTEREST-EARNING ASSET AND INTEREST-BEARING LIABILITY, INFORMATION IS PROVIDED ON CHANGES ATTRIBUTABLE TO (I) CHANGES IN VOLUME (CHANGES IN VOLUME MULTIPLIED BY THE PRIOR PERIOD'S RATE); (II) CHANGES IN RATES (CHANGE IN RATE MULTIPLIED BY THE PRIOR PERIOD'S VOLUME); (III) CHANGES IN RATE-VOLUME (CHANGES IN RATE MULTIPLIED BY CHANGES IN VOLUME); AND (IV) NET CHANGE (THE SUM OF PREVIOUS COLUMNS.)

--------------------------------------------------------------------------------------------------------------------
                                                               Years Ended June 30,
                               ---------------------------------------------------------------------------------
                                              1998 vs. 1997                           1997 vs. 1996
                                           INCREASE (DECREASE)                     Increase (Decrease)
                                                 Due to                                   Due to
                               -----------------------------------------  --------------------------------------
                                                      RATE/                                     Rate/
                                Volume      RATE      VOLUME      TOTAL    Volume     Rate     Volume     Total
                               ---------  --------   --------   --------  --------  -------   --------   -------
                                                              (Dollars in thousands)
  Interest income:
   Interest-earning deposits    $  (86)   $     34   $    (6)   $    (58)  $  405   $   (33)  $   (84)   $   288
   Investments (1)                 625         245        35         905     (492)      133       (14)      (373)
   Mortgage-backed securities      343          (6)       (7)        330       53        (7)       (1)        45
   Loan portfolio                1,184         115         9       1,308    1,315       212         21     1,548
                                ------    --------   -------    --------   ------   -------   --------   -------
     Total interest income       2,066         388        31       2,485    1,281       305       (78)     1,508
                                ------    --------   -------    --------   ------   -------   --------   -------

  Interest expense:
   Passbooks savings                74          46        11         131       22        21          2        45
   NOW and money market             97         (37)       (2)         58      208       (51)       (5)       152
    accounts
   Certificates of deposit         400        (114)       (6)        280      315      (173)       (8)       134
   Borrowed funds                  798           9        25         832      228         1          7       236
                                ------    --------   -------    --------   ------   -------   --------   -------
     Total interest expense      1,369         (96)       28       1,301      773      (202)       (4)       567
                                ------    --------   -------    --------   ------   -------   --------   -------

  Net interest income           $  697    $    484   $     3    $  1,184   $  508   $   507   $   (74)   $   941
   (expense)                    ======    ========   =======    ========   ======   =======   ========   =======

  (1) Includes investment securities and FHLB stock.
--------------------------------------------------------------------------------------------------------------------

                          LOAN PORTFOLIO COMPOSITION

 First Savings' consolidated net loan portfolio totaled approximately $208.1 million at June 30, 1998, representing 68.4% of First Savings' total assets. At June 30, 1998, approximately 82.1% of First Savings' net loan portfolio was composed of adjustable rate loans, and approximately 18.1% of First Savings' net loan portfolio was composed of fixed rate loans. At June 30, 1998, approximately $172.9 million, or 83.1%, of First Savings' net loan portfolio was composed of one-to-four family residential real estate loans. On such date, approximately $39.1 million, or 18.8%, of First Savings' net loan portfolio was composed of multi-family residential, commercial and other real estate loans.

                                 MANAGEMENT'S
                             DISCUSSION & ANALYSIS


THE FOLLOWING TABLE SETS FORTH THE COMPOSITION OF FIRST SAVINGS' LOAN PORTFOLIO BY TYPE OF LOAN AT THE DATES INDICATED.

                                                                             June 30,
                              -----------------------------------------------------------------------------------------------------
                                    1998                  1997                  1996                1995                1994
                              ----------------     -----------------    ------------------    ----------------   ------------------
                                         % OF                  % of                  % of                % of                % of
                              Amount     TOTAL     Amount      Total     Amount      Total     Amount   Total     Amount     Total
                             ---------  -------   ---------   -------   ---------   -------   --------  ------   --------   -------
                                                                       (Dollars in thousands)
Real estate loans:
 Residential 1-4 family       $172,915    83.09%   $162,620     84.59%   $151,934     85.63%  $137,855   86.28%  $124,751     87.37%

 Multi-family (5 or more         2,969     1.43%      2,601      1.35%      3,070      1.73%     2,272    1.42%     3,393      2.37%

  units)
 Construction                   10,592     5.09%     10,969      5.71%      8,123      4.58%     7,951    4.98%     5,263      3.69%

 Commercial real estate
  and other
  properties                    16,568     7.96%     13,285      6.91%     12,028      6.78%    11,844    7.41%    11,022      7.72%

 Home equity and property
  improvement                    8,970     4.31%      8,449      4.40%      5,607      3.16%     4,066    2.55%     2,852      2.00%

                              --------   ------    --------   -------    --------   -------   -------- -------   --------   -------

 Total real estate loans       212,014   101.88%    197,924    102.96%    180,762    101.88%   163,988  102.64%   147,281    103.15%

                              --------   ------    --------   -------    --------   -------   -------- -------   --------   -------

Other:
 Savings account loans             900     0.43%        909      0.47%        875      0.49%       703    0.44%       604      0.42%

 Installment loans                 797     0.38%        621      0.32%        351      0.20%       111    0.07%         -         -%

 Credit card loans               1,157     0.56%        951      0.50%        520      0.29%         -       -%         -         -%

                              --------   ------    --------   -------    --------   -------   -------- -------   --------   -------
 Total other loans               2,854     1.37%      2,481      1.29%      1,746      0.98%       814    0.51%       604      0.42%

                              --------   ------    --------   -------    --------   -------   -------- -------   --------   -------

Less:
 Unearned fees and                 547     0.26%        555      0.29%        509      0.29%       458    0.29%       369      0.26%

  discounts
 Loans in process                5,631     2.71%      7,008      3.65%      3,959      2.23%     3,958    2.48%     4,128      2.89%

 Allowance for loan losses         596     0.28%        604      0.31%        609      0.34%       609    0.38%       609      0.42%

                              --------   ------    --------   -------    --------   -------   -------- -------   --------   -------
 Total reductions                6,774     3.25%      8,167      4.25%      5,077      2.86%     5,025    3.15%     5,106      3.57%

                              --------   ------    --------   -------    --------   -------   -------- -------   --------   -------

Total loans receivable, net   $208,094   100.00%   $192,238    100.00%   $177,431    100.00%  $159,777  100.00%  $142,779    100.00%

                              ========   ======    ========   =======    ========   =======   ======== =======   ========   =======


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

                                 MANAGEMENT'S
                             DISCUSSION & ANALYSIS


THE FOLLOWING TABLE SETS FORTH INFORMATION WITH RESPECT TO NONPERFORMING ASSETS IDENTIFIED BY THE BANK, INCLUDING NONACCRUAL LOANS AND FORECLOSED REAL ESTATE, AT THE DATES INDICATED. DURING THE PERIODS SHOWN, FIRST SAVINGS HAD NO "RESTRUCTURED LOANS" AS DEFINED BY STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 15.

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                     JUNE 30,
                                                     --------------------------------------------------------------------------
                                                        1998             1997             1996            1995          1994
                                                     ----------       ----------       ----------      ----------    ----------
                                                                                  (Dollars in thousands)
    Loans accounted for on a nonaccrual basis:
       Real estate:
        Residential                                  $       545      $      250       $      134      $      139    $      329
        Commercial                                             -               -                -             133             -
       Consumer                                                -               -                -               -             -
                                                     -----------      ----------       ----------      ----------    ----------
        Total                                                545             250              134             272           329
                                                     -----------      ----------       ----------      ----------    ----------

    Accruing loans which are contractually
     past due 90 days or more:
       Real estate:
        Residential                                            -               -                -               -             -
        Commercial                                             -               -                -               -             -
       Consumer                                                -               -                -               -             -
                                                     -----------      ----------       ----------      ----------    ----------
        Total                                                  -               -                -               -             -
                                                     -----------      ----------       ----------      ----------    ----------

    Total of nonaccrual and 90 days past due
     loans                                                   545             250              134             272           329
    Foreclosed real estate                                     -               -                -               -             -
    Other nonperforming assets                                 -               -                -               -             -
                                                     -----------      ----------       ----------      ----------    ----------

        Total nonperforming assets                   $       545      $      250       $      134      $      272    $      329
                                                     ===========      ==========       ==========      ==========    ==========

    Total loans delinquent 90 days or more to
     net loans                                              0.26%           0.13%            0.08%           0.17%         0.23%
    Total loans delinquent 90 days or more to
     total assets                                           0.18%           0.08%            0.05%           0.11%         0.13%
    Total nonperforming assets to total assets              0.18%           0.08%            0.05%           0.11%         0.13%
-----------------------------------------------------------------------------------------------------------------------------------


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

                                  MANAGEMENTS
                             DISCUSSION & ANALYSIS


After reviewing general economic conditions, industry standards and allowances of comparable institutions in its peer group, the Bank did not increase the allowance during fiscal 1998. Management continues to actively monitor First Savings' asset quality, to charge off loans against the allowance for loan losses when appropriate and to provide specific loss reserves when necessary.

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


THE FOLLOWING TABLE DESCRIBES THE ACTIVITY RELATED TO THE BANK'S ALLOWANCE FOR LOAN LOSSES FOR THE DATES INDICATED.

------------------------------------------------------------------------------------------------------------------------------------

                                                                                      JUNE 30,
                                                    ---------------------------------------------------------------------------
                                                       1998              1997            1996             1995          1994
                                                    ----------        ----------      ----------       ----------    ----------
                                                                             (Dollars in thousands)
Balance beginning of period                         $      604        $      609      $      609       $      609    $      630
Provision for loan losses and losses on
 foreclosed real estate                                      -                 -               -                -             -
                                                    ----------        ----------      ----------       ----------    ----------
Charge-offs:
   Residential 1-4 family                                    -                 -               -               (4)          (21)
   Commercial real estate and other properties               -                 -               -                -             -
   Home equity and property improvements                     -                 -               -                -             -
   Construction                                              -                 -               -                -             -
   Savings accounts                                          -                 -               -                -             -
   Other consumer                                           (8)               (5)              -                -             -
   Commercial                                                -                 -               -                -             -
                                                    ----------        ----------      ----------       ----------    ----------
                                                            (8)               (5)              -               (4)          (21)
                                                    ----------        ----------      ----------       ----------    ----------
Recoveries:
   Residential 1-4 family                                    -                 -               -                4             -
   Commercial real estate and other properties               -                 -               -                -             -
   Construction                                              -                 -               -                -             -
   Savings accounts                                          -                 -               -                -             -
   Other consumer                                            -                 -               -                -             -
   Commercial                                                -                 -               -                -             -
                                                    ----------        ----------      ----------       ----------    ----------
                                                             -                 -               -                4             -
                                                    ----------        ----------      ----------       ----------    ----------
Balance at end of period                            $      596        $      604      $      609       $      609    $      609
                                                    ==========        ==========      ==========       ==========    ==========
Ratio of net charge-offs during the period to
 average loans outstanding during the period              0.00%             0.00%           0.00%            0.00%         0.01%
                                                    ==========        ==========      ==========       ==========    ==========
------------------------------------------------------------------------------------------------------------------------------------

THE FOLLOWING TABLE SETS FORTH THE COMPOSITION OF THE ALLOWANCE FOR LOAN LOSSES BY TYPE OF LOAN AT THE DATES INDICATED.

------------------------------------------------------------------------------------------------------------------------------------

                                                                                    JUNE 30,
                                               ------------------------------------------------------------------------------------
                                                         1998                          1997                         1996
                                               ------------------------       ------------------------      -----------------------
                                                              Amount of                     Amount of                   Amount of
                                               Amount of       Loans to       Amount of      Loans to       Amount of    Loans to
                                               Allowance    Gross Loans       Allowance    Gross Loans      Allowance   Gross Loans
                                               ---------    -----------       ---------    -----------      ---------   -----------

                                                                              (Dollars in thousands)
Real estate loans:
  Residential 1-4 family                       $     463          77.68%      $     400          66.23%     $     503         82.59%

  Commercial real estate and other property           64          10.74%             73          12.08%            50          8.21%

Home equity and property improvement                  16           2.68%             21           3.48%            17          2.79%

Construction                                           9           1.52%              7           1.16%            15          2.47%

                                               ---------    -----------       ---------    -----------      ---------   -----------

      Total real estate loans                        552          92.62%            501          82.95%           585         96.06%


Savings account loans                                  -              -%              -              -%             -             -%

Other consumer loans                                  44           7.38%            103          17.05%            24          3.94%

                                               ---------    -----------       ---------    -----------      ---------   -----------

      Total allowance for loan losses          $     596         100.00%      $     604         100.00%     $     609        100.00%

                                               =========    ===========       =========    ===========      =========   ===========

------------------------------------------------------------------------------------------------------------------------------------


                                  MANAGEMENTS
                             DISCUSSION & ANALYSIS

                           RESULTS OF OPERATIONS FOR
                            THE FISCAL YEARS ENDED
                                 JUNE 30, 1998
                                      AND
                                 JUNE 30, 1997

GENERAL

First Savings recorded net income of $5.3 million for the year ended June 30, 1998, an increase of 35.9% over the $3.9 million earned for the year ended June 30, 1997. Basic and fully diluted earnings per share were $1.42 and $1.30, respectively, for the year ended June 30, 1998 compared to $1.05 and $0.98, respectively, for the year ended June 30, 1997. During fiscal 1997, First Savings paid a nonrecurring deposit insurance assessment to the Savings Association Insurance Fund ("SAIF") of approximately $1.2 million. Net of income taxes, this special assessment had the effect of reducing net income for the year by approximately $700,000. Net income excluding this nonrecurring charge was $4.6 million. Basic and fully diluted earnings per share for fiscal year 1997, excluding the nonrecurring SAIF assessment, were $1.24 and $1.16, respectively. The primary factor contributing to First Savings core earnings growth was a 12% increase in the Bank's net interest margin. Non-interest income was higher in 1998 primarily due to increases in fees and service charges.

Nonperforming assets (loans 90 days or more delinquent and foreclosed real estate owned) were $545,000 or 0.18% of total assets at June 30, 1998, compared to $250,000 or .08% at June 30, 1997. First Savings did not have any real estate owned at June 30, 1998 or June 30, 1997.

NET INTEREST INCOME

Net interest income for the years ended June 30, 1998 and 1997, was $11.5 million and $10.3 million, respectively. The primary reason for the increase in net interest income during the fiscal year ended June 30, 1998 was due to a higher interest rate spread. The average yield on interest-earning assets increased by 14 basis points, and the average cost of interest-bearing liabilities increased by 3 basis points for the year ended June 30, 1998, increasing the Bank's interest rate spread to 2.84% compared to 2.73% for the year ended June 30, 1997. The average balance of interest-earning assets and interest-bearing liabilities during the fiscal year ended June 30, 1998 was $292.1 million and $227.3 million, respectively, compared to $264.5 million and $201.6 million, respectively, during the fiscal year ended June 30, 1997. The Average Yield/Cost Analysis table reflects the average yields on assets and average cost of liabilities for the years ended June 30, 1998, 1997, and 1996. Such average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the period presented.

INTEREST AND DIVIDEND INCOME

First Savings' total interest and dividend income for the fiscal year ended June 30, 1998 was $22.5 million as compared to $20.1 million for fiscal year 1997, an increase of $2.4 million or 11.9%. This increase was due primarily to increases in average interest-earning assets and their related yields.

INTEREST EXPENSE

Total interest expense for the year ended June 30, 1998 increased by $1.3 million or 13.3% when compared to the prior year. The Bank's cost of funds increased from 4.85% in 1997 to 4.88% in 1998; and, average interest-bearing liabilities increased 12.7% from $201.6 million at June 30, 1997 to $227.3 million at June 30, 1998.

Interest expense on borrowed funds increased $832,000 from $286,000 in 1997 to $1,118,000 in 1998. This increase is the result of advances from the Federal Home Loan Bank (FHLB) in 1998. The increase in borrowings was a result of investment strategies implemented during the fourth quarter of fiscal 1997. Average borrowings for the years ended June 30, 1998 and 1997 were $17.8 million and $4.7 million, respectively.

ALLOWANCE FOR LOAN LOSSES

At June 30, 1997, the allowance for loan losses was $604,000. During fiscal year 1998, First Savings did not add to this reserve. With only $8,000 in charge-offs during the current year, the allowance for loan losses at June 30, 1998 decreased slightly to $596,000. Management considers this level to be appropriate based on lending volume, the current level of delinquencies, other nonperforming assets and the overall economic conditions.

NON-INTEREST INCOME

Total non-interest income for the fiscal year ended June 30, 1998 was $616,000 as compared to $425,000 for the fiscal year ended June 30, 1997. The 44.9% increase is primarily attributable to high levels of fees and service charges during the year ended June 30, 1998.

                                  MANAGEMENTS
                             DISCUSSION & ANALYSIS

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses for fiscal year ended June 30, 1998 were $3.8 million compared to $4.6 million for the fiscal year ended June 30, 1997. Excluding the nonrecurring SAIF assessment in fiscal 1997, general and administrative expense would have been $3.5 million.

INCOME TAXES

Income tax expense increased for the fiscal year ended June 30, 1998 to $3.1 million, as compared to $2.2 million for the same period in 1997. The increase in income taxes was attributed to the higher level of pre-tax income and to increased state income taxes as a larger portion of the Bank's income was subject to such taxes.

                           RESULTS OF OPERATIONS FOR
                            THE FISCAL YEARS ENDED
                                 JUNE 30, 1997
                                      AND
                                 JUNE 30, 1996

GENERAL

First Savings recorded net income of $3.9 million for each of the years ended June 30, 1997 and 1996. During fiscal 1997, First Savings paid a nonrecurring deposit insurance assessment to the Savings Association Insurance Fund ("SAIF") of approximately $1.2 million. Net of income taxes, this special assessment had the effect of reducing net income for the year by approximately $700,000. Net income excluding this nonrecurring charge was $4.6 million, representing an increase of 17.9% compared to the prior year. Earnings per share for fiscal years 1997 and 1996 were $0.98. Earnings per share for fiscal year 1997, excluding the nonrecurring SAIF assessment, were $1.16. The primary factor contributing to First Savings' core earnings growth was an increase in the Bank's net interest margin. Non-interest income was higher in 1997 primarily due to increases in fees and service charges.

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

The primary reason for the increase in net interest income during the fiscal year ended June 30, 1997 was due to a higher interest rate spread. The average yield on interest-earning assets increased by 15 basis points, and the average cost of interest-bearing liabilities decreased by 12 basis points for the year ended June 30, 1997, increasing the Bank's interest rate spread to 2.73% compared to 2.46% for the year ended June 30, 1996. The average balance of interest-earning assets and interest-bearing liabilities during the fiscal year ended June 30, 1997 was $264.5 million and $201.6 million, respectively, compared to $249.7 million and $185.5 million, respectively, during the fiscal year ended June 30, 1996. The Average Yield/Cost Analysis table reflects the average yields on assets and average cost of liabilities for the years ended June 30, 1997 and 1996. Such average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the period presented.

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

                                  MANAGEMENTS
                             DISCUSSION & ANALYSIS

ALLOWANCE FOR LOAN LOSSES

At June 30, 1996, the allowance for loan losses was $609,000. During fiscal year 1997, First Savings did not add to this reserve. With only $5,000 in charge-offs during the current year, the allowance for loan losses at June 30, 1997 decreased slightly to $604,000. Management considers this level to be appropriate based on lending volume, the current level of delinquencies other nonperforming assets and the overall economic conditions.

NON-INTEREST INCOME

Total non-interest income for the fiscal year ended June 30, 1997 was $425,000 as compared to $364,000 for fiscal year ended June 30, 1996. The increase is primarily attributable to increases in fees and service charges of $59,000 during the year ended June 30, 1997.

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

                    IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of First Savings' operations. Unlike most industrial companies, nearly all First Savings' assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on First Savings' performancethan do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                        RECENT ACCOUNTING PRONOUNCEMENTS

FASB STATEMENT ON REPORTING COMPREHENSIVE INCOME. In June 1997, the FASB issued SFAS No. 130. This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. In addition to net income as has been historically determined, comprehensive income for First Savings would include net unrealized holding gains and losses on investment securities available for sale. This Statement will be effective for First Savings' fiscal year ending June 30, 1999, and First Savings does not intend to early adopt. Had First Savings early adopted this Statement, it would have reported comprehensive income of $5,351,989, $4,190,087 and $3,446,327 for the years ended June 30, 1998, 1997 and 1996, respectively.

FASB STATEMENT ON DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. In July 1997, the FASB issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. SFAS No. 131 requires disclosures for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. It requires limited segment data on a quarterly basis. It also requires geographic data by country, as opposed to broader geographic regions as permitted under current standards. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, with earlier application permitted. As First Savings has only one operating segment, adoption of SFAS No. 131 is not expected to have a significant impact on the consolidated financial statements.

FASB STATEMENT ON EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS. In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 132 standardizes the disclosure requirements of pensions and other postretirement benefits. It does not change any measurement or recognition provisions, and thus will not materially impact First Savings. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997.

                                  MANAGEMENTS
                             DISCUSSION & ANALYSIS

FASB STATEMENT ON ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under this standard, entities are required to carry all derivative instruments in the statement of financial condition at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposure to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss are reported in earnings immediately. Accounting for foreign currency hedges is similar to accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change. Management anticipates that this statement will have no effect on its consolidated financial statements.

YEAR 2000 COMPLIANCE

The "Year 2000" issue confronting First Savings and its suppliers, customers, customers' suppliers and competitors centers on the inability of computer systems to recognize the Year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, First Savings and its operations may be significantly affected by the Year 2000 issue due to its dependence on computer generated financial information. Software, hardware, and equipment both within and outside First Savings' direct control and with whom First Savings electronically or operationally interfaces (e.g. third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) are likely to be affected. Furthermore, if computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on date field information, such as interest, payment or due dates and other operating functions, could generate results which are significantly misstated, and First Savings could experience a temporary inability to process transactions, prepare statements or engage in similar normal business activities. In addition, under certain circumstances, failure to adequately address the Year 2000 issue could adversely affect the viability of First Savings' suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Year 2000 matter could result in a significant adverse impact on products, services and the competitive condition of First Savings.

Financial institution regulators have recently increased their focus upon Year 2000 compliance issues, issuing guidance concerning the responsibilities of senior management and directors. The Federal Financial Institutions Examination Council ("FFIEC") has issued several interagency statements on Year 2000 Project Management Awareness. These statements require financial institutions to, among other things, examine the Year 2000 implications of reliance on vendors, data exchange and potential impact on customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk and prepare a plan in order to solve the Year 2000 issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions, such as the Bank, to assure resolution of any Year 2000 problems. The federal banking agencies have asserted that Year 2000 testing and certification is a key safety and soundness issue in conjunction with regulatory exams, and thus an institution's failure to address appropriately the Year 2000 issue could result in supervisory action, including such enforcement actions as the reduction of the institution's supervisory ratings, the denial of applications for approval of a merger or acquisition, or the imposition of civil money penalties.

In order to address the Year 2000 issue and to minimize its potential adverse impact, management is engaged in a process to identify areas that will be affected by the Year 2000, assess their potential impact on operations, monitor

                                  MANAGEMENTS
                             DISCUSSION & ANALYSIS

the progress of third party software vendors in addressing the matter, test changes provided by these vendors, and develop contingency plans for any critical systems which are not effectively reprogrammed. The plan is divided into the five phases: (1) awareness, (2) assessment, (3) renovations, (4) validation, and (5) implementation.

First Savings has substantially completed the first two phases of the plan and is currently working internally and with external vendors on the final three phases. First Savings outsources its item processing operations to a service provider. First Savings' Year 2000 compliance is being closely coordinated with that of the service provider.

First Savings does not currently expect that the cost of its Year 2000 compliance program will be material to its financial condition or results of operations, and expects that it will satisfy such compliance program without material disruption of its operations. In the event that First Savings' significant suppliers do not successfully and timely achieve Year 2000 compliance, First Savings' business, results of operations or financial condition could be adversely affected.

                                   REPORT OF
                                  INDEPENDENT
                                   AUDITORS


Board of Directors and Shareholders
First Savings Bancorp, Inc.
Southern Pines, North Carolina


We have audited the consolidated statements of financial condition of First Savings Bancorp, Inc. and subsidiary ("First Savings") as of June 30, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of First Savings' management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of First Savings Bancorp, Inc. and subsidiary as of and for the year ended June 30, 1996 were audited by other auditors whose report dated August 16, 1996 expressed an unqualified opinion.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1998 and 1997 consolidated financial statements present fairly, in all material respects, the financial position of First Savings Bancorp, Inc. and subsidiary at June 30, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



Southern Pines, North Carolina
August 13, 1998

                            CONSOLIDATED STATEMENTS
                            OF FINANCIAL CONDITION


                                                                                                       June 30,
                                                                                             ----------------------------
                                                                                                 1998           1997
                                                                                             -------------  -------------
ASSETS
 Cash and due from banks                                                                     $  3,825,590   $  2,801,422
 Interest-earning deposits with banks                                                           3,990,718      6,300,797
 Investment securities available for sale, at fair value (amortized cost of $72,163,962 and $79,830,744 at June 30, 1998 and 1997,
  respectively) (Note 2)                                                                       72,731,962     80,257,044
 Investment securities held to maturity, at amortized cost (fair value of $9,821,460 and $6,672,096 at June 30, 1998 and 1997,
  respectively) (Note 2)                                                                        9,737,212      6,572,162
 Loans receivable, net (Note 3)                                                               208,094,461    192,237,609
 Accrued interest receivable (Note 4)                                                           1,748,809      1,836,469
 Premises and equipment, net (Note 5)                                                           1,935,927      1,967,690
 Stock in the Federal Home Loan Bank of Atlanta, at cost                                        1,929,600      1,929,600
 Prepaid expenses and other assets                                                                173,950        313,955
                                                                                             ------------   ------------
       TOTAL                                                                                 $304,168,229   $294,216,748
                                                                                             ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
 Deposits (Note 6)                                                                           $211,924,932   $204,316,774
 Borrowed funds (Note 7)                                                                       20,000,000     20,000,000
 Advances from borrowers for taxes and insurance                                                   90,217        101,766
 Accrued interest payable on deposits                                                             141,564        103,597
 Accrued expenses and other liabilities                                                         1,623,593      1,359,623
 Federal and state income taxes:
   Currently payable                                                                               38,102        371,618
   Deferred, net (Note 10)                                                                        828,616        768,438
                                                                                             ------------   ------------
       Total liabilities                                                                      234,647,024    227,021,816
                                                                                             ------------   ------------
COMMITMENTS (Notes 3, 13 and 14)

SHAREHOLDERS' EQUITY (Notes 10 and 11):
 Preferred stock, no par value, 5,000,000 shares authorized, none
   issued and outstanding                                                                               -              -
 Common stock, no par value, 20,000,000 shares authorized;
   3,710,820 shares issued and outstanding
   in 1998; 3,679,185 in 1997                                                                  35,536,799     35,236,973
 Unearned compensation related to ESOP note payable (Note 12)                                    (158,302)      (293,502)
 Net unrealized gain (loss) on securities available for sale                                      374,880        281,358
 Retained earnings                                                                             33,767,828     31,970,103
                                                                                             ------------   ------------
       Total shareholders' equity                                                              69,521,205     67,194,932
                                                                                             ------------   ------------
       TOTAL                                                                                 $304,168,229   $294,216,748
                                                                                             ============   ============

See notes to consolidated financial statements.

                            CONSOLIDATED STATEMENTS
                                   OF INCOME


                                                                                                   Years Ended June 30,
                                                                                         -----------------------------------------
                                                                                           1998           1997           1996
                                                                                         ---------      --------      ------------
INTEREST AND DIVIDEND INCOME:
  Interest on loans receivable                                                           $16,262,488   $14,954,452     $13,406,157
  Interest on investment securities available for sale                                     5,077,872     4,177,307       4,549,718
  Interest on investment securities held to maturity                                         668,469       337,717         293,452
  Dividends on equity securities                                                             143,199       139,703         140,089
  Other                                                                                      391,465       449,184         160,551
                                                                                         -----------   -----------   -------------
   Total interest and dividend income                                                     22,543,493    20,058,363      18,549,967
                                                                                         -----------   -----------   -------------
INTEREST EXPENSE:
  Deposits (Note 6)                                                                        9,965,356     9,496,129       9,165,030
  Borrowed funds (Note 7)                                                                  1,118,002       286,280          50,324
                                                                                         -----------   -----------   -------------
   Total interest expense                                                                 11,083,358     9,782,409       9,215,354
                                                                                         -----------   -----------   -------------
  Net interest income                                                                     11,460,135    10,275,954       9,334,613
  Provision for loan losses (Note 3)                                                               -             -               -
                                                                                         -----------   -----------   -------------
   Net interest income after provision for loan losses                                    11,460,135    10,275,954       9,334,613
                                                                                         -----------   -----------   -------------
NON-INTEREST INCOME:
  Fees and service charges                                                                   542,206       370,795         311,462
  Income from real estate operations                                                           7,514         7,964           7,230
  Rent on safe deposit boxes                                                                  33,648        33,450          32,801
  Other, net                                                                                  32,531        12,949          12,429
                                                                                         -----------   -----------   -------------
   Total non-interest income, net                                                            615,899       425,158         363,922
                                                                                         -----------   -----------   -------------
GENERAL AND ADMINISTRATIVE EXPENSES:
  Compensation and fringe benefits (Note 12)                                               2,102,433     2,002,924       2,038,817
  Occupancy and building (Note 13)                                                           210,623       207,089         227,831
  Premiums and assessments                                                                   131,512     1,326,809         416,491
  Computer services                                                                          355,216       300,905         281,394
  Other                                                                                      957,783       799,732         728,247
                                                                                         -----------   -----------   -------------
   Total general and administrative expenses                                               3,757,567     4,637,459       3,692,780
                                                                                         -----------   -----------   -------------
INCOME BEFORE INCOME TAXES                                                                 8,318,467     6,063,653       6,005,755
INCOME TAX EXPENSE (Note 10)                                                               3,060,000     2,155,000       2,085,000
                                                                                         -----------   -----------   -------------
NET INCOME                                                                               $ 5,258,467   $ 3,908,653   $   3,920,755
                                                                                         ===========   ===========   =============
NET INCOME PER COMMON SHARE
  Basic                                                                                  $      1.42   $      1.05   $        1.05
                                                                                         ===========   ===========   =============
  Diluted                                                                                $      1.30   $      0.98   $        0.98
                                                                                         ===========   ===========   =============
AVERAGE COMMON SHARES OUTSTANDING
  Basic                                                                                    3,698,197     3,706,704       3,744,000
  Diluted                                                                                  4,021,954     3,970,306       3,993,070


See notes to consolidated financial statements.

                            CONSOLIDATED STATEMENTS
                            OF SHAREHOLDERS' EQUITY

                                                                   YEARS ENDED JUNE 30, 1998, 1997 AND 1996
                                             ------------------------------------------------------------------------------------
                                                                                      NET UNREALIZED
                                                                                      GAIN (LOSS) ON
                                                                                        SECURITIES
                                                  COMMON STOCK           UNEARNED     AVAILABLE FOR    RETAINED      SHAREHOLDERS'
                                             -----------------------
                                              SHARES       AMOUNT      COMPENSATION        SALE         EARNINGS         EQUITY
                                             ---------   -----------   ------------   --------------   -----------   -------------
BALANCE, JULY 1, 1995                        3,744,000   $36,351,616      $(542,880)       $ 474,352   $29,228,029     $65,511,117

 Earned ESOP compensation                            -        99,945        120,928                -             -         220,873

 Change in net unrealized gain (loss)
  on available for sale securities, net
  of income taxes of $244,401                        -             -              -         (474,428)            -        (474,428)

 Net income for year                                 -             -              -                -     3,920,755       3,920,755

 Cash dividends declared
  ($.64 per share)                                   -             -              -                -    (2,366,931)     (2,366,931)
                                             ---------   -----------      ---------   --------------   -----------   -------------

BALANCE, JUNE 30, 1996                       3,744,000    36,451,561       (421,952)             (76)   30,781,853      66,811,386

 Stock repurchase                              (76,500)   (1,395,532)             -                -             -      (1,395,532)

 Proceeds from exercise of stock
  options                                       11,685        65,019              -                -             -          65,019

 Earned ESOP compensation                            -       115,925        128,450                -             -         244,375

 Change in net unrealized gain (loss)
  on available for sale securities, net
  of income taxes of $144,979                        -             -              -          281,434             -         281,434

 Net income for year                                 -             -              -                -     3,908,653       3,908,653

 Cash dividends declared
  ($.74 per share)                                   -             -              -                -    (2,720,403)     (2,720,403)
                                             ---------   -----------      ---------   --------------   -----------   -------------

BALANCE, JUNE 30, 1997                       3,679,185    35,236,973       (293,502)         281,358    31,970,103      67,194,932

 Proceeds from exercise of stock
  options                                       31,635       120,424              -                -             -         120,424

 Earned ESOP compensation                            -       179,402        135,200                -             -         314,602

 Change in net unrealized gain (loss)
  on available for sale securities, net
  of income taxes of $48,178                         -             -              -           93,522             -          93,522

 Net income for year                                 -             -              -                -     5,258,467       5,258,467

 Cash dividends declared
 ($0.94 per share)                                   -             -              -                -    (3,460,742)     (3,460,742)
                                             ---------   -----------      ---------   --------------   -----------   -------------

BALANCE, JUNE 30, 1998                       3,710,820   $35,536,799      $(158,302)       $ 374,880   $33,767,828     $69,521,205
                                             =========   ===========      =========   ==============   ===========   =============

See notes to consolidated financial statements.

                            CONSOLIDATED STATEMENTS
                                 OF CASH FLOWS

                                                                                YEARS ENDED JUNE 30,
                                                               ---------------------------------------------------
                                                                       1998               1997           1996
                                                               ---------------------  -------------  -------------
OPERATING ACTIVITIES:
  Net income                                                           $  5,258,467    $  3,908,653   $  3,920,755
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation of premises and equipment                                   97,115          94,055        120,433
    Issuance of ESOP shares                                                 314,602         244,375        220,873
    Net amortization on investments                                         125,638         512,067        617,085
    Deferred income taxes                                                    12,000          (7,000)       (18,600)
    Loan origination fees and costs deferred, net of
     current amortization                                                    (8,381)         46,139         51,455
    Gain on sale of real estate                                             (21,065)         (8,531)             -
    Gain on sale of premises and equipment                                   (7,045)              -              -
  Changes in:
    Accrued interest receivable                                              87,660        (214,430)       139,276
    Prepaid expenses and other assets                                         9,375         (81,231)       (46,129)
    Accrued interest payable on deposits                                     37,967          (9,554)         8,614
    Accrued expenses and other liabilities                                   95,708         194,613        (81,382)
    Taxes payable                                                          (333,516)        242,040        129,578
                                                                       ------------    ------------   ------------

      Net cash provided by operating activities                           5,668,525       4,921,196      5,061,958
                                                                       ------------    ------------   ------------

INVESTING ACTIVITIES:
  Net (increase) decrease in interest-earning deposits
   with banks                                                             2,310,079      (5,587,822)       356,376
  Proceeds from maturities of certificates of deposit                             -       7,000,000              -
  Purchases of certificates of deposit                                            -      (7,000,000)             -
  Purchases of:
    Available for sale investment securities                            (24,050,075)    (31,251,432)             -
    Held to maturity investment securities                               (4,801,336)              -              -
  Proceeds from maturities and calls of:
    Available for sale investment securities                             31,500,000      11,700,000     11,000,000
    Held to maturity investment securities                                1,727,505       1,670,878      1,487,573
  Proceeds from sale of real estate                                         188,073         102,000              -
  Proceeds from sale of premises and equipment                               13,011               -              -
  Loan originations, net of repayments and net fees                     (15,848,471)    (14,940,293)   (17,704,972)
  Purchases of premises and equipment                                       (71,318)        (43,014)       (74,326)
  Improvement costs on real estate                                          (36,378)         (6,196)             -
                                                                       ------------    ------------   ------------

      Net cash used in investing activities                              (9,068,910)    (38,355,879)    (4,935,349)
                                                                       ------------    ------------   ------------

                            CONSOLIDATED STATEMENTS
                                 OF CASH FLOWS

                                                                                            YEARS ENDED JUNE 30,
                                                                       -------------------------------------------------------------
                                                                           1998                     1997                    1996
                                                                       ------------             ------------            ------------
FINANCING ACTIVITIES:
  Net increase in deposits                                             $  7,608,158             $ 16,892,550           $  4,343,882
  Increase (decrease) in advances from borrowers
   for taxes and insurance                                                  (11,549)                  17,210                 16,306
  Net increase (decrease) in borrowed funds                                       -               19,578,048               (120,928)

  Net proceeds from exercise of stock options                               120,424                   65,019                      -
  Repurchases of common stock                                                     -               (1,395,532)                     -
  Cash dividends paid                                                    (3,292,480)              (2,926,437)            (2,500,773)

                                                                       ------------             ------------           ------------

      Net cash provided by financing activities                           4,424,553               32,230,858              1,738,487
                                                                       ------------             ------------           ------------

INCREASE (DECREASE) IN CASH
 AND DUE FROM BANKS                                                       1,024,168               (1,203,825)             1,865,096

CASH AND DUE FROM BANKS,
 BEGINNING OF YEAR                                                        2,801,422                4,005,247              2,140,151
                                                                       ------------             ------------           ------------

CASH AND DUE FROM BANKS,
 END OF YEAR                                                           $  3,825,590             $  2,801,422           $  4,005,247
                                                                       ============             ============           ============


SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
  Cash paid for:
    Interest on deposits                                               $  9,927,389             $  9,505,683           $  9,173,644
    Interest on borrowed funds                                            1,145,718                  208,888                 51,952
    Income taxes                                                          2,685,000                1,963,036              1,971,500

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING ACTIVITIES
  Loans receivable transferred to foreclosed real estate               $          -             $     87,273           $          -

  Unrealized gain (loss) on investment securities available
   for sale, net of deferred income taxes                                    93,522                  281,434               (474,428)


  Declared but unpaid dividends                                             927,705                  740,137                636,480

See notes to consolidated financial statements.

                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS


1.  BASIS OF PRESENTATION AND ACCOUNTING POLICIES

    BASIS OF PRESENTATION - The accompanying consolidated financial statements include the accounts of First Savings Bancorp, Inc. and its wholly-owned subsidiary, First Savings Bank of Moore County, Inc., SSB (the "Bank"), together referred to as "First Savings." All significant intercompany balances and transactions have been eliminated in consolidation.

    SIGNIFICANT ACCOUNTING POLICIES - The significant accounting policies of First Savings are summarized below:

    a. Cash Equivalents - For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "cash and due from banks."

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

       . Securities Available for Sale - Securities available for sale are carried at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as securities to be held to maturity.

       Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are considered to be other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses.

       Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of shareholders' equity until realized.

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

                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS


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

                Office buildings and improvements 8 to 50 years Furniture, fixtures and equipment 3 to 10 years
                Motor vehicles                             4 years

    f. Investment in Federal Home Loan Bank Stock - As a requirement for membership, the Bank invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

    g. Deferred Income Taxes - Deferred income taxes (benefits) are provided on temporary differences between the financial statement carrying values and the tax bases of assets and liabilities.

    h. Insurance of Accounts - Eligible savings accounts are insured up to $100,000 by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC").

    i. Earnings Per Share - Effective July 1, 1997, First Savings adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"), which establishes standards for computing and presenting earnings per share (EPS) data. SFAS 128 simplifies the standards for computing EPS previously found in APB Opinion No. 15, "Earnings Per Share," and makes them comparable to international EPS standards. Under SFAS 128, basic EPS replaces the former presentation of primary EPS. Also, a dual presentation of basic and diluted EPS is required on the face of the income statement for all entitites with complex capital structures, and a reconciliation must be provided of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In accordance with SFAS 128, all prior period EPS data have been restated.

       Basic net income per share, or basic EPS, is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if First Savings' dilutive stock options were exercised. The numerator of the basic EPS computation is the same as the numerator of the diluted EPS computation for all periods presented. A reconciliation of the denominators of the basic and diluted EPS computations is as follows:

                                                                                    1998               1997             1996
                                                                             ---------------      -------------    --------------
               Basic EPS denominator - weighted average number
                of common shares outstanding                                       3,698,197          3,706,704         3,744,000
               Dilutive share effect arising from assumed exercise
                of stock options                                                     323,757            263,602           249,070
                                                                                   ---------          ---------         ---------
               Diluted EPS denominator                                             4,021,954          3,970,306         3,993,070
                                                                                   =========          =========         =========

                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS


    j. Stock Options - Effective July 1, 1997, First Savings adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which requires either (i) the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of grant of awards related to such plans or (ii) the impact of such fair value on net income and earnings per share be disclosed in a footnote to financial statements for awards granted after December 15, 1994, if the accounting for such awards continues to be in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." Since the adoption of SFAS 123, First Savings has not granted any options.


    k. Cash Dividends - On June 18, 1998, First Savings declared a $.25 per share cash dividend to shareholders of record on June 30, 1998, payable on July 20, 1998.

    l. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Material estimates that are particularly sensitive to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

       A majority of the Bank's loan portfolio consists of single-family residential loans in its market area. The regional economy is currently stable and consists of various types of industry. Real estate prices in this market are also stable; however, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in local market conditions.

       While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

    m. Reclassifications - Certain consolidated financial statement amounts for 1997 and 1996 have been reclassified to conform to the 1998 presentation.

    n. Recent Accounting Pronouncements:

       FASB STATEMENT ON REPORTING COMPREHENSIVE INCOME. In June 1997, the FASB issued SFAS No. 130. This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. In addition to net income as has been historically determined, comprehensive income for First Savings would include net unrealized holding gains and losses on investment securities available for sale. This Statement will be effective for First Savings' fiscal year ending June 30, 1999, and First Savings does not intend to early adopt. Had First Savings early adopted this Statement, it would have reported comprehensive income of $5,351,989, $4,190,087 and $3,446,327 for the years ended June 30, 1998, 1997 and 1996, respectively.

       FASB STATEMENT ON DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. In July 1997, the FASB issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. SFAS No. 131 requires disclosures for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. It requires limited segment data on a quarterly basis. It also requires geographic data by country, as opposed to broader geographic regions as permitted under current standards. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, with earlier application permitted. As First Savings has only one operating segment, adoption of SFAS No. 131 is not expected to have a significant impact on the consolidated financial statements.

                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

       FASB STATEMENT ON EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS. In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 132 standardizes the disclosure requirements of pensions and other postretirement benefits. It does not change any measurement or recognition provisions, and thus will not materially impact First Savings. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997.

       FASB Statement on Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under this standard, entities are required to carry all derivative instruments in the statement of financial condition at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposure to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss are reported in earnings immediately. Accounting for foreign currency hedges is similar to accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change. Management anticipates that this statement will have no effect on its consolidated financial statements.


2. SECURITIES

   THE CARRYING AMOUNTS AND FAIR VALUES OF FIRST SAVINGS' SECURITIES AT JUNE 30 ARE SUMMARIZED AS FOLLOWS:

                                                              GROSS       GROSS
                                                AMORTIZED   UNREALIZED  UNREALIZED     FAIR
                                                  COST        GAINS       LOSSES       VALUE
                                               -----------  ----------  ----------  -----------
    Available for sale:
     June 30, 1998:
      U.S. government and agency securities    $71,163,888    $556,735    $ 25,243  $71,695,380
      N.C. state and municipal obligations         950,000      36,508           -      986,508
      The Bankers Bank stock                        50,074           -           -       50,074
                                               -----------    --------    --------  -----------
          Total                                $72,163,962    $593,243    $ 25,243  $72,731,962
                                               ===========    ========    ========  ===========
    To be held to maturity:
     June 30, 1998:
      Mortgage-backed securities               $ 9,737,212    $ 95,709    $ 11,461  $ 9,821,460
                                               ===========    ========    ========  ===========
    Available for sale:
     June 30, 1997:
      U.S. government and agency securities    $78,880,744    $565,687    $164,068  $79,282,363
      N.C. state and municipal obligations         950,000      24,681           -      974,681
                                               -----------    --------    --------  -----------
     Total                                     $79,830,744    $590,368    $164,068  $80,257,044
                                               ===========    ========    ========  ===========
    To be held to maturity:
     June 30, 1997:
      Mortgage-backed securities               $ 6,572,162    $ 99,934    $      -  $ 6,672,096
                                               ===========    ========    ========  ===========

    There were no sales of securities for the years ended June 30, 1998 and 1997.

                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

    THE SCHEDULED MATURITIES OF SECURITIES AT JUNE 30, 1998 ARE SUMMARIZED AS
    FOLLOWS:

                                                     SECURITIES            SECURITIES TO BE
                                                 AVAILABLE FOR SALE        HELD TO MATURITY
                                              ------------------------  ----------------------
                                               Amortized      Fair      AMORTIZED      FAIR
                                                 Cost         VALUE        COST       VALUE
                                              -----------  -----------  ----------  ----------
    Due in one year or less                   $26,129,635  $26,248,780  $        -  $        -
    Due after one year through five years      21,094,168   21,454,574           -           -
    Due after five years through ten years     13,940,159   14,013,915           -           -
    Due after ten years                        11,000,000   11,014,693           -           -
                                              -----------  -----------  ----------  ----------
                                               72,163,962   72,731,962           -           -
    Mortgage-backed securities                          -            -   9,737,212   9,821,460
                                              -----------  -----------  ----------  ----------

    Total                                     $72,163,962  $72,731,962  $9,737,212  $9,821,460
                                              ===========  ===========  ==========  ==========

    Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

    Available for sale securities with carrying and fair values of $6,091,450 and $7,246,579 at June 30, 1998 and 1997, respectively, were pledged to secure public monies on deposit as required by law.


3.  LOANS RECEIVABLE

    THE LOAN PORTFOLIO AT JUNE 30 CONSISTS OF THE VARIOUS TYPES OF LOANS MADE PRINCIPALLY TO BORROWERS LOCATED IN MOORE COUNTY, NORTH CAROLINA, AND ARE CLASSIFIED BY MAJOR TYPE AS FOLLOWS:

                                                    1998          1997
                                                ------------  ------------
          Mortgage loans:
          First mortgage loans                  $201,000,679  $187,293,870
          First mortgage loan participations       2,043,873     2,268,368
          Property improvement loans                       -         2,239
          Equity line loans                        8,969,553     8,360,529
                                                ------------  ------------
                                                 212,014,105   197,925,006
         Less:
          Loans in process                         5,630,585     7,007,956
          Net deferred loan fees                     546,767       555,148
                                                ------------  ------------

         Total mortgage loans                    205,836,753   190,361,902

         Savings account loans                       899,699       908,515
         Installment loans                           797,138       620,742
         Credit card loans                         1,156,686       950,637
                                                ------------  ------------

         Total mortgage and other loans          208,690,276   192,841,796

         Less allowance for loan losses              595,815       604,187
                                                ------------  ------------

         Loans receivable, net                  $208,094,461  $192,237,609
                                                ============  ============

                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS


    At June 30, 1998, the Bank had mortgage loan commitments of approximately $12,798,000 and pre-approved but unused lines of credit totaling $16,875,000. In management's opinion, these commitments, and undisbursed proceeds on construction loans in process above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

    AT JUNE 30, 1998, THE COMPOSITION OF LOANS BY FIXED AND ADJUSTABLE RATES WAS AS FOLLOWS:

                                         FIXED RATE                         ADJUSTABLE RATE
                              ----------------------------------   -------------------------------
                                 TERM TO        BOOK VALUE            TERM TO          BOOK VALUE
                                MATURITY      (IN THOUSANDS)        ADJUSTMENT       (IN THOUSANDS)
                              ------------    ------------------   --------------    ---------------
                              1 mo. - 1 yr.       $   350             1 mo. - 1 yr.      $ 48,457
                              1 yr. - 3 yr.         1,649             1 yr. - 3 yr.        49,612

                              3 yr. - 5 yr.         3,268             3 yr. - 5 yr.        21,805

                              5 yr. - 10 yr.       12,356            5 yr. - 10 yr.        47,538

                              10 yr. and over      20,176            10 yr. and over        3,479
                                                  -------                                --------

                              Total               $37,799                 Total          $170,891
                                                  =======                                ========

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

    At June 30, 1998 and 1997, loans to directors and officers were approximately $800,520 and $776,000, respectively. Such loans are made on the same terms as those offered to other customers.

    The Bank's lending policy calls for collateral or other forms of repayment assurance to be received from the borrower at the time of loan origination. Such collateral or other form of repayment assurance is subject to changes in economic value due to various factors beyond the control of the Bank and such changes could be significant.

    The Bank is subject to numerous lending-related regulations. For example, the Bank may not make real estate loans to one borrower in excess of 15% of its unimpaired capital and surplus, except for loans not to exceed $500,000. This 15% limitation results in a dollar limitation of approximately $10,428,000 at June 30, 1998. The Bank was in compliance with the limitation as of June 30, 1998.

    CHANGES IN THE ALLOWANCE FOR LOAN LOSSES FOR THE YEARS ENDED JUNE 30 ARE SUMMARIZED AS FOLLOWS:

                                            1998        1997       1996
                                         ----------  ----------  ---------
         Balance at beginning of year     $604,187    $608,739    $608,739
         Provision for loan losses               -           -           -
         Charge-offs                        (8,372)     (4,552)          -
         Recoveries                              -           -           -
                                          --------    --------    --------

         Balance at end of year           $595,815    $604,187    $608,739
                                          ========    ========    ========

    In conformity with SFAS 114, as amended by SFAS 118, none of the Bank's loans are considered to be impaired.

                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS


4.  ACCRUED INTEREST RECEIVABLE

    ACCRUED INTEREST RECEIVABLE AT JUNE 30 IS SUMMARIZED AS FOLLOWS:

                                                              1998        1997
                                                           ----------  ----------

         Loans receivable                                  $  410,978  $  145,185
         Mortgage-backed securities                            76,316      80,503
         Securities                                         1,225,434   1,575,903
         Other                                                 36,081      34,878
                                                           ----------  ----------

         Total                                             $1,748,809  $1,836,469
                                                           ==========  ==========

5.  PREMISES AND EQUIPMENT

    PREMISES AND EQUIPMENT AT JUNE 30, WHICH ARE STATED AT COST, ARE SUMMARIZED AS FOLLOWS:

                                                              1998        1997
                                                           ----------  ----------
         Land                                              $  379,306  $  379,306
         Office buildings and improvements                  2,269,486   2,233,113
         Furniture, fixtures and equipment                    660,643     645,140
         Motor vehicles                                        37,856      39,838
                                                           ----------  ----------

         Total                                              3,347,291   3,297,397

         Less allowance for depreciation                    1,411,364   1,329,707
                                                           ----------  ----------

         Premises and equipment, net                       $1,935,927  $1,967,690
                                                           ==========  ==========

6.  DEPOSITS

    Deposits at June 30 are summarized as follows:

                                                               1998          1997
                                                           ------------  ------------
         NOW accounts                                      $ 23,429,916  $ 19,776,505
         Money market deposits                               42,567,590    41,668,099
         Passbook savings                                    14,035,680    13,070,907
         Certificates of deposit                            131,891,746   129,801,263
                                                           ------------  ------------

         Total                                             $211,924,932  $204,316,774
                                                           ============  ============

    The aggregate amounts of certificates of deposit with a minimum denomination of $100,000 were approximately $28,915,000 and $25,465,000 in 1998 and 1997, respectively.

                            NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

    AT JUNE 30, 1998, THE SCHEDULED MATURITIES OF CERTIFICATES OF DEPOSIT ARE AS
    FOLLOWS:

                                                            (In thousands)

              1999                                               $ 96,633
              2000                                                 24,945
              2001 and thereafter                                  10,314
                                                                 --------

                                                                 $131,892
                                                                 ========

    Included in deposits are non-interest-bearing balances totaling $4,028,120 and $1,556,535 as of June 30, 1998 and 1997, respectively.

7.  BORROWED FUNDS

    Borrowed funds at June 30, 1998 and 1997 consist of advances from the Federal Home Loan Bank (FHLB). These advances, with weighted average rates, are as follows:

              6.25% due on or before June 30, 1999      $20,000,000
                                                        ===========

    The above advances have been made against a $52.0 million line of credit secured by a blanket floating lien on the Bank's one-to-four family residential mortgage loans.

8.  INTEREST RATE RISK

    First Savings is engaged principally in providing first mortgage loans to individuals and commercial enterprises. At June 30, 1998, First Savings' interest-earning assets consisted of assets that earn interest at both fixed and adjustable rates. Those assets were funded primarily with short-term liabilities that have interest rates that vary with market rates over time.

    At June 30, 1998, First Savings had interest-earning assets of $296,511,768 having a weighted-average effective yield of 7.67% and interest-bearing liabilities of $216,114,359 having a weighted-average effective interest rate of 4.82%.

9.  SPECIAL SAIF ASSESSMENT

    On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed into law. The legislation included a special assessment to recapitalize the SAIF insurance fund up to its statutory goal of 1.25% of insured funds. The assessment required the Bank to pay an amount equal to 65.7 basis points of its SAIF-assessable deposit base as of March 31, 1995, which resulted in a charge to income during the year ended June 30, 1997 of $1.2 million.

10. INCOME TAXES

    First Savings uses the asset and liability method to account for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences," by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

    THE COMPONENTS OF INCOME TAX EXPENSE FOR THE YEARS ENDED JUNE 30 ARE SUMMARIZED AS FOLLOWS:

                                      1998        1997         1996
                                   ----------  -----------  -----------
         Current tax provision     $3,048,000  $2,162,000   $2,103,600
         Deferred tax provision        12,000      (7,000)     (18,600)
                                   ----------  ----------   ----------

         Total                     $3,060,000  $2,155,000   $2,085,000
                                   ==========  ==========   ==========

                            NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

    A RECONCILIATION OF INCOME TAXES COMPUTED FOR THE YEARS ENDED JUNE 30 AT THE STATUTORY FEDERAL INCOME TAX RATE (34%) TO THE PROVISION FOR INCOME TAXES IS AS FOLLOWS:

                                                                                  1998         1997         1996
                                                                               -----------  -----------  -----------
         Income taxes at the statutory federal rate                            $2,828,279   $2,061,642   $2,041,957
         Increases (decreases) resulting from:
          Tax exempt interest - net                                               (15,036)     (10,833)     (29,091)
          State income taxes - net of federal benefit                             235,702      101,319       70,150
         Other, net                                                                11,055        2,872        1,984
                                                                               ----------   ----------   ----------

         Income tax expense                                                    $3,060,000   $2,155,000   $2,085,000
                                                                               ==========   ==========   ==========

    Deferred taxes arising from each type of temporary difference at June 30 are summarized as follows:

                                                                                               1998         1997
                                                                                            ----------   ----------
         Deferred tax assets:
          Loan fees and costs                                                               $  213,870   $  218,176
                                                                                            ----------   ----------

         Deferred tax liabilities:
          Federal Home Loan Bank stock dividends                                               329,029      329,029
          Depreciation                                                                         230,357      222,663
          Bad debt reserve                                                                     289,980      289,980
          Unrealized gain on securities available for sale                                     193,120      144,942
                                                                                            ----------   ----------

         Total                                                                               1,042,486      986,614
                                                                                            ----------   ----------

         Net deferred tax liability                                                         $  828,616   $  768,438
                                                                                            ==========   ==========

Retained earnings at June 30, 1998 includes approximately $5,300,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

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

                            NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

11. REGULATORY RESTRICTIONS

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

    As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the category.

    REGULATORY CAPITAL AMOUNTS AND RATIOS FOR FIRST SAVINGS AND THE BANK ARE PRESENTED IN THE TABLE BELOW:

                                                                                        FOR CAPITAL
                                                            ACTUAL                    ADEQUACY PURPOSES
                                                     -------------------       --------------------------------
                                                       AMOUNT     RATIO         AMOUNT                 RATIO
                                                     -----------  ------       -----------            ---------
    AS OF JUNE 30, 1998:

      Total Capital (to Risk Weighted Assets):

       Consolidated                                  $69,742,140  48.67%       $11,464,080  greater than or Equal to   8.0%

       First Savings Bank of Moore Co., Inc., SSB    $54,933,352  38.34%       $11,461,920  greater than or Equal to   8.0%

      Tier 1 Capital (to Risk Weighted Assets):

       Consolidated                                  $69,146,325  48.25%       $ 5,732,040  greater than or Equal to   4.0%

       First Savings Bank of Moore Co., Inc., SSB    $54,337,537  37.93%       $ 5,730,960  greater than or Equal to   4.0%

      Tier 1 Capital (to Average Assets):

       Consolidated                                  $69,146,325  23.05%       $11,997,160  greater than or Equal to   4.0%

       First Savings Bank of Moore Co., Inc., SSB    $54,337,537  18.67%       $11,641,120  greater than or Equal to   4.0%

    As of June 30, 1997:

      Total Capital (to Risk Weighted Assets):

       Consolidated                                  $67,517,761  52.15%       $10,358,080  greater than or Equal to   8.0%

       First Savings Bank of Moore Co., Inc., SSB    $49,692,461  38.38%       $10,356,880  greater than or Equal to   8.0%

      Tier 1 Capital (to Risk Weighted Assets):

       Consolidated                                  $66,913,574  51.68%       $ 5,179,040  greater than or Equal to   4.0%

       First Savings Bank of Moore Co., Inc., SSB    $49,088,274  37.92%       $ 5,178,440  greater than or Equal to   4.0%

      Tier 1 Capital (to Average Assets):

       Consolidated                                  $66,913,574  24.71%       $10,927,600  greater than or Equal to   4.0%

       First Savings Bank of Moore Co., Inc., SSB    $49,088,274  19.08%       $10,290,120  greater than or Equal to   4.0%

                                                                                                 TO BE WELL
                                                                                              Capitalized Under
                                                                                              Prompt Corrective
                                                                                              ACTION PROVISIONS
                                                                                            -------------------
                                                                                              AMOUNT     RATIO
                                                                                            -----------  ------

    AS OF JUNE 30, 1998:

      Total Capital (to Risk Weighted Assets):
       Consolidated                                                                  N/A                                N/A
       First Savings Bank of Moore Co., Inc., SSB                            $14,327,400    greater than or Equal to  10.0%

      Tier 1 Capital (to Risk Weighted Assets):
       Consolidated                                                                  N/A                                N/A
       First Savings Bank of Moore Co., Inc., SSB                            $ 8,596,440    greater than or Equal to   6.0%

      Tier 1 Capital (to Average Assets):
       Consolidated                                                                  N/A                                N/A
       First Savings Bank of Moore Co., Inc., SSB                            $14,551,400    greater than or Equal to   5.0%

    As of June 30, 1997:

      Total Capital (to Risk Weighted Assets):
       Consolidated                                                                  N/A                                N/A
       First Savings Bank of Moore Co., Inc., SSB                            $12,946,100    greater than or Equal to  10.0%

      Tier 1 Capital (to Risk Weighted Assets):
       Consolidated                                                                  N/A                                N/A
       First Savings Bank of Moore Co., Inc., SSB                            $ 7,767,660    greater than or Equal to   6.0%

      Tier 1 Capital (to Average Assets):
       Consolidated                                                                  N/A                                N/A
       First Savings Bank of Moore Co., Inc., SSB                            $12,862,650    greater than or Equal to   5.0%

                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

    In addition federal regulatory requirements, the Bank is subject to a North Carolina savings bank capital requirement of at least 5% of total assets. At June 30, 1998 and 1997, the Bank's capital ratio under the North Carolina requirement was 18.74% and 17.54%, respectively.

    At June 30, 1998 and 1997, First Savings and the Bank exceeded all capital

    First Savings is also subject to limits on dividend payments. First Savings is prohibited under the North Carolina Business Corporation Act, from paying a dividend if such payment would (i) cause First Savings to be unable to pay its debts as they become due in the ordinary course of business or (ii) reduce First Savings' total assets below the sum of First Savings' total liabilities plus any amounts which would be needed, if First Savings were to be dissolved at the time of distribution, to satisfy the preferential rights that are superior to holders of the Common Stock.

    Payment of dividends by the Bank subsidiary to the holding company is subject to various restrictions. Under applicable banking regulations, the Bank may not declare a cash dividend if the effect thereof would be to reduce its net worth to an amount less than the minimum required by federal and state banking regulations. In addition, for a period of five years after the consummation of the Bank's stock conversion, which occurred on January 6, 1994, the Bank will be required to obtain prior written approval from the Administrator of the Savings Institutions Division, North Carolina Department of Commerce, before it can declare a cash dividend in an amount in excess of one-half the greater of (i) its net income for the most recent fiscal year or (ii) the average of its net income after dividends for the most recent fiscal year and not more than two of the immediately preceding fiscal years, as applicable, or repurchase any of its common stock. A source of First Savings' funds are dividends received from the Bank. In fiscal 1999, the amount of dividends that can be paid without prior approval from regulators is approximately $2.0 million. These funds should be adequate to cover First Savings' needs.

    During the year ended June 30, 1997, First Savings repurchased and retired 76,500 shares of its common stock in accordance with a stock repurchase plan. At June 30, 1998, First Savings' Board has authorized the purchase of 297,900 additional shares under the plan.

12. COMPENSATION PLANS

    First Savings maintains an employee profit sharing plan covering all eligible employees. Contributions to the plan for the years ended June 30, 1998, 1997 and 1996 were $112,910, $97,539 and $93,402, respectively.

    Upon the Bank's conversion to stock form, the First Savings Bank of Moore County, Inc., SSB Employee Stock Ownership Plan ("ESOP") became effective. As part of the conversion, the ESOP borrowed $648,000 and the Bank contributed $72,000 in order to purchase 72,000 shares at $10 per share of common stock issued in the conversion. (See Note 7.) The ESOP note payable is to be paid over a period not to exceed ten years, principally from the Bank's discretionary contributions to the ESOP. Dividends paid on shares held by the ESOP may also be used to reduce the note. ESOP expense of $314,602, $244,375 and $220,873, has been incurred during the years ended June 30, 1998, 1997 and 1996, respectively, including $179,402, $115,925, and $99,945, respectively, which represents the difference between the fair market value of the shares which have been released or committed to be released to participants and the cost of these shares to the ESOP. These amounts have been credited to common stock and charged to compensation expense in accordance with the provisions of AICPA Statement of Position 93-6.

    First Savings has also adopted an Employee Stock Option Plan ("Employee Plan") for officers and a Nonqualified Stock Option Plan for Directors (the "Directors Plan") for nonemployee directors. The options have an original term of ten years. The option exercise price is the market price of the common stock on the date the option is granted. During the year ended June 30, 1994, 270,000 and 360,000 options were granted under the Employee Plan and Directors Plan, respectively, at an exercise price of $10 per share. Under both plans, participants may exercise options by exchanging, at fair value, shares of common stock which they already own. At June 30, 1998, options for 90,000 shares of common stock were reserved for future issuance for the Employee Plan. As of June 30, 1998, 61,714 options have been exercised under the Employee Plan. No options had been exercised under the Directors' Plan as of June 30, 1998.

                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

13. LEASES

    Rentals under a long-term operating lease for First Savings' branch office building in Pinehurst totaled $9,000 for each of the years ended June 30, 1998, 1997 and 1996. The lease, which has a term of 15 years, contains an escalation provision for a $100 per month increase at the end of five and ten years.

    AT JUNE 30, 1998, THE MINIMUM RENTAL COMMITMENTS REQUIRED UNDER THIS NONCANCELABLE LEASE ARE AS FOLLOWS:


          Year Ending
             1999                              $10,200
             2000                               10,200
             2001                               10,200
             2002                               10,200
             2003                                7,650
                                               -------

             Total                             $48,450
                                               =======
14. CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK

    The Bank generally originates single-family residential loans within its primary lending area of Moore County. The Bank's underwriting policies require such loans to be made at no greater than 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

    The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to fund loans, standby letters of credit and lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

    A summary of the contract amount of the Bank's exposure to off-balance sheet risk as of June 30, 1998 is as follows:

         Financial instruments whose contract amounts represent credit risk:

          Commitments to extend credit, mortgage loans    $ 7,167,000
          Undisbursed construction loans                    5,631,000
          Undisbursed lines of credit                      16,875,000

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

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

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value.

    Cash and Due From Banks and Interest-Earning Deposits With Banks
    ----------------------------------------------------------------

    The carrying amounts for cash and interest-earning deposits with banks approximate fair value because of the short maturities of those instruments.

                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS


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

    Borrowed Funds
    --------------

    The fair value of borrowed funds is based upon the discounted value using current rates at which borrowings of similar maturity could be obtained.

    THE ESTIMATED FAIR VALUES OF THE BANK'S FINANCIAL INSTRUMENTS AT JUNE 30 ARE AS FOLLOWS:

                                             1998                             1997
                                    --------------------------       --------------------------
                                      Carrying        Fair             Carrying        Fair
                                       Amount        Value              Amount        Value
                                    ------------  ------------       ------------  ------------
    Financial assets:
     Cash and due from banks and    $  7,816,308  $  7,816,308       $  9,102,219  $  9,102,219
      interest-earning deposits
     Securities                       84,398,774    84,483,022         88,758,806    88,858,740
     Loans receivable                208,094,461   209,610,186        192,237,609   195,970,477
                                    ------------  ------------       ------------  ------------

                                    $300,309,543  $301,909,516       $290,098,634  $293,931,436
                                    ============  ============       ============  ============

    Financial liabilities:
     Deposits                       $211,924,932  $210,824,998       $204,316,774  $203,716,128
     Borrowed funds                   20,000,000    19,975,856         20,000,000    19,994,635
                                    ------------  ------------       ------------  ------------

                                    $231,924,932  $230,800,854       $224,316,774  $223,710,763
                                    ============  ============       ============  ============

    The fair value estimates presented herein are based on pertinent information available to management at June 30, 1998 and 1997, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been significantly revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                             NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS

16.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     QUARTERLY OPERATING DATA FOR THE YEARS ENDED JUNE 30 IS SUMMARIZED AS
     FOLLOWS:

                                                 FIRST             SECOND           THIRD            FOURTH
                                                QUARTER           QUARTER          QUARTER          QUARTER
                                               ----------        ----------       ----------       ----------
                                                               (In thousands, except per share)
    1998
    Total interest and dividend income         $    5,597        $    5,664       $    5,661       $    5,621
    Total interest expense                          2,793             2,817            2,752            2,721
                                               ----------        ----------       ----------       ----------
    Net interest income                             2,804             2,847            2,909            2,900
    Provision for loan losses                           -                 -                -                -
                                               ----------        ----------       ----------       ----------
    Net interest income after provision for
    loan losses                                     2,804             2,847            2,909            2,900
    Other expense, net                                784               790              757              811
                                               ----------        ----------       ----------       ----------
    Income before income taxes                      2,020             2,057            2,152            2,089
    Income tax expense                                744               759              798              759
                                               ----------        ----------       ----------       ----------
    Net income                                 $    1,276        $    1,298       $    1,354       $    1,330
                                               ==========        ==========       ==========       ==========

    NET INCOME PER COMMON SHARE
     Basic                                     $     0.35        $     0.35       $     0.36       $     0.36
     Diluted                                   $     0.32        $     0.32       $     0.34       $     0.33

    AVERAGE COMMON SHARES OUTSTANDING
     Basic                                      3,682,500         3,674,737        3,704,823        3,710,490
     Diluted                                    3,984,737         4,016,668        4,035,403        4,028,537


    1997
    Total interest and dividend income         $    4,796        $    4,863       $    4,953       $    5,446
    Total interest expense                          2,311        $    2,369            2,377            2,725
                                               ----------        ----------       ----------       ----------
    Net interest income                             2,485             2,494            2,576            2,721
    Provision for loan losses                           -                 -                -                -
                                               ----------        ----------       ----------       ----------
    Net interest income after provision for
    loan losses                                     2,485             2,494            2,576            2,721
    Other expense, net                              2,010 *             737              756              709
                                               ----------        ----------       ----------       ----------
    Income before income taxes                        475             1,757            1,820            2,012
    Income tax expense                                173               586              656              740
                                               ----------        ----------       ----------       ----------
    Net income                                 $      302        $    1,171       $    1,164       $    1,272
                                               ==========        ==========       ==========       ==========

    Net income per common share
     Basic                                     $     0.08        $     0.32       $     0.32       $     0.35
     Diluted                                   $     0.08        $     0.30       $     0.29       $     0.32

    Average common shares outstanding
     Basic                                      3,744,000         3,703,176        3,692,481        3,686,789
     Diluted                                    3,974,368         3,948,720        3,961,840        3,976,525

    * Includes nonrecurring charge associated with the SAIF assessment.

                            NOTES TO CONSOLIDATED
                             FINANCIAL STATEMENTS


17. PARENT COMPANY FINANCIAL INFORMATION

    Condensed financial information of First Savings Bancorp, Inc., the parent company, at June 30, 1998 and 1997 and for the years ended June 30, 1998 and 1997 is presented below:

                                                           1998         1997
                                                        -----------  -----------
         ASSETS
          Interest-earning deposits with subsidiary     $ 3,841,153  $ 7,481,196
          Securities at market value                     10,126,516   10,246,855
          Investment in subsidiary                       54,675,457   49,322,904
          Other assets                                    1,825,074      653,180
                                                        -----------  -----------

          Total assets                                  $70,468,200  $67,704,135
                                                        ===========  ===========

         LIABILITIES AND SHAREHOLDERS' EQUITY
          Accrued expenses and other liabilities        $   946,995  $   509,203
          Shareholders' equity                           69,521,205   67,194,932
                                                        -----------  -----------

          Total liabilities and shareholders' equity    $70,468,200  $67,704,135
                                                        ===========  ===========

         CONDENSED STATEMENTS OF INCOME
          Interest on securities                        $   670,874  $   670,595
          Earnings of subsidiary                          4,934,659    3,538,555
                                                        -----------  -----------
                                                          5,605,533    4,209,150
          Other expenses                                    175,066      108,497
                                                        -----------  -----------
          Income before income tax                        5,430,467    4,100,653
          Income tax expense                                172,000      192,000
                                                        -----------  -----------

          Net income                                    $ 5,258,467  $ 3,908,653
                                                        ===========  ===========

    For the year ended June 30, 1998, the Bank subsidiary did not pay cash dividends to the parent.

                              DIRECTORS, OFFICERS
                             AND OFFICE LOCATIONS


                          FIRST SAVINGS BANCORP, INC.
                              BOARD OF DIRECTORS


                      J. E. CAUSEY, Chairman of the Board
                         Causey Construction & Realty

WILLIAM E. SAMUELS, President                                                             JOHN F. BURNS, Secretary
Chief Executive Officer                                                                   Executive Vice President
First Savings Bank of Moore County, Inc., SSB                                          First Savings Bank of Moore
County, Inc., SSB

JOE MONTESANTI, JR.                                                                                  H. A. CLAYTON
Retired Pharmacist                                                                                Retired Merchant

H. DAVID BRUTON, M.D.
Secretary of North Carolina Department                                                          THOMAS F. PHILLIPS
of Health and Human Services                                                       Owner of Phillips Motor Company


DR. W. HARRELL JOHNSON                                                                          FRANK G. HARDISTER
Retired Dentist                                                                   President of Powell Funeral Home

VIRGINIA C. BRANDT                                                                                 FELTON J. CAPEL
Certified Public Accountant                                          Owner of Century Associates of North Carolina
Holden, Brandt,
& Longfellow, P.C.

                           FIRST SAVINGS BANK STAFF


      SOUTHERN PINES OFFICE                                                     PINEHURST OFFICE
   William E. Samuels, President                                      Doris B. Andrews, Vice President
John F. Burns, Executive Vice President                            Teresa T. Cole, Assistant Vice President
          and Secretary                                         Lynette F. Williams, Assistant Vice President
                                                                               Nancy L. Howle
                                                                             Deborah H. Williams


               Vice Presidents
S. Allan Beck                 Michael F. McMillan                                     CARTHAGE OFFICE
Timothy S. Maples                 Donna B. Morgan                         Patricia W. Jackson, Vice President
                Sherry B. Yow                                                          Patsy M. Salmon
                                                                                      Carol M. Williams

              Assistant Vice Presidents
                                                                                      SEVEN LAKES OFFICE
Carol F. Allred             Margaret V. Hightower                                Kim Y. Bailey, Vice President
Sandra G. Blake                     Wanda M. Ring                                      Sherry S. Blake
                  Joel H. Salmon                                                      Shirley M. Puckett
                                                                                       Sharon W. Styers
                                                                                       Paula M. Taggart
                    Staff
Tammy O. Barnett                Marian E. Lauffer                                   PINECREST PLAZA OFFICE
Shelia C. Brown               Caroline M. Lemmond
Dianna B. Bullard                  Betty K. Lomax                             William A. Roberts, Vice President
Kimberly O. Hedrick            Angel J. McKeithan                         Patsy M. McDonald, Assistant Vice President
Derinda F. Hobson                 Audra W. McLean                                      Susanna C. Hunley
Betty S. Kramer                 Barbara W. Ussery                                      Martha M. Lunday
                Pamela C. Wase                                                       Amanda L. VandeReit

                             CORPORATE INFORMATION

               CORPORATE HEADQUARTERS                                                    INDEPENDENT ACCOUNTANTS
            First Savings Bancorp, Inc.                                                       Dixon Odom pllc
     205 SE Broad Street, Post Office Box 1657                                                6 Tunberry Wood
       Southern Pines, North Carolina  28388                                               Post Office Box 1655
                  (910) 692-6222                                                     Southern Pines, North Carolina 28387


              SPECIAL COUNSEL                                                                  FORM 10-K
Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.                       COPIES OF THE FIRST SAVINGS BANCORP, INC. FORM 10-K
             230 North Elm Street                                          MAY BE OBTAINED BY SHAREHOLDERS WITHOUT CHARGE BY
             Post Office Box 26000                                         WRITING TO MARGARET V. HIGHTOWER AT THE  CORPORATE
       Greensboro, North Carolina  27420                                                    HEADQUARTERS ADDRESS.

                TRANSFER AGENT                                                             ADDITIONAL INFORMATION
    Wachovia Bank of North Carolina, N.A.                                        For additional information, please contact
Corporate Trust Department, Post Office Box 3001                                    John F. Burns, Timothy S. Maples, or
       Winston-Salem, North Carolina  27102                                                William E. Samuels at
                1-800-633-4236                                                                (910) 692-6222.

                                                  ANNUAL MEETING
                                     The 1998 Annual Meeting of Shareholders of
                                   First Savings Bancorp, Inc. will be held at the
                                      Holiday Inn, US#1, Southern Pines, NC on
                                          October 29, 1998 at 10:00 a.m.
                                  All shareholders are cordially invited to attend.

                                 CAPITAL STOCK

First Savings' common stock is traded on the NASDAQ National Market System under the symbol "SOPN." As of June 30, 1998, there were 3,710,820 shares outstanding and 1,016 shareholders of record, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks. Payment of dividends by the Bank subsidiary to the holding company is subject to various restrictions. Under applicable banking regulations, the Bank may not declare a cash dividend if the effect thereof would be to reduce its net worth to an amount less than the minimum required by federal and state banking regulations. In addition, for a period of five years after the consummation of the Bank's stock conversion, which occurred on January 6, 1994, the Bank will be required to obtain prior written approval from the Administrator of the Savings Institutions Division, North Carolina Department of Commerce, before it can declare a cash dividend in an amount in excess of one-half the greater of (i) its net income for the most recent fiscal year or (ii) the average of its net income after dividends for the most recent fiscal year and not more than two of the immediately preceding fiscal years, as applicable.

           QUARTERLY COMMON STOCK PERFORMANCE AND DIVIDENDS DECLARED

                                                                               Dividends
                                                 Stock Price              DECLARED, PER SHARE
                                         ---------------------------  ----------------------------
                                            High             LOW        REGULAR         SPECIAL
                                         -----------      ----------  ------------     -----------
For the Year Ended June 30, 1998:
    First Quarter Ending September 30     $    23.88        $  20.00     $   0.22         N/A
    Second Quarter Ending December 31     $    25.50        $  22.00     $   0.22         N/A
    Third Quarter Ending March 31         $    26.00        $  22.19     $   0.25         N/A
    Fourth Quarter Ending June 30         $    25.75        $  22.25     $   0.25         N/A

For the Year Ended June 30, 1997:
    First Quarter Ending September 30     $    18.81        $  16.75     $   0.17         N/A
    Second Quarter Ending December 31     $    19.00        $  17.25     $   0.17         N/A
    Third Quarter Ending March 31         $    20.25        $  17.88     $   0.20         N/A
    Fourth Quarter Ending June 30         $    24.50        $  19.38     $   0.20         N/A

THIS ANNUAL REPORT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE
                 BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.