Form 10-K, Exhibit 13
period 1999-06-30
FIRST SAVINGS BANCORP INC
filed 1999-09-24
CIK 912836

-------------------------------FIVE YEAR SUMMARY--------------------------------

                                                              At June 30,
                                                 ------------------------------------------------
                                                   1999      1998      1997      1996      1995
                                                 --------  --------  --------  --------  --------
                                                              (Dollars in thousands)
Financial Condition Data:
Balance of:
 Assets                                          $313,233  $304,168  $294,217  $256,986  $251,787
 Loans receivable, net                            208,678   208,094   192,238   177,431   159,777
 Investment securities held-to-maturity            36,708     9,737     6,572     2,965     4,484
 Investment securities available-for-sale          54,846    72,732    80,257    66,069    76,374
 Deposits                                         226,651   211,925   204,317   187,424   183,080
 Borrowed funds                                    20,000    20,000    20,000       422       543
 Shareholders' equity                              64,228    69,521    67,195    66,811    65,511


                                                           For the Years Ended June 30,
                                                 ------------------------------------------------
                                                     1999      1998      1997      1996      1995
                                                 --------  --------  --------  --------  --------
                                                  (Dollars in thousands, except per share data)
Operating Data:
 Interest and dividend income                    $ 21,765  $ 22,543  $ 20,058  $ 18,550  $ 17,438
 Interest expense                                  10,274    11,083     9,782     9,215     8,140
                                                 --------  --------  --------  --------  --------
 Net interest income                               11,491    11,460    10,276     9,335     9,298
 Provision for loan losses                              -         -         -         -         -
                                                 --------  --------  --------  --------  --------
 Net interest income after provision for
  loan losses                                      11,491    11,460    10,276     9,335     9,298
 Non-interest income                                  721       616       425       364         7
 General and administrative expenses                4,066     3,758     4,637     3,693     3,584
                                                 --------  --------  --------  --------  --------
 Income before income taxes                         8,146     8,318     6,064     6,006     5,721
 Income tax expense                                 2,985     3,060     2,155     2,085     1,948
                                                 --------  --------  --------  --------  --------
 Net income                                      $  5,161  $  5,258  $  3,909  $  3,921  $  3,773
                                                 ========  ========  ========  ========  ========
Per common share data:
 Net income, basic                                  $1.42     $1.42     $1.05     $1.05  $   1.01
                                                 ========  ========  ========  ========  ========
 Net income, diluted                                $1.32     $1.30     $0.98     $0.98  $   0.95
                                                 ========  ========  ========  ========  ========
 Cash dividends                                     $1.01     $0.94     $0.74     $0.64  $   0.60
                                                 ========  ========  ========  ========  ========

---------------------------------GROWING WITH-----------------------------------
                                 MOORE COUNTY

                                                  About our cover...

            Photo

-----------------------------FINANCIAL HIGHLIGHTS-------------------------------

                                            At or for the Twelve Months Ended
                                                        June 30,
                                          -------------------------------------
SELECTED FINANCIAL DATA                      1999         1998         1997
                                          -----------  -----------  -----------
Net income                                $5,160,975   $5,258,467   $3,908,653
PER COMMON SHARE DATA

Net income
 Basic                                    $     1.42   $     1.42   $     1.05
 Diluted                                  $     1.32   $     1.30   $     0.98
Book value                                $    18.33   $    18.73   $    18.26
Tangible book value                       $    18.33   $    18.73   $    18.26
Number of common shares outstanding        3,503,763    3,710,820    3,679,185

AT YEAR END (THOUSANDS)

Assets                                    $  313,233   $  304,168   $  294,217
Deposits                                     226,651      211,925      204,317
Loans receivable, net                        208,678      208,094      192,238
Shareholders' equity                          64,228       69,521       67,195

RATIOS

Return on average assets                        1.73%        1.76%        1.45%
Return on average assets *                       N/A          N/A         1.71%
Return on average equity                        7.61%        7.68%        5.85%
Return on average equity *                       N/A          N/A         6.90%
Equity to total assets (year end)              20.50%       22.86%       22.84%
Nonperforming assets to total assets            0.10%        0.18%        0.08%
Allowance for loan losses to net loans          0.29%        0.29%        0.31%
Dividends declared/earnings per share          76.52%       71.76%       75.51%

* Excludes the nonrecurring charge associated with the special SAIF assessment in 1997.


-------------------------------TABLE OF CONTENTS--------------------------------

Chief Executive Officer's Message................      2

Management's Discussion & Analysis...............   4-16

Report of Independent Auditors...................     17

Consolidated Statements of Financial Condition...     18

Consolidated Statements of Income................     19

Consolidated Statements of Shareholders' Equity..     20

Consolidated Statements of Cash Flows............  21-22

Notes to Consolidated Financial Statements.......  23-38

Directors, Officers and Office Locations.........     39

Corporate Information............................     40

---------------------------------------1----------------------------------------

---------------------------CHIEF EXECUTIVE OFFICER'S---------------------------
                                    MESSAGE

September 24, 1999

Dear Shareholders:

By almost any standard, this past year was a stellar one for your Corporation. So much so that First Savings was ranked by U.S. BANKER Magazine as the best performer among U.S. community banks in three of six primary criteria. The publication based its evaluations on the Top 200 largest community banks in the U.S. with less than $432 million in assets. First Savings ranked 25th in the country overall and first in three categories: efficiency, leverage and tier one
                    -----
capital ratios.

Fiscal 1999 was a noteworthy year for First Savings. Total assets and deposits grew $9.1 million, or 3.0% and $14.7 million, or 6.9%, respectively, from fiscal 1998. Although net loans have increased slightly, secondary loan originations increased significantly, evidenced by the 103.8% increase in related fee income.

In a year of falling bank stock prices, First Savings aggressively exercised its strategy to repurchase shares of First Savings common stock. During fiscal 1999, First Savings repurchased 311,400 shares of its common stock on the open market. Although the lost earnings associated with the cost of the stock repurchased negatively impacted net income, basic net income per share was unchanged and diluted net income per share increased as a result of fewer shares outstanding.

Highlights for the year ended June 30, 1999 included:

 . Opening of new office at Belle Meade - First Savings established its sixth office in June, launching a full-service branch in the elegant clubhouse of the Belle Meade Retirement Resort located near Pinehurst and Southern Pines. Initial response from incoming residents has exceeded our most optimistic projections.

 .  Capital Improvements - For added customer convenience, we replaced our old
   ATMs at the Southern Pines, Pinecrest Plaza and Seven Lakes offices with state-of-the-art machines and added an ATM at our Carthage office. We also completed the installation of a Wide Area Network (WAN), providing for the total integration of all offices on a centralized computer system. Any office can now easily access extensive account information instantly for any customer.

 . Long Term Health Care Insurance - The first of several new services introduced this past year, this comprehensive product provides, with qualification, significant assistance through insurance should one ever need long-term care.

 . Alternative Investments - Another new service, this program offers one-stop shopping to satisfy virtually all of an investor's needs. Available products include annuities, discount brokerage services, mutual funds and many others.

 . Degree Account - Still another new product, this offers checking account services to students, part of our overall effort to attract younger customers to the Bank.

First Savings Bank has been Moore County's community bank for over 77 years and we look forward to continuing to serve the growing financial needs of county residents. New services that will be introduced to our customers in the near future include VISA debit cards and telephone banking. As we grow, we must continue to have the right executives functioning as effectively as possible within the appropriate organizational structure. Toward this end, I have appointed the following senior management team: William A. Roberts, Vice President, Compliance and Human Resources; Timothy S. Maples, Vice President and CFO; Michael F. McMillan, Vice President and Senior Loan Officer; S. Allan Beck, Vice President and Senior Loan Officer; and Sherry B. Yow, Vice President, Operations.

As to the readiness of our computer systems when the calendar turns to 2000, we assure you that our plans are in complete compliance with all four of the FDIC's recommended action steps and we will continue to test all systems right up to the new year. Contingency planning has also been completed with testing scheduled for this fall. An outside consulting firm has been quite helpful to us throughout our preparation period, which now exceeds two years. Greater detail about our Y2K planning can be found in the Management's Discussion and Analysis section of this report.

---------------------------------------2----------------------------------------

---------------------------CHIEF EXECUTIVE OFFICER'S----------------------------
                                    MESSAGE

I would like to thank the Board of Directors, our Staff and particularly Bill Samuels for their support and patience since I have assumed the responsibilities of President and CEO. I am genuinely excited about the future of our bank and I can assure you that your Board of Directors and the Staff will continue to look for every opportunity to increase shareholder value.

Sincerely yours,



John F. Burns
President and Chief Executive Officer

---------------------------------------3----------------------------------------

---------------------------------MANAGEMENT'S-----------------------------------
                             DISCUSSION & ANALYSIS


---------------------------------INTRODUCTION-----------------------------------

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

First Savings' primary market area is Moore County, North Carolina. Moore County is home to several nationally recognized golf courses and is a popular tourist and convention destination. The famed Pinehurst Resort is located approximately three miles from Southern Pines. The Pinehurst Resort, founded in 1895, boasts eight championship golf courses, including Pinehurst No. 2 which was host to the 1999 U.S. Open. In addition, Moore County is a popular retirement community. As a result, the economy of Moore County is primarily service oriented. On June 30, 1999, First Savings had total assets of approximately $313.2 million, net loans of $208.7 million, deposits of approximately $226.7 million and shareholders' equity of $64.2 million.

First Savings is principally engaged in the business of attracting deposits from the general public and using such deposits and other funds to make real estate, consumer and commercial loans. On June 30, 1999, approximately 85.1% of First Savings' net loan portfolio was composed of one-to-four family residential real estate loans. Revenues of First Savings are derived primarily from interest on loans. First Savings also receives interest income from its investment securities, mortgage-backed securities and interest-bearing deposit balances. The major expenses of First Savings are interest on deposits and general and administrative expenses such as salaries, employee benefits, and branch occupancy and related expenses.

------------------------------FINANCIAL CONDITION-------------------------------

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

Principal among First Savings' asset/liability management strategies has been
(1) the origination of adjustable-rate, single-family mortgage loans; (2) the origination of adjustable-rate home equity line of credit loans; (3) maintaining a short-term investment portfolio; and (4) attempting to lengthen deposit maturities. During fiscal year 1999, the Bank originated 625 mortgage loans totaling $61.6 million, of which $39.6 million were one, three or five-year adjustable-rate mortgages or home equity loans. At June 30, 1999, $176.0 million or 84.3% of the Bank's $208.7 million in total net loans had adjustable interest rates. Although earnings could still be affected negatively by a rapid and sustained increase in the level of interest rates, management believes assets and liabilities are structured to preserve net income during interest rate changes.

---------------------------------------4----------------------------------------

---------------------------------MANAGEMENT'S-----------------------------------
                             DISCUSSION & ANALYSIS

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

                                                    Expected Maturity Date
                                    -------------------------------------------------------------
                                                More Than      Over       More Than
                                     1 Year      1 Year       3 Years      5 Years     More Than               Fair
                                     or Less   to 3 Years   to 5 Years   to 10 Years    10 Years    Total     Value
                                    ---------  -----------  -----------  ------------  ----------  --------  --------
Loans Receivable (A)
 Fixed Rate                         $  1,438   $    1,261   $    3,151   $    12,917   $  15,713   $ 34,480  $ 35,514
  Average interest rate                 8.75%        8.96%        8.21%         7.95%       8.41%

 Variable rate                      $ 44,768   $   55,633   $   24,643   $    46,965   $   2,785   $174,794  $176,152
  Average interest rate                 7.75%        7.35%        7.54%         7.81%       7.71%

Investment Securities (B)
 Interest-earning deposits          $  3,085   $        -   $        -   $         -   $       -   $  3,085  $  3,085
  Average interest rate                 5.75%           -%           -%            -%          -%

 Securities available for sale      $  9,680   $   14,817   $   17,187   $    13,162   $       -   $ 54,846  $ 54,846
  Average interest rate                 7.38%        6.45%        5.78%         6.21%          -%

 Securities held to maturity        $  4,199   $      114   $       84   $    13,111   $  19,200   $ 36,708  $ 36,154
  Average interest rate                 6.91%        9.37%        9.65%         6.05%       6.37%

 Nonmarketable equity securities    $      -   $        -   $        -   $         -   $   1,930   $  1,930  $  1,930
  Average interest rate                    -%           -%           -%            -%       7.50%

Debt Obligations (C)
 Interest-bearing deposits          $176,014   $   40,980   $    5,922   $         -   $       -   $222,916  $225,487
  Average interest rate                 4.08%        5.25%        5.85%            -%          -%

 Borrowings                         $ 10,000        5,000        5,000             -           -   $ 20,000  $ 20,226
  Average interest rate                 5.46%        5.01%        5.26%            -%          -%

(A) For loans receivable, the table presents principal cash flows by fixed and adjustable rate. The table includes contractual maturities for fixed rate loans and adjustable rate loans are assumed to reprice at contractual repricing intervals. The table presents fair values at June 30, 1999 and weighted average interest rates by maturity dates.
(B) For investment securities, including securities available for sale, securities held to maturity, and nonmarketable equity securities, the table presents contractual maturities. Interest-earning deposits are due on demand financial instruments and are presented in the due in one year category. Nonmarketable equity securities, which consists of Federal Home Loan Bank stock, have no contractual maturity and are placed in the longest expected maturity date. The table presents fair values at June 30, 1999 and weighted average interest rates by maturity dates.
(C) For interest-bearing deposits and borrowings, the table presents principal cash flows and weighted average interest rates by expected maturity dates and fair values at June 30, 1999.

---------------------------------------5----------------------------------------

---------------------------------MANAGEMENT'S-----------------------------------
                             DISCUSSION & ANALYSIS


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

The following Gap Analysis table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1999, which are expected to reprice or mature in each of the future time periods shown. The assets or liabilities shown, which reprice or mature during a particular period, were determined in accordance with the contractual terms of the asset or liability. Adjustable-rate loans are assumed to reprice at contractual repricing intervals.

------------------------------------------------------------------------------------------------------------------------------------
                                                              Terms to Repricing at June 30, 1999
                             ---------------------------------------------------------------------------------------------------
                                                     More Than           More Than        More Than
                                  1 Year               1 Year             3 Years          5 Years         More Than
GAP ANALYSIS                      or Less            to 3 Years         to 5 Years       to 10 Years        10 Years       Total
                             -------------    --------------    ---------------   --------------   --------------   ------------
                                                                      (Dollars in thousands)
INTEREST-EARNING ASSETS:
Mortgage loans:
 Adjustable rate
  residential 1-4 family     $      25,920    $       48,710    $        19,042   $       42,584   $        2,746   $    139,002
 Fixed rate 1-4 family                  20               679              1,765           10,604           12,877         25,945
 Adjustable rate
  non-residential                    6,149             6,923              5,601            4,381               39         23,093
 Fixed rate non-residential             26               151                460            1,421            2,790          4,848
 Home equity and property
  improvement                       12,699                 -                  -                -                -         12,699
Other loans                          1,392               431                926              892               46          3,687
Investments                         14,743            14,817             17,187           26,127                -         72,874
Mortgage-backed securities           4,199               114                 84               96           19,200         23,693
                             -------------    --------------    ---------------   --------------   --------------   ------------

Total interest-earning
 assets                      $      65,148    $       71,825    $        45,065   $       86,105   $       37,698   $    305,841
                             =============    ==============    ===============   ==============   ==============   ============

INTEREST-BEARING
 LIABILITIES:
Deposits:
 Certificates of deposit     $      88,087    $       40,980    $         5,922   $            -   $            -   $    134,989
 Interest-bearing checking          22,737                 -                  -                -                -         22,737
 Money market deposit
  accounts                          50,435                 -                  -                -                -         50,435
 Passbook savings                   14,755                 -                  -                -                -         14,755
Borrowed funds                      10,000             5,000              5,000                -                -         20,000
                             -------------    --------------    ---------------   --------------   --------------   ------------

Total interest-bearing
 liabilities                 $     186,014    $       45,980    $        10,922   $            -   $            -   $    242,916
                             =============    ==============    ===============   ==============   ==============   ============

INTEREST SENSITIVITY GAP
 PER PERIOD                  $    (120,866)   $       25,845    $        34,143   $      $86,105   $       37,698   $     62,925

CUMULATIVE INTEREST
 SENSITIVITY GAP             $    (120,866)   $      (95,021)   $       (60,878)  $       25,227   $       62,925   $     62,925

CUMULATIVE GAP AS A
 PERCENTAGE OF
 TOTAL INTEREST-EARNING
 ASSETS                             (39.52%)          (31.07%)           (19.91)%           8.25%           20.57%         20.57%

CUMULATIVE
 INTEREST-EARNING ASSETS
 AS A PERCENTAGE OF
 INTEREST-BEARING
 LIABILITIES                         35.02%            59.04%            (74.94)%         110.39%          125.90%        125.90%
------------------------------------------------------------------------------------------------------------------------------------

---------------------------------------6----------------------------------------

---------------------------------MANAGEMENT'S-----------------------------------
                             DISCUSSION & ANALYSIS


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

As of June 30, 1999, liquid assets (cash and cash equivalents and marketable investment securities) were approximately $100.3 million, which represents 44.2% of deposits. As a North Carolina chartered savings bank, First Savings is required to maintain liquid assets equal to at least 10.0% of its total assets. For purposes of this requirement, liquid assets consist of cash and readily marketable investments and mortgage-backed securities. At June 30, 1999, this liquidity ratio, based on North Carolina regulations, was 30.1%. Management considers current liquidity levels to be adequate to meet First Savings' foreseeable needs.

At June 30, 1999, outstanding loan commitments and available lines of credit balances were $28.1 million, and the undisbursed portion of construction loans was $7.8 million. Funding for these commitments is expected to be provided from deposits, loan and mortgage-backed securities principal repayments, maturing investments and income generated from operations.

                              Capital Resources

Under federal capital regulations, First Savings must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. Failure to meet such requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on First Savings' financial statements. At June 30, 1999 and 1998, First Savings exceeded all such requirements.

First Savings is subject to restrictions on stock repurchases and must obtain Federal Reserve and FDIC approvals before making certain stock repurchases. First Savings is also subject to limits on dividend payments. First Savings is prohibited, under the North Carolina Business Corporation Act, from paying a dividend if such payment would (i) cause First Savings to be unable to pay its debts as they become due in the ordinary course of business or (ii) reduce First Savings' total assets below the sum of First Savings' total liabilities plus any amounts which would be needed, if First Savings were to be dissolved at the time of distribution, to satisfy the preferential rights that are superior to holders of the Common Stock. Moreover, the ability of First Savings to pay dividends or repurchase shares may be dependent upon the receipt of dividends from the Bank subsidiary.

Payment of dividends by the Bank subsidiary to the holding company is subject to various restrictions. Under applicable banking regulations, the Bank may not declare a cash dividend if the effect thereof would be to reduce its net worth to an amount less than the minimum required by federal and state banking regulations, including the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock ownership. A source of First Savings' funds are dividends received from the Bank. In fiscal 2000, the amount of dividends that can be paid without prior approval from regulators is approximately $2.5 million. These funds should be adequate to cover First Savings' needs.


---------------------------------------7----------------------------------------

---------------------------------MANAGEMENT'S-----------------------------------
                             DISCUSSION & ANALYSIS

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

                                                                           Years Ended June 30,
                                        -------------------------------------------------------------------------------------------
                                                     1999                           1998                           1997
                                        -----------------------------  -----------------------------  -----------------------------
                                                             Average                        Average                        Average
                                         Average              Yield/    Average              Yield/    Average              Yield/
                                         Balance   Interest    Cost     Balance   Interest    Cost     Balance   Interest    Cost
                                        ---------  --------  --------  ---------  --------  --------  ---------  --------  --------
                                                                          (Dollars in thousands)
Interest-earning assets:
 Interest-earning deposits              $  6,867    $   377     5.49%  $  6,167    $   391     6.34%  $  7,623    $   449     5.89%
 Investments, net, at cost                57,553      3,727     6.48%    77,009      5,222     6.78%    67,269      4,317     6.42%
 Mortgage-backed securities               16,888      1,085     6.43%     9,143        668     7.31%     4,537        338     7.45%
 Loans receivable, net                   208,384     16,576     7.95%   199,776     16,262     8.14%   185,120     14,954     8.08%
                                        --------    -------            --------    -------            --------    -------
  Total interest-earning assets          289,692     21,765     7.51%   292,095     22,543     7.72%   264,549     20,058     7.58%
                                                    -------                        -------                        -------
Non-interest-earning assets                9,367                          6,680                          5,734
                                        --------                       --------                       --------

  Total assets                          $299,059                       $298,775                       $270,283
                                        ========                       ========                       ========

Interest-bearing liabilities:
 Passbooks savings                      $ 14,561        459     3.15%  $ 13,723        428     3.12%  $ 10,994        297     2.70%
 NOW and money market accounts            71,019      2,178     3.07%    66,100      2,166     3.28%    63,199      2,108     3.34%
 Certificates of deposit                 133,062      7,205     5.41%   129,698      7,371     5.68%   122,761      7,091     5.78%
 Borrowed funds                            7,555        432     5.72%    17,786      1,118     6.29%     4,694        286     6.09%
                                        --------    -------            --------    -------            --------    -------
  Total interest-bearing liabilities     226,197     10,274     4.54%   227,307     11,083     4.88%   201,648      9,782     4.85%
                                                    -------                        -------                        -------
Non-interest-bearing liabilities           5,078                          2,672                          1,789
                                        --------                       --------                       --------
  Total liabilities                      231,275                        229,979                        203,437
Shareholders' equity                      67,784                         68,796                         66,846
                                        --------                       --------                       --------

Total liabilities and shareholders'
 equity                                 $299,059                       $298,775                       $270,283
                                        ========                       ========                       ========

Net interest income and interest rate
 spread                                             $11,491     2.97%              $11,460     2.84%              $10,276     2.73%
                                                    =======                        =======                        =======

Net interest-earning assets and net
 interest margin                        $ 58,417                3.97%  $ 64,788                3.92%  $ 62,901                3.88%

Percentage of average interest-earning
 assets to average interest-bearing
 liabilities                              125.26%                        128.50%                        131.19%

---------------------------------------8----------------------------------------

---------------------------------MANAGEMENT'S-----------------------------------
                             DISCUSSION & ANALYSIS

                              Rate Volume Analysis

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

                                                                      Years Ended June 30,
                             ------------------------------------------------------------------------------------------------------
                                                 1999 vs. 1998                                       1998 vs. 1997
                                              Increase (Decrease)                                 Increase (Decrease)
                                                    Due to                                              Due to
                             -----------------------------------------------------  -----------------------------------------------
                                                           Rate/                                                   Rate/
                                Volume        Rate         Volume        Total         Volume        Rate        Volume      Total
                             ------------  -----------  ------------  ------------  ------------  ----------  ------------  -------
                                                                     (Dollars in thousands)
Interest income:
 Interest-earning deposits       $    44     $    (52)     $     (6)     $    (14)     $    (86)    $    34       $    (6)  $  (58)
 Investments (1)                  (1,319)        (235)           59        (1,495)          625         245            35      905
 Mortgage-backed securities          566          (80)          (68)          418           343          (6)           (7)     330
 Loan portfolio                      701         (371)          (16)          314         1,184         115             9    1,308
                             ------------  -----------  ------------  ------------  ------------  ----------  ------------  -------
  Total interest income               (8)        (738)          (31)         (777)        2,066         388            31    2,485
                             ------------  -----------  ------------  ------------  ------------  ----------  ------------  -------

Interest expense:
 Passbooks savings                    26            5             -            31            74          46            11      131
 NOW and money market                161         (139)          (10)           12            97         (37)           (2)      58
  accounts
 Certificates of deposit             191         (348)           (9)         (166)          400        (114)           (6)     280
 Borrowed funds                     (643)        (101)           58          (686)          798           9            25      832
                             ------------  -----------  ------------  ------------  ------------  ----------  ------------  -------
  Total interest expense            (265)        (583)           39          (809)        1,369         (96)           28    1,301
                             ------------  -----------  ------------  ------------  ------------  ----------  ------------  -------

Net interest income
 (expense)                       $   257     $   (155)     $    (70)     $     32      $    697     $   484       $     3   $1,184
                             ============  ===========  ============  ============  ============  ==========  ============  =======

(1) Includes investment securities and FHLB stock.

---------------------------------------9----------------------------------------

---------------------------------MANGEMENT'S------------------------------------
                             DISCUSSION & ANALYSIS

                          Loan Portfolio Composition

First Savings' consolidated net loan portfolio totaled approximately $208.7 million at June 30, 1999, representing 66.6% of First Savings' total assets. At June 30, 1999, approximately 84.3% of First Savings' net loan portfolio was composed of adjustable rate loans, and approximately 15.7% of First Savings' net loan portfolio was composed of fixed rate loans. At June 30, 1999, approximately $161.8 million, or 77.5%, of First Savings' net loan portfolio was composed of one-to-four family residential real estate loans. On such date, approximately $52.1 million, or 25.0%, of First Savings' net loan portfolio was composed of multi-family residential, commercial and other real estate loans.


The following table sets forth the composition of First Savings' loan portfolio by type of loan at the dates indicated.

                                                                            June 30,
                             ------------------------------------------------------------------------------------------------------
                                    1999                 1998                 1997                 1996                 1995
                             -------------------  -------------------  -------------------  -------------------  ------------------
                                          % of                 % of                 % of                 % of                % of
                              Amount     Total     Amount     Total     Amount     Total     Amount     Total     Amount     Total
                             ---------  --------  ---------  --------  ---------  --------  ---------  --------  ---------  -------
                                                                     (Dollars in thousands)
Real estate loans:
 Residential 1-4 family       $161,785    77.53%   $172,915    83.09%   $162,620    84.59%   $151,934    85.63%   $137,855   86.28%
 Multi-family (5 or more         3,264     1.56%      2,969     1.43%      2,601     1.35%      3,070     1.73%      2,272    1.42%
  units)
 Construction                   16,082     7.71%     10,592     5.09%     10,969     5.71%      8,123     4.58%      7,951    4.98%
 Commercial real estate
  and other properties          20,229     9.69%     16,568     7.96%     13,285     6.91%     12,028     6.78%     11,844    7.41%
 Home equity and property
 improvement                    12,549     6.01%      8,970     4.31%      8,449     4.40%      5,607     3.16%      4,066    2.55%
                              --------   ------    --------   ------    --------   ------    --------   ------    --------  ------

 Total real estate loans       213,909   102.50%    212,014   101.88%    197,924   102.96%    180,762   101.88%    163,988  102.64%
                              --------   ------    --------   ------    --------   ------    --------   ------    --------  ------

Other:
 Savings account loans             901     0.43%        900     0.43%        909     0.47%        875     0.49%        703    0.44%
 Installment loans               1,606     0.77%        797     0.38%        621     0.32%        351     0.20%        111    0.07%
 Credit card loans               1,182     0.57%      1,157     0.56%        951     0.50%        520     0.29%          -       -%
                              --------   ------    --------   ------    --------   ------    --------   ------    --------  ------
 Total other loans               3,689     1.77%      2,854     1.37%      2,481     1.29%      1,746     0.98%        814    0.51%
                              --------   ------    --------   ------    --------   ------    --------   ------    --------  ------

Less:
 Unearned fees and                 498     0.24%        547     0.26%        555     0.29%        509     0.29%        458    0.29%
  discounts
 Loans in process                7,826     3.75%      5,631     2.71%      7,008     3.65%      3,959     2.23%      3,958    2.48%
 Allowance for loan losses         596     0.28%        596     0.28%        604     0.31%        609     0.34%        609    0.38%
                              --------   ------    --------   ------    --------   ------    --------   ------    --------  ------
 Total reductions                8,920     4.27%      6,774     3.25%      8,167     4.25%      5,077     2.86%      5,025    3.15%
                              --------   ------    --------   ------    --------   ------    --------   ------    --------  ------

Total loans receivable, net   $208,678   100.00%   $208,094   100.00%   $192,238   100.00%   $177,431   100.00%   $159,777  100.00%
                              ========   ======    ========   ======    ========   ======    ========   ======    ========  ======

--------------------------------------10----------------------------------------

---------------------------------MANGEMENT'S------------------------------------
                             DISCUSSION & ANALYSIS


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

                                                                 June 30,
                                                 --------------------------------------
                                                  1999    1998    1997    1996    1995
                                                 ------  ------  ------  ------  ------
                                                         (Dollars in thousands)
   Loans accounted for on a nonaccrual basis:
    Real estate:
     Residential                                 $ 317   $ 545   $ 250   $ 134   $ 139
     Commercial                                      -       -       -       -     133
    Consumer                                         -       -       -       -       -
                                                 -----   -----   -----   -----   -----
     Total                                         317     545     250     134     272
                                                 -----   -----   -----   -----   -----

   Accruing loans which are contractually
   past due 90 days or more:
    Real estate:
     Residential                                     -       -       -       -       -
     Commercial                                      -       -       -       -       -
    Consumer                                         -       -       -       -       -
                                                 -----   -----   -----   -----   -----
     Total                                           -       -       -       -       -
                                                 -----   -----   -----   -----   -----

   Total of nonaccrual and 90 days past due
   loans                                           317     545     250     134     272
   Foreclosed real estate                            -       -       -       -       -
   Other nonperforming assets                        -       -       -       -       -
                                                 -----   -----   -----   -----   -----

     Total nonperforming assets                  $ 317   $ 545   $ 250   $ 134   $ 272
                                                 =====   =====   =====   =====   =====

   Total loans delinquent 90 days or more to
   net loans                                      0.16%   0.26%   0.13%   0.08%   0.17%
   Total loans delinquent 90 days or more to
   total assets                                   0.10%   0.18%   0.08%   0.05%   0.11%
   Total nonperforming assets to total assets     0.10%   0.18%   0.08%   0.05%   0.11%

--------------------------------------11----------------------------------------

---------------------------------MANGEMENT'S------------------------------------
                             DISCUSSION & ANALYSIS



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


The following table describes the activity related to the Bank's allowance for loan losses for the dates indicated.

                                                                                                    June 30,
                                                                        ---------------------------------------------------------
                                                                           1999         1998         1997         1996      1995
                                                                        -----------  -----------  -----------  ----------  ------
                                                                                         (Dollars in thousands)
Balance beginning of period                                               $    596       $  604      $   609       $ 609   $ 609
Provision for loan losses and losses on foreclosed real estate                   -            -            -           -       -
                                                                          --------       ------      -------       -----   -----
Charge-offs:
 Residential 1-4 family                                                          -            -            -           -      (4)
 Commercial real estate and other properties                                     -            -            -           -       -
 Home equity and property improvements                                           -            -            -           -       -
 Construction                                                                    -            -            -           -       -
 Savings accounts                                                                -            -            -           -       -
 Other consumer                                                                  -           (8)          (5)          -       -
 Commercial                                                                      -            -            -           -       -
                                                                          --------       ------      -------       -----   -----
                                                                                 -           (8)          (5)          -      (4)
                                                                          --------       ------      -------       -----   -----
Recoveries:
 Residential 1-4 family                                                          -            -            -           -       4
 Commercial real estate and other properties                                     -            -            -           -       -
 Construction                                                                    -            -            -           -       -
 Savings accounts                                                                -            -            -           -       -
 Other consumer                                                                  -            -            -           -       -
 Commercial                                                                      -            -            -           -       -
                                                                          --------       ------      -------       -----   -----
                                                                                 -            -            -           -       4
                                                                          --------       ------      -------       -----   -----
Balance at end of period                                                  $    596       $  596      $   604       $ 609   $ 609
                                                                          ========       ======      =======       =====   =====
Ratio of net charge-offs during the period to average loans
 outstanding during the period                                                0.00%        0.00%        0.00%       0.00%   0.00%
                                                                          ========       ======      =======       =====   =====

--------------------------------------12----------------------------------------

---------------------------------MANAGEMENT'S-----------------------------------
                             DISCUSSION & ANALYSYS

The following table sets forth the composition of the allowance for loan losses by type of loan at the dates indicated.

                                                                                 June 30,
                                               -----------------------------------------------------------------------------
                                                         1999                       1998                      1997
                                               -------------------------  -------------------------  -----------------------
                                                             Amount of                  Amount of                 Amount of
                                               Amount of     Loans to     Amount of     Loans to     Amount of    Loans to
                                               Allowance    Gross Loans   Allowance    Gross Loans   Allowance  Gross Loans
                                               ---------    -----------   ---------    -----------   ---------  -----------
                                                                          (Dollars in thousands)
Real estate loans:
 Residential 1-4 family                        $     459         77.01%   $     463         77.68%   $    400        66.23%
 Commercial real estate and other property            67         11.24%          64         10.74%         73        12.08%
Home equity and property improvement                  36          6.04%          16          2.68%         21         3.48%
Construction                                          24          4.03%           9          1.52%          7         1.16%
                                               ---------        ------        -----        ------       -----       ------
   Total real estate loans                           586         98.32%         552         92.62%        501        82.95%
Savings account loans                                  -             -%           -             -%          -            -%
Other consumer loans                                  10          1.68%          44          7.38%        103        17.05%
                                               ---------        ------    ---------        ------    --------       ------
   Total allowance for loan losses             $     596        100.00%   $     596        100.00%   $    604       100.00%
                                               =========        ======    =========        ======    ========       ======

                           RESULTS OF OPERATIONS FOR
                            THE FISCAL YEARS ENDED
                                 JUNE 30, 1999
                                      AND
                                 JUNE 30, 1998

General

First Savings recorded net income of $5.2 million for the year ended June 30, 1999, compared to $5.3 million earned for the year ended June 30, 1998. Basic and fully diluted earnings per share were $1.42 and $1.32, respectively, for the year ended June 30, 1999 compared to $1.42 and $1.30, respectively, for the year ended June 30, 1998.

Nonperforming assets (loans 90 days or more delinquent and foreclosed real estate owned) were $317,000 or 0.10% of total assets at June 30, 1999, compared to $545,000 or 0.18% at June 30, 1998. First Savings did not have any real estate owned at June 30, 1999 or June 30, 1998.

Net Interest Income

Net interest income for the year ended June 30, 1999 and 1998, was $11.5 million. The average yield on interest-earning assets decreased by 21 basis points, and the average cost of interest-bearing liabilities decreased by 34 basis points for the year ended June 30, 1999, increasing the Bank's interest rate spread to 2.97% compared to 2.84% for the year ended June 30, 1998. The average balance of interest-earning assets and interest-bearing liabilities during the fiscal year ended June 30, 1999 was $289.7 million and $226.2 million, respectively, compared to $292.1 million and $227.3 million, respectively, during the fiscal year ended June 30, 1998. The Average Yield/Cost Analysis table reflects the average yields on assets and average cost of liabilities for the years ended June 30, 1999, 1998, and 1997. Such average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the period presented.

Interest and Dividend Income

First Savings' total interest and dividend income for the fiscal year ended June 30, 1999 was $21.8 million as compared to $22.5 million for fiscal year 1998, a decrease of $700,000 or 3.1%. This decrease was due primarily to decreases in average interest-earning assets.

Interest Expense

Total interest expense for the year ended June 30, 1999 decreased by $809,000 or 7.3% when compared to the prior year. The Bank's cost of funds decreased from 4.88% in 1998 to 4.54% in 1999; and, average interest-bearing liabilities decreased from $227.3 million at June 30, 1998 to $226.2 million at June 30, 1999.

--------------------------------------13----------------------------------------

---------------------------------MANAGEMENT'S-----------------------------------
                             DISCUSSION & ANALYSYS


Interest expense on borrowed funds decreased $686,000 from $1,118,000 in 1998 to $432,000 in 1999. This decrease is the result of maturing advances from the Federal Home Loan Bank (FHLB) in 1999. The decrease in average borrowings was a result of principal payments, funded primarily by maturing investment securities. Average borrowings for the years ended June 30, 1999 and 1998 were $7.6 million and $17.8 million, respectively.

Allowance for Loan Losses

At June 30, 1998, the allowance for loan losses was $596,000. During fiscal year 1999, First Savings did not add to this reserve. With no charge-offs during the current year, the allowance for loan losses at June 30, 1999 remained unchanged. Management considers this level to be appropriate based on lending volume, the current level of delinquencies, other nonperforming assets and the overall economic conditions.

Non-Interest Income

Total non-interest income for the fiscal year ended June 30, 1999 was $721,000 as compared to $616,000 for the fiscal year ended June 30, 1998. The 17.0% increase is primarily attributable to increased levels of fees and service charges during the year ended June 30, 1999.

General and Administrative Expenses

General and administrative expenses for fiscal year ended June 30, 1999 were $4.1 million compared to $3.8 million for the fiscal year ended June 30, 1998.

Income Taxes

Income tax expense decreased for the fiscal year ended June 30, 1999 to $3.0 million, as compared to $3.1 million for the same period in 1998. The decrease in income taxes was attributed to the lower level of pre-tax income.

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

--------------------------------------14----------------------------------------

---------------------------------MANAGEMENT'S-----------------------------------
                             DISCUSSION & ANALYSYS


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

                    Impact of Inflation and Changing Prices

The financial statements and notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of First Savings' operations. Unlike most industrial companies, nearly all First Savings' assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on First Savings' performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                        Recent Accounting Pronouncements

FASB Statement on Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, this Statement was amended by SFAS No. 137 to defer the effective date to fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the statement of financial condition and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss

--------------------------------------15----------------------------------------

---------------------------------MANAGEMENT'S-----------------------------------
                             DISCUSSION & ANALYSYS

on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management anticipates that the statement will have no effect on its consolidated financial statements.

                             Year 2000 Compliance

The "Year 2000" issue confronting First Savings and its suppliers, customers, customers' suppliers and competitors centers on the inability of computer systems to recognize the Year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000. Like most financial service providers, First Savings and its operations may be significantly affected by the Year 2000 issue due to its dependence on computer generated information. Software, hardware, and equipment both within and outside First Savings' direct control and with whom First Savings electronically or operationally interfaces (e.g. third party vendors providing data processing, information system management, maintenance of computer systems, and credit bureau information) are likely to be affected. Furthermore, if computer systems are not adequately changed to identify the Year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on date field information, such as interest, payment or due dates and other operating functions, could generate results which are significantly misstated, and First Savings could experience a temporary inability to process transactions, prepare statements or engage in similar normal business activities. In addition, under certain circumstances, failure to adequately address the Year 2000 issue could adversely affect the viability of First Savings' suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Year 2000 matter could result in a significant adverse impact on products, services and the competitive condition of First Savings.

Financial institution regulators have increased their focus upon Year 2000 compliance issues, issuing guidance concerning the responsibilities of senior management and directors. The Federal Financial Institutions Examination Council ("FFIEC") has issued several interagency statements on Year 2000 Project Management Awareness. These statements require financial institutions to, among other things, examine the Year 2000 implications of reliance on vendors, data exchange and potential impact on customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk and prepare a plan in order to solve the Year 2000 issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions, such as the Bank, to assure resolution of any Year 2000 problems. The federal banking agencies have asserted that Year 2000 testing and certification is a key safety and soundness issue in conjunction with regulatory exams, and thus an institution's failure to address appropriately the Year 2000 issue could result in supervisory action, including such enforcement actions as the reduction of the institution's supervisory ratings, the denial of applications for approval of a merger or acquisition, or the imposition of civil money penalties.

In order to address the Year 2000 issue and to minimize its potential adverse impact, management is engaged in a process to identify areas that will be affected by the Year 2000, assess their potential impact on operations, monitor the progress of third party software vendors in addressing the matter, test changes provided by these vendors, and develop contingency plans for any critical systems which are not effectively reprogrammed. The plan is divided into the five phases: (1) awareness, (2) assessment, (3) renovations, (4) validation, and (5) implementation.

First Savings has substantially completed the five phases of the plan. First Savings outsources its item processing operations to a service provider. First Savings' Year 2000 compliance is being closely coordinated with that of the service provider.

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

--------------------------------------16----------------------------------------

                                   REPORT OF
                                  INDEPENDENT
-----------------------------------AUDITORS-------------------------------------

Board of Directors and Shareholders
First Savings Bancorp, Inc.
Southern Pines, North Carolina


We have audited the consolidated statements of financial condition of First Savings Bancorp, Inc. and subsidiary ("First Savings") as of June 30, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of First Savings' management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Savings Bancorp, Inc. and subsidiary at June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999 in conformity with generally accepted accounting principles.



Sanford, North Carolina
July 23, 1999

--------------------------------------17----------------------------------------

----------------------------CONSOLIDATED STATEMENTS-----------------------------
                            OF FINANCIAL CONDITION

                                                                                                                 June 30,
                                                                                                       ----------------------------
                                                                                                           1999           1998
                                                                                                       -------------  -------------
ASSETS
 Cash and due from banks                                                                               $  3,752,962   $  3,825,590
 Interest-earning deposits with banks                                                                     3,084,729      3,990,718
 Investment securities available for sale, at fair value (amortized cost of $55,420,488 and $72,163,962 at June 30, 1999 and 1998,
  respectively) (Note 2)                                                                                 54,845,928     72,731,962
 Investment securities held to maturity, at amortized cost (fair value of $36,154,008 and $9,821,460 at June 30, 1999 and 1998,
  respectively) (Note 2)                                                                                 36,707,787      9,737,212
 Loans receivable, net (Note 3)                                                                         208,677,915    208,094,461
 Accrued interest receivable (Note 4)                                                                     1,729,739      1,748,809
 Premises and equipment, net (Note 5)                                                                     2,340,161      1,935,927
 Stock in the Federal Home Loan Bank of Atlanta, at cost                                                  1,928,800      1,929,600
 Prepaid expenses and other assets                                                                          164,537        173,950
                                                                                                       ------------   ------------

       TOTAL                                                                                           $313,232,558   $304,168,229
                                                                                                       ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
 Deposits (Note 6)                                                                                     $226,651,010   $211,924,932
 Borrowed funds (Note 7)                                                                                 20,000,000     20,000,000
 Advances from borrowers for taxes and insurance                                                             77,551         90,217
 Accrued interest payable on deposits                                                                       159,000        141,564
 Accrued expenses and other liabilities                                                                   1,671,399      1,623,593
 Federal and state income taxes:
   Currently payable                                                                                         26,680         38,102
   Deferred, net (Note 10)                                                                                  419,146        828,616
                                                                                                       ------------   ------------

       Total liabilities                                                                                249,004,786    234,647,024
                                                                                                       ------------   ------------
COMMITMENTS (Notes 3, 13 and 14)

SHAREHOLDERS' EQUITY (Notes 10 and 11):
 Preferred stock, no par value, 5,000,000 shares authorized, none
  issued and outstanding                                                                                          -              -
 Common stock, no par value, 20,000,000 shares authorized;
  3,503,763 and 3,710,820 shares issued and outstanding at June 30,
  1999 and 1998, respectively                                                                            33,018,336     35,536,799
 Unearned compensation related to ESOP note payable (Note 12)                                               (15,852)      (158,302)
 Retained earnings                                                                                       31,604,498     33,767,828
 Accumulated other comprehensive income (loss)                                                             (379,210)       374,880
                                                                                                       ------------   ------------

       Total shareholders' equity                                                                        64,227,772     69,521,205
                                                                                                       ------------   ------------

       TOTAL                                                                                           $313,232,558   $304,168,229
                                                                                                       ============   ============

See notes to consolidated financial statements.

--------------------------------------18----------------------------------------

----------------------------CONSOLIDATED STATEMENTS-----------------------------
                                   OF INCOME

                                                                                     Years Ended June 30,
                                                                         -----------------------------------------
                                                                             1999           1998            1997
                                                                         -----------    -----------    -----------
INTEREST AND DIVIDEND INCOME:
 Interest on loans receivable                                            $16,575,738    $16,262,488    $14,954,452
 Interest on investment securities available for sale                      3,579,557      5,077,872      4,177,307
 Interest on investment securities held to maturity                        1,085,529        668,469        337,717
 Dividends on equity securities                                              147,334        143,199        139,703
 Other                                                                       376,888        391,465        449,184
                                                                         -----------    -----------    -----------

     Total interest and dividend income                                   21,765,046     22,543,493     20,058,363
                                                                         -----------    -----------    -----------
INTEREST EXPENSE:
 Deposits (Note 6)                                                         9,841,843      9,965,356      9,496,129
 Borrowed funds (Note 7)                                                     432,259      1,118,002        286,280
                                                                         -----------    -----------    -----------

     Total interest expense                                               10,274,102     11,083,358      9,782,409
                                                                         -----------    -----------    -----------

 Net interest income                                                      11,490,944     11,460,135     10,275,954

 Provision for loan losses (Note 3)                                                -              -              -
                                                                         -----------    -----------    -----------

     Net interest income after provision for loan losses                  11,490,944     11,460,135     10,275,954
                                                                         -----------    -----------    -----------
NON-INTEREST INCOME:
 Fees and service charges                                                    656,636        542,206        370,795
 Income from real estate operations                                            7,813          7,514          7,964
 Rent on safe deposit boxes                                                   45,151         33,648         33,450
 Other, net                                                                   11,105         32,531         12,949
                                                                         -----------    -----------    -----------

     Total non-interest income, net                                          720,705        615,899        425,158
                                                                         -----------    -----------    -----------
GENERAL AND ADMINISTRATIVE EXPENSES:
 Compensation and fringe benefits (Note 12)                                2,195,249      2,102,433      2,002,924
 Occupancy and building (Note 13)                                            261,089        210,623        207,089
 Premiums and assessments                                                    128,255        131,512      1,326,809
 Computer services                                                           482,339        355,216        300,905
 Other                                                                       998,742        957,783        799,732
                                                                         -----------    -----------    -----------

     Total general and administrative expenses                             4,065,674      3,757,567      4,637,459
                                                                         -----------    -----------    -----------

INCOME BEFORE INCOME TAXES                                                 8,145,975      8,318,467      6,063,653

INCOME TAX EXPENSE (Note 10)                                               2,985,000      3,060,000      2,155,000
                                                                         -----------    -----------    -----------
NET INCOME                                                               $ 5,160,975    $ 5,258,467    $ 3,908,653
                                                                         ===========    ===========    ===========
NET INCOME PER COMMON SHARE
 Basic                                                                   $      1.42    $      1.42    $      1.05
                                                                         ===========    ===========    ===========
 Diluted                                                                 $      1.32    $      1.30    $      0.98
                                                                         ===========    ===========    ===========
AVERAGE COMMON SHARES
 OUTSTANDING
 Basic                                                                     3,641,708      3,698,197      3,706,704
 Diluted                                                                   3,915,207      4,021,954      3,970,306

See notes to consolidated financial statements.

--------------------------------------19----------------------------------------

----------------------------CONSOLIDATED STATEMENTS-----------------------------
                           OF SHAREHOLDERS' EQUITY


                                                                                                     Accumulated
                                                                                                        Other           Total
                                                 Common Stock             Unearned      Retained     Comprehensive    Shareholders'
                                         ---------------------------
                                            Shares          Amount       Compensation    Earnings     Income (Loss)      Equity
                                         ------------    -----------     ------------  ------------  ---------------  -------------
BALANCE AT JUNE 30, 1996                 3,744,000       $36,451,561     $  (421,952)  $ 30,781,853  $        (76)    $  66,811,386

Comprehensive income:
 Net income                                      -                 -               -      3,908,653             -         3,908,653
 Change in net unrealized gain (loss)
 on securities available for sale, net
 of reclassification adjustment and
 income taxes of $144,979                        -                 -               -              -       281,434           281,434
                                                                                                                      -------------
     Total comprehensive income                                                                                           4,190,087
                                                                                                                      -------------

Proceeds from exercise of stock options     11,685            65,019               -              -             -            65,019

Earned ESOP compensation                         -           115,925         128,450              -             -           244,375

Stock repurchase                           (76,500)       (1,395,532)              -              -             -        (1,395,532)

Cash dividends declared ($.74 per share)         -                 -               -     (2,720,403)            -        (2,720,403)
                                         ---------       -----------    ------------    -----------  ------------     -------------

BALANCE AT JUNE 30, 1997                 3,679,185        35,236,973        (293,502)    31,970,103       281,358        67,194,932

Comprehensive income:
 Net income                                      -                 -               -      5,258,467             -         5,258,467
 Change in net unrealized gain (loss)
 on securities available for sale, net
 of reclassification adjustment and
 income taxes of $48,178                         -                 -               -              -        93,522            93,522
                                                                                                                      -------------
     Total comprehensive income                                                                                           5,351,989
                                                                                                                      -------------

Proceeds from exercise of stock options     31,635           120,424               -              -             -           120,424

Earned ESOP compensation                         -           179,402         135,200              -             -           314,602

Cash dividends declared ($.94 per share)         -                 -               -     (3,460,742)            -        (3,460,742)
                                         ---------       -----------    ------------    -----------  ------------     -------------

BALANCE AT JUNE 30, 1998                 3,710,820        35,536,799        (158,302)    33,767,828       374,880        69,521,205

Comprehensive income:
 Net income                                      -                 -               -      5,160,975             -         5,160,975
 Change in net unrealized gain (loss)
 on securities available for sale,
 net of reclassification adjustment
 and income taxes of $388,471                    -                 -               -              -      (754,090)         (754,090)
                                                                                                                      -------------
     Total comprehensive income                                                                                           4,406,885
                                                                                                                      -------------

Proceeds from exercise of stock options    104,343           425,684               -              -             -           425,684

Earned ESOP compensation                         -           170,308         142,450              -             -           312,758

Stock repurchase                          (311,400)       (3,114,455)              -     (3,669,936)            -        (6,784,391)

Cash dividends declared ($1.01 per share)        -                 -               -     (3,654,369)            -        (3,654,369)
                                         ---------       -----------    ------------    -----------  ------------     -------------

BALANCE AT JUNE 30, 1999                 3,503,763       $33,018,336    $   (15,852)    $31,604,498  $   (379,210)    $  64,227,772
                                         =========       ===========    ===========     ===========  ============     =============

See notes to consolidated financial statements.

--------------------------------------20----------------------------------------

----------------------------CONSOLIDATED STATEMENTS-----------------------------
                                 OF CASH FLOWS

                                                                           Years Ended June 30,
                                                            ----------------------------------------------------
                                                                1999               1998               1997
                                                            -------------    -----------------     -------------
OPERATING ACTIVITIES:
 Net income                                                 $   5,160,975    $     5,258,467       $   3,908,653
 Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation of premises and equipment                          122,090             97,115             94,055
  Release of ESOP shares                                          312,758            314,602            244,375
  Net amortization on investments                                 172,849            125,638            512,067
  Deferred income taxes                                           (21,000)            12,000             (7,000)
  Loan origination fees and costs deferred, net of
   current amortization                                           (49,077)            (8,381)            46,139
  Gain on sale of real estate                                           -            (21,065)            (8,531)
  Gain on sale of premises and equipment                                -             (7,045)                 -
 Changes in:
  Accrued interest receivable                                      19,070             87,660           (214,430)
  Prepaid expenses and other assets                                 9,413              9,375            (81,231)
  Accrued interest payable on deposits                             17,436             37,967             (9,554)
  Accrued expenses and other liabilities                           70,966             95,708            194,613
  Taxes payable                                                   (11,422)          (333,516)           242,040
                                                            -------------    ---------------       ------------

       Net cash provided by operating activities                5,804,058          5,668,525          4,921,196
                                                            -------------    ---------------       ------------

INVESTING ACTIVITIES:
 Proceeds from maturities of certificates of deposit                    -                  -          7,000,000
 Purchases of certificates of deposit                                   -                  -         (7,000,000)
 Purchases of:
  Available for sale investment securities                    (37,380,000)       (24,050,075)       (31,251,432)
  Held to maturity investment securities                      (30,001,190)        (4,801,336)                 -
 Proceeds from maturities and calls of:
  Available for sale investment securities                     54,000,800         31,500,000         11,700,000
  Held to maturity investment securities                        2,981,240          1,727,505          1,670,878
 Proceeds from sale of real estate                                      -            188,073            102,000
 Proceeds from sale of premises and equipment                           -             13,011                  -
 Loan originations, net of repayments and net fees               (534,377)       (15,848,471)       (14,940,293)
 Purchases of premises and equipment                             (526,324)           (71,318)           (43,014)
 Improvement costs on real estate                                       -            (36,378)            (6,196)
                                                            -------------    ---------------       ------------

       Net cash used in investing activities                  (11,459,851)       (11,378,989)       (32,768,057)
                                                            -------------    ---------------       ------------

See notes to consolidated financial statements.

--------------------------------------21----------------------------------------

----------------------------CONSOLIDATED STATEMENTS-----------------------------
                                 OF CASH FLOWS

                                                                            Years Ended June 30,
                                                               --------------------------------------------
                                                                   1999             1998           1997
                                                               ------------     ------------   ------------
FINANCING ACTIVITIES:
  Net increase in deposits                                     $14,726,078      $ 7,608,158    $16,892,550
  Increase (decrease) in advances from borrowers
   for taxes and insurance                                         (12,666)         (11,549)        17,210
  Net increase in borrowed funds                                         -                -     19,578,048
  Net proceeds from exercise of stock options                      425,684          120,424         65,019
  Repurchases of common stock                                   (6,784,391)               -     (1,395,532)
  Cash dividends paid                                           (3,677,529)      (3,292,480)    (2,926,437)
                                                               -----------      -----------    -----------

               Net cash provided by financing activities         4,677,176        4,424,553     32,230,858
                                                               -----------      -----------    -----------

INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                                             (978,617)      (1,285,911)     4,383,997

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                                               7,816,308        9,102,219      4,718,222
                                                               -----------      -----------    -----------

CASH AND CASH EQUIVALENTS,
 END OF YEAR                                                   $ 6,837,691      $ 7,816,308    $ 9,102,219
                                                               ===========      ===========    ===========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
  Cash paid for:
     Interest on deposits                                      $ 9,824,407      $ 9,927,389    $ 9,505,683
     Interest on borrowed funds                                    373,860        1,145,718        208,888
     Income taxes                                                3,008,099        2,685,000      1,963,036

SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES
  Loans receivable transferred to foreclosed real estate       $         -      $         -    $    87,273

  Unrealized gain (loss) on investment securities available
   for sale, net of deferred income taxes                         (754,090)          93,522        281,434

  Declared but unpaid dividends                                    910,978          927,705        740,137

See notes to consolidated financial statements.

--------------------------------------22----------------------------------------

------------------------------NOTES TO CONSOLIDATED-----------------------------
                               FINANCIAL STATEMENTS

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

    Significant Accounting Policies - The significant accounting policies of First Savings are summarized below:

    a. Cash and Cash Equivalents - For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the statement of financial condition captions "cash and due from banks" and "interest earning deposits with banks."

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

       Unrealized holding gains and losses, net of tax, on securities available for sale are reported in other comprehensive income.

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

--------------------------------------23----------------------------------------

------------------------------NOTES TO CONSOLIDATED-----------------------------
                               FINANCIAL STATEMENTS

       Effective July 1, 1995, the Bank follows Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS 114"), and Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures ("SFAS 118"). SFAS 114 requires that the carrying value of an impaired loan be based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. Under SFAS 114, a loan is considered impaired when, based on current information, it is probable that the borrower will be unable to pay contractual interest or principal payments as scheduled in the loan agreement. SFAS 114 applies to all loans except one-to-four family residential mortgage loans and small balance homogeneous consumer loans that are collectively evaluated for impairment. The Bank does not currently have any loans which are considered to be impaired.

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

    i. Earnings Per Common Share - Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would have resulted from the assumed issuance. Potential common shares that may be issued by First Savings relate solely to outstanding stock options and are determined using the treasury stock method.

       Earnings per common share have been computed based on the following:

                                                                                Years ended June 30,
                                                                         ----------------------------------
                                                                            1999        1998        1997
                                                                         ----------  ----------  ----------
          Average number of common shares outstanding used to
           calculate basic earnings per common share                      3,641,708   3,698,197   3,706,704

          Effect of dilutive options                                        273,499     323,757     263,602
                                                                         ----------  ----------  ----------

          Average number of common shares outstanding
           used to calculate diluted earnings per common
           share                                                          3,915,207   4,021,954   3,970,306
                                                                         ==========  ==========  ==========

--------------------------------------24----------------------------------------

------------------------------NOTES TO CONSOLIDATED-----------------------------
                               FINANCIAL STATEMENTS

    j. Stock Compensation Plans - Statement of Financial Accounting Standards
       (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and, under Opinion No. 25, no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995.

    k. Cash Dividends - On June 11, 1999, First Savings declared a $0.26 per share cash dividend to shareholders of record on June 30, 1999, payable on July 22, 1999.

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

    m. Reclassifications - Certain consolidated financial statement amounts for 1998 and 1997 have been reclassified to conform to the 1999 presentation.

    n. Comprehensive Income - First Savings adopted SFAS No. 130, Reporting Comprehensive Income, as of July 1, 1998 and has reclassified its consolidated financial statements for the years ended June 30, 1998 and 1997 to reflect its provisions. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income, are components of comprehensive income. The Adoption of SFAS No. 130 had no effect on First Savings' net income or shareholders' equity.

--------------------------------------25----------------------------------------

------------------------------NOTES TO CONSOLIDATED-----------------------------
                               FINANCIAL STATEMENTS

    o. Recent Accounting Pronouncements

       FASB Statement on Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, this Statement was amended by SFAS No. 137 to defer the effective date to fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the statement of financial condition and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management anticipates that the statement will have no effect on First Savings' consolidated financial statements.

2.  SECURITIES

    The carrying amounts and fair values of First Savings' securities at June 30 are summarized as follows:

                                                              Gross       Gross
                                                Amortized   Unrealized  Unrealized     Fair
                                                  Cost        Gains       Losses       Value
                                               -----------  ----------  ----------  -----------
    Available for sale:
     June 30, 1999:
      U.S. government and agency securities    $54,035,552    $183,070    $781,892  $53,436,730
      N.C. state and municipal obligations       1,334,862      25,368       1,106    1,359,124
      The Bankers Bank stock                        50,074           -           -       50,074
                                               -----------    --------    --------  -----------
          Total                                $55,420,488    $208,438    $782,998  $54,845,928
                                               ===========    ========    ========  ===========
    To be held to maturity:
     June 30, 1999:
      Mortgage-backed securities               $23,692,823    $207,562    $746,377  $23,154,008
      U.S. Government and agency securities     13,014,964           -      14,964   13,000,000
                                               -----------    --------    --------  -----------

          Total                                $36,707,787    $207,562    $761,341  $36,154,008
                                               ===========    ========    ========  ===========

    Available for sale:
     June 30, 1998:
      U.S. government and agency securities    $71,163,888    $556,735    $ 25,243  $71,695,380
      N.C. state and municipal obligations         950,000      36,508           -      986,508
      The Bankers Bank stock                        50,074           -           -       50,074
                                               -----------    --------    --------  -----------
          Total                                $72,163,962    $593,243    $ 25,243  $72,731,962
                                               ===========    ========    ========  ===========
    To be held to maturity:
     June 30, 1998:
         Mortgage-backed securities            $ 9,737,212    $ 95,709    $ 11,461  $ 9,821,460
                                               ===========    ========    ========  ===========

--------------------------------------26----------------------------------------

-----------------------------NOTES TO CONSOLIDATED------------------------------
                             FINANCIAL STATEMENTS

    The scheduled maturities of securities at June 30, 1999 are summarized as follows:

                                                     Securities             Securities to be
                                                 Available for Sale         Held to Maturity
                                              ------------------------  ------------------------
                                               Amortized      Fair       Amortized      Fair
                                                 Cost         Value        Cost         Value
                                              -----------  -----------  -----------  -----------
    Due in one year or less                   $ 9,615,813  $ 9,679,359  $         -  $         -
    Due after one year through five years      32,291,447   32,004,327            -            -
    Due after five years through ten years     13,513,228   13,162,242   13,014,964   13,000,000
    Mortgage-backed securities                          -            -   23,692,823   23,154,008
                                              -----------  -----------  -----------  -----------

    Total                                     $55,420,488  $54,845,928  $36,707,787  $36,154,008
                                              ===========  ===========  ===========  ===========

    Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

    Available for sale securities with carrying and fair values of $740,072 and $755,008 at June 30, 1999 and 1998, respectively, were pledged to secure public monies on deposit as required by law.


3.  LOANS RECEIVABLE

    The loan portfolio at June 30 consists of the various types of loans made principally to borrowers located in Moore County, North Carolina, and are classified by major type as follows:

                                                    1999          1998
                                                ------------  ------------
         Mortgage loans:
          First mortgage loans                  $199,998,508  $201,000,679
          First mortgage loan participations       1,361,174     2,043,873
          Equity line loans                       12,549,121     8,969,553
                                                ------------  ------------
                                                 213,908,803   212,014,105
         Less:
          Loans in process                         7,825,845     5,630,585
          Net deferred loan fees                     497,690       546,767
                                                ------------  ------------

         Total mortgage loans                    205,585,268   205,836,753

         Savings account loans                       900,569       899,699
         Installment loans                         1,606,327       797,138
         Credit card loans                         1,181,566     1,156,686
                                                ------------  ------------

         Total mortgage and other loans          209,273,730   208,690,276

         Less allowance for loan losses              595,815       595,815
                                                ------------  ------------

         Loans receivable, net                  $208,677,915  $208,094,461
                                                ============  ============

--------------------------------------27----------------------------------------

-----------------------------NOTES TO CONSOLIDATED------------------------------
                             FINANCIAL STATEMENTS

    At June 30, 1999, the Bank had mortgage loan commitments of approximately $6,904,000 and pre-approved but unused lines of credit totaling $21,168,000. In management's opinion, these commitments, and undisbursed proceeds on construction loans in process above, represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

    At June 30, 1999, the composition of loans by fixed and adjustable rates was as follows:

                             Fixed Rate                             Adjustable Rate
                -----------------------------------         -------------------------------
                    Term to            Book Value               Term to        Book Value
                    Maturity         (in thousands)           Adjustment     (in thousands)
                ---------------      --------------         ---------------  --------------
                1 mo. - 1 yr.              $ 1,438           1 mo. - 1 yr.        $ 44,768
                1 yr. - 3 yr.                1,261           1 yr. - 3 yr.          55,633
                3 yr. - 5 yr.                3,151           3 yr. - 5 yr.          24,643
                5 yr. - 10 yr.              12,917          5 yr. - 10 yr.          46,965
                10 yr. and over             15,713          10 yr. and over          2,785
                                           -------                                --------

                Total                      $34,480               Total            $174,794
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

    At June 30, 1999 and 1998, loans to directors and officers were approximately $776,000 and $801,000, respectively. Such loans are made on the same terms as those offered to other customers.

    The Bank's lending policy calls for collateral or other forms of repayment assurance to be received from the borrower at the time of loan origination. Such collateral or other form of repayment assurance is subject to changes in economic value due to various factors beyond the control of the Bank and such changes could be significant.

    The Bank is subject to numerous lending-related regulations. For example, the Bank may not make real estate loans to one borrower in excess of 15% of its unimpaired capital and surplus. This 15% limitation results in a dollar limitation of approximately $9,634,000 at June 30, 1999. The Bank was in compliance with the limitation as of June 30, 1999.

    Changes in the allowance for loan losses for the years ended June 30 are summarized as follows:

                                           1999      1998       1997
                                         --------  ---------  ---------
         Balance at beginning of year    $595,815  $604,187   $608,739
         Provision for loan losses              -         -          -
         Charge-offs                            -    (8,372)    (4,552)
         Recoveries                             -         -          -
                                         --------  --------   --------

         Balance at end of year          $595,815  $595,815   $604,187
                                         ========  ========   ========

    In conformity with SFAS 114, as amended by SFAS 118, none of the Bank's loans are considered to be impaired.

--------------------------------------28----------------------------------------

-----------------------------NOTES TO CONSOLIDATED------------------------------
                             FINANCIAL STATEMENTS

4.  ACCRUED INTEREST RECEIVABLE

    Accrued interest receivable at June 30 is summarized as follows:

                                                 1999        1998
                                              ----------  ----------
         Loans receivable                     $  572,240  $  410,978
         Mortgage-backed securities              165,633      76,316
         Securities                              955,796   1,225,434
         Other                                    36,070      36,081
                                              ----------  ----------

         Total                                $1,729,739  $1,748,809
                                              ==========  ==========

5.  PREMISES AND EQUIPMENT

    Premises and equipment at June 30, which are stated at cost, are summarized as follows:

                                                 1999        1998
                                              ----------  ----------
         Land                                 $  379,306  $  379,306
         Office buildings and improvements     2,325,201   2,269,486
         Furniture, fixtures and equipment     1,106,063     660,643
         Motor vehicles                           63,045      37,856
                                              ----------  ----------

         Total                                 3,873,615   3,347,291

         Less allowance for depreciation       1,533,454   1,411,364
                                              ----------  ----------

         Premises and equipment, net          $2,340,161  $1,935,927
                                              ==========  ==========

6.  DEPOSITS

    Deposits at June 30 are summarized as follows:

                                                  1999          1998
                                              ------------  ------------

         NOW accounts                         $ 26,472,319  $ 23,429,916
         Money market deposits                  50,435,217    42,567,590
         Passbook savings                       14,754,727    14,035,680
         Certificates of deposit               134,988,747   131,891,746
                                              ------------  ------------

         Total                                $226,651,010  $211,924,932
                                              ============  ============

    The aggregate amounts of certificates of deposit with a minimum denomination of $100,000 were approximately $31,168,000 and $28,915,000 at June 30, 1999 and 1998, respectively.

--------------------------------------29----------------------------------------

-----------------------------NOTES TO CONSOLIDATED------------------------------
                             FINANCIAL STATEMENTS

     At June 30, 1999, $88.1 million of the total certificates of deposit are scheduled to mature in one year or less, $41.0 million are scheduled to mature in more than one year to three years, and $5.9 million are scheduled to mature in more than three years to five years.

     The scheduled maturities of certificates of deposit with balances of $100,000 or more at June 30, 1999 are as follows:

                                                          Total
                                                      --------------
                                                      (In thousands)

              Three months or less                    $       7,623
              Over three months through six months            4,008
              Over six  months through 12 months              9,516
              Over 12 months                                 10,021
                                                      -------------
              Total certificate accounts              $      31,168
                                                      =============

     Included in deposits are non-interest-bearing balances totaling $3,734,861 and $4,028,120 as of June 30, 1999 and 1998, respectively.


7.   BORROWED FUNDS

     Borrowed funds at June 30, 1999 and 1998 consist of advances from the Federal Home Loan Bank (FHLB). These advances, with weighted average rates, are as follows:

              6.00% no contractual maturity           $  5,000,000
              5.01% due on or before April 22, 2004      5,000,000
              4.92% due on or before May 14, 2004        5,000,000
              5.26% due on or before April 21, 2009      5,000,000
                                                      ------------
               Total                                  $ 20,000,000
                                                      ============

     The above advances have been made against a $62.0 million line of credit secured by a blanket floating lien on the Bank's one-to-four family residential mortgage loans.


8.   INTEREST RATE RISK

     First Savings is engaged principally in providing first mortgage loans to individuals and commercial enterprises. At June 30, 1999, First Savings' interest-earning assets consisted of assets that earn interest at both fixed and adjustable rates. Those assets were funded primarily with short-term liabilities that have interest rates that vary with market rates over time.

     At June 30, 1999, First Savings had interest-earning assets of $305,840,974 having a weighted-average effective yield of 7.26% and interest-bearing liabilities of $242,916,149 having a weighted-average effective interest rate of 4.37%.


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

--------------------------------------30----------------------------------------

-----------------------------NOTES TO CONSOLIDATED------------------------------
                             FINANCIAL STATEMENTS

     The components of income tax expense for the years ended June 30 are summarized as follows:

                                      1999         1998        1997
                                   ----------   ----------  ----------

         Current tax provision     $3,006,000   $3,048,000  $2,162,000
         Deferred tax provision       (21,000)      12,000      (7,000)
                                   ----------   ----------  ----------

         Total                     $2,985,000   $3,060,000  $2,155,000
                                   ==========   ==========  ==========

     A reconciliation of income taxes computed for the years ended June 30 at the statutory federal income tax rate (34%) to the provision for income taxes is as follows:

                                                             1999         1998         1997
                                                          ----------   ----------   ----------
         Income taxes at the statutory federal rate       $2,769,631   $2,828,279   $2,061,642
         Increases (decreases) resulting from:
           Tax exempt interest - net                         (17,836)     (15,036)     (10,833)
           State income taxes - net of federal benefit       217,306      235,702      101,319
         Other, net                                           15,899       11,055        2,872
                                                          ----------   ----------   ----------

         Income tax expense                               $2,985,000   $3,060,000   $2,155,000
                                                          ==========   ==========   ==========

     Deferred taxes arising from each type of temporary difference at June 30 are summarized as follows:

                                                                        1999         1998
                                                                     ----------   ----------
         Deferred tax assets:
           Loan fees and costs                                       $  193,029   $  213,870
           Unrealized loss on securities available-for-sale             195,350            -
                                                                     ----------   ----------
                                                                        388,379      213,870
                                                                     ----------   ----------

         Deferred tax liabilities:
          Federal Home Loan Bank stock dividends                        329,029      329,029
          Depreciation                                                  188,516      230,357
          Bad debt reserve                                              289,980      289,980
          Unrealized gain on securities available for sale                    -      193,120
                                                                     ----------   ----------

         Total                                                          807,525    1,042,486
                                                                     ----------   ----------

         Net deferred tax liability                                  $  419,146   $  828,616
                                                                     ==========   ==========

     Retained earnings at June 30, 1999 includes approximately $5,300,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

     During 1996, Congress enacted certain tax legislation that exempted thrift institutions from being taxed on these pre-1987 bad debt reserves. The Bank is recapturing, over a six-year period, $1,300,000 of its tax bad debt reserve created subsequent to 1986 by using the percentage of taxable income method, requiring payment of additional income taxes of approximately $500,000. Deferred income taxes have been previously provided for the taxes arising from the reserve recapture, and thus the ultimate payment of the taxes will not result in a charge to earnings.

--------------------------------------31----------------------------------------

-----------------------------NOTES TO CONSOLIDATED------------------------------
                             FINANCIAL STATEMENTS

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

     As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the category.

     Regulatory capital amounts and ratios for First Savings and the Bank are presented in the table below:

                                                                                                         To Be Well
                                                                                                      Capitalized Under
                                                                                  For Capital         Prompt Corrective
                                                            Actual             Adequacy Purposes      Action Provisions
                                                     --------------------    --------------------    --------------------
                                                        Amount     Ratio        Amount      Ratio       Amount     Ratio
                                                     ------------  ------    ------------   -----    -----------   ------
     As of June 30, 1999:

      Total Capital (to Risk Weighted Assets):
       Consolidated                                  $ 65,202,797  41.73%    $ 12,501,360   >8.0%                    N/A
                                                                                            -
       First Savings Bank of Moore Co., Inc., SSB    $ 60,245,919  38.51%    $ 12,516,560   >8.0%    $15,645,700   >10.0%
                                                                                            -                      -

      Tier 1 Capital (to Risk Weighted Assets):
       Consolidated                                  $ 64,606,982  41.34%    $  6,250,680   >4.0%                    N/A
                                                                                            -
       First Savings Bank of Moore Co., Inc., SSB    $ 59,650,104  38.13%    $  6,258,280   >4.0%    $ 9,387,420   >6.0%
                                                                                            -                      -

      Tier 1 Capital (to Average Assets):
       Consolidated                                  $ 64,606,982  20.86%    $ 12,385,840   >4.0%                    N/A
                                                                                            -
       First Savings Bank of Moore Co., Inc., SSB    $ 59,650,104  19.04%    $ 12,350,040   >4.0%    $15,437,550   >5.0%
                                                                                            -                      -

     As of June 30, 1998:

      Total Capital (to Risk Weighted Assets):
       Consolidated                                  $ 69,742,140  48.67%    $ 11,464,080   >4.0%            N/A     N/A
                                                                                            -
       First Savings Bank of Moore Co., Inc., SSB    $ 54,933,352  38.34%    $ 11,461,920   >8.0%    $14,327,400   >10.0%
                                                                                            -                      -

      Tier 1 Capital (to Risk Weighted Assets):
       Consolidated                                  $ 69,146,325  48.25%    $  5,732,040   >4.0%            N/A     N/A
                                                                                            -
       First Savings Bank of Moore Co., Inc., SSB    $ 54,337,537  37.93%    $  5,730,960   >4.0%    $ 8,596,440   >6.0%
                                                                                            -                      -

      Tier 1 Capital (to Average Assets):
       Consolidated                                  $ 69,146,325  23.05%    $ 11,997,160   >4.0%            N/A     N/A
                                                                                             -
       First Savings Bank of Moore Co., Inc., SSB    $ 54,337,537  18.67%    $ 11,641,120   >4.0%    $14,551,400   >5.0%
                                                                                            -                      -

     In addition to federal regulatory requirements, the Bank is subject to a North Carolina savings bank capital requirement of at least 5% of total assets. At June 30, 1999 and 1998, the Bank's capital ratio under the North Carolina requirement was 19.19% and 18.74%, respectively.

     At June 30, 1999 and 1998, First Savings and the Bank exceeded all capital requirements.

--------------------------------------32----------------------------------------

-----------------------------NOTES TO CONSOLIDATED------------------------------
                             FINANCIAL STATEMENTS

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

     During the year ended June 30, 1999, First Savings repurchased and retired 311,400 shares of its common stock in accordance with a stock repurchase plan. At June 30, 1999, First Savings' Board has authorized the purchase of additional shares under the plan.


12.  COMPENSATION PLANS

     First Savings maintains an employee profit sharing plan covering all eligible employees. Contributions to the plan for the years ended June 30, 1999, 1998 and 1997 were $121,987, $112,910, and $97,539, respectively.

     Upon the Bank's conversion to stock form, the First Savings Bank of Moore County, Inc., SSB Employee Stock Ownership Plan ("ESOP") became effective. As part of the conversion, the ESOP borrowed $648,000 and the Bank contributed $72,000 in order to purchase 72,000 shares at $10 per share of common stock issued in the conversion. The ESOP note payable is to be paid over a period not to exceed ten years, principally from the Bank's discretionary contributions to the ESOP. Dividends paid on shares held by the ESOP may also be used to reduce the note. ESOP expense of $312,758; $314,602, and $244,375, has been incurred during the years ended June 30, 1999, 1998 and 1997, respectively, including $170,308, $179,402, and
     $115,925, respectively, which represents the difference between the fair market value of the shares which have been released or committed to be released to participants and the cost of these shares to the ESOP. These amounts have been credited to common stock and charged to compensation expense in accordance with the provisions of AICPA Statement of Position 93-6.

     First Savings has an Employee Stock Option Plan ("Employee Plan") for officers and two Nonqualified Stock Option Plans for Directors (the "Directors Plans") for nonemployee directors. The options have an original term of ten years. The option exercise price is the market price of the common stock on the date the option is granted. During the year ended June 30, 1994, 270,000 and 360,000 options were granted under the Employee Plan and one of the two Directors Plans, respectively, at an exercise price of $10 per share. No options were granted under either plan during the fiscal years ended June 30, 1995, 1996, 1997, or 1998. During the year ended June 30, 1999, options for 10,000 shares were granted under both the second Directors Plan and second Employee Plan at an exercise price of $20.00 and $21.50, respectively. Under the plans, participants may exercise options by exchanging, at fair value, shares of common stock which they already own. At June 30, 1999, options for 70,000 shares of common stock were reserved for future issuance for the Employee Plan. As of June 30, 1999, options for 124,614 common shares have been exercised under the Employee Plan and options for 99,050 common shares have been exercised under the Directors Plans.

--------------------------------------33----------------------------------------

----------------------------NOTES TO CONSOLIDATED-------------------------------
                             FINANCIAL STATEMENTS


    First Savings applies APB Opinion 25 and related interpretations in accounting for the stock option plans. Accordingly, no compensation cost has been recognized. Had compensation cost for First Savings' stock option plans been determined based on the fair value at the grant dates for awards under the plans, consistent with the method prescribed by FASB Statement No. 123, First Savings' net income and earnings per share for the year ended June 30, 1999 (the only year subsequent to July 1, 1995 in which options were granted) would have been adjusted to the pro forma amounts indicated below:

                                                               Year ended
                                                             June 30, 1999
                                                         ----------------------
                                                         (in thousands, except
                                                            per share data)
        Net Income
          As reported                                             $   5,161
          Pro forma                                                   5,091

       Net income per common share - basic
          As reported                                                  1.42
          Pro forma                                                    1.40

       Net income per common share - diluted
          As reported                                                  1.32
          Pro forma                                                    1.30


    The fair value of each option granted in the year ended June 30, 1999 is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

       Dividend yield:            4.87%
       Expected life:          7 years
       Expected volatility:      21.00%
       Risk-free interest rate:   5.50%

    A summary of the status of the First Savings' stock option plan is presented below:

                                                                        Year ended
                                                   ----------------------------------------------------
                                                      1999                1998                  1997
                                                   ----------          -----------            ---------
                                                              Weighted              Weighted             Weighted
                                                               Average               Average              Average
                                                              Exercise              Exercise             Exercise
                                                     Shares    Price     Shares      Price     Shares     Price
                                                   ----------  ------  -----------  --------  ---------  --------
       Options outstanding at beginning of year      568,286   $10.00     613,189     $10.00   630,000     $10.00

       Granted                                        20,000    20.75           -          -         -          -

       Exercised                                    (153,900)   10.00     (44,903)     10.00   (16,811)     10.00

       Forfeited                                           -        -           -          -         -          -
                                                   ---------           ----------             --------

       Options outstanding at end of year            434,386              568,286              613,189
                                                   =========           ==========             ========

       Options exercisable at year-end               356,586              478,686              487,389
                                                   =========           ==========             ========

       Weighted-average fair value of options
         granted during the year                      $20.75             $      -             $      -
                                                   =========           ==========             ========

--------------------------------------34----------------------------------------

-----------------------------NOTES TO CONSOLIDATED------------------------------
                             FINANCIAL STATEMENTS

13. LEASES

    Rentals under a long-term operating lease for First Savings' branch office building in Pinehurst totaled $10,200 for the year ended June 30, 1999 and $9,000 for each of the years ended June 30, 1998 and 1997. The lease, which has a term of 15 years, contains an escalation provision for a $100 per month increase at the end of five and ten years.

    At June 30, 1999, the minimum rental commitments required under this noncancelable lease are as follows:

   Year Ending
        2000               $10,200
        2001                10,200
        2002                10,200
        2003                 7,650
                           -------

        Total              $38,250
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

    A summary of the approximate contract amount of the Bank's exposure to off-balance sheet risk as of June 30, 1999 is as follows:

         Financial instruments whose contract amounts represent credit risk:
          Commitments to extend credit, mortgage loans    $ 6,904,000
          Undisbursed construction loans                    7,826,000
          Undisbursed lines of credit                      21,168,000


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

    Cash and Due From Banks and Interest-Earning Deposits With Banks
    ----------------------------------------------------------------

    The carrying amounts for cash and due from banks and interest-earning deposits with banks approximate fair value because of the short maturities of those instruments.

--------------------------------------35----------------------------------------

----------------------------NOTES TO CONSOLIDATED-------------------------------
                             FINANCIAL STATEMENTS


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

    Borrowed Funds
    --------------

    The fair value of borrowed funds is based upon the discounted value using current rates at which borrowings of similar maturity could be obtained.

    The estimated fair values of the Bank's financial instruments at June 30 are as follows:

                                                1999                       1998
                                    --------------------------  --------------------------
                                      Carrying        Fair        Carrying        Fair
                                       Amount        Value         Amount        Value
                                    ------------  ------------  ------------  ------------
    Financial assets:
     Cash and due from banks and    $  6,837,691  $  6,837,691  $  7,816,308  $  7,816,308
      interest-earning deposits
     Securities                       93,482,515    92,928,736    84,398,774    84,483,022
     Loans receivable                208,677,915   211,666,054   208,094,461   209,610,186
                                    ------------  ------------  ------------  ------------
                                    $308,998,121  $311,432,481  $300,309,543  $301,909,516
                                    ============  ============  ============  ============

    Financial liabilities:
     Deposits                       $226,651,010  $225,486,925  $211,924,932  $210,824,998
     Borrowed funds                   20,000,000    20,226,033    20,000,000    19,975,856
                                    ------------  ------------  ------------  ------------

                                    $246,651,010  $245,712,958  $231,924,932  $230,800,854
                                    ============  ============  ============  ============

    The fair value estimates presented herein are based on pertinent information available to management at June 30, 1999 and 1998, respectively. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been significantly revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

--------------------------------------36----------------------------------------

-----------------------------NOTES TO CONSOLIDATED------------------------------
                             FINANCIAL STATEMENTS

16.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     Quarterly operating data for the years ended June 30 is summarized as follows:

                                                 First       Second      Third       Fourth
                                                Quarter     Quarter     Quarter     Quarter
                                               ----------  ----------  ----------  ----------
                                                      (In thousands, except per share)
    1999
    Total interest and dividend income         $    5,579  $    5,407  $    5,256  $    5,523
    Total interest expense                          2,710       2,530       2,414       2,620
                                               ----------  ----------  ----------  ----------
    Net interest income                             2,869       2,877       2,842       2,903
    Provision for loan losses                           -           -           -           -
                                               ----------  ----------  ----------  ----------
    Net interest income after provision for
    loan losses                                     2,869       2,877       2,842       2,903
    Other expense, net                                823         801         847         874
                                               ----------  ----------  ----------  ----------
    Income before income taxes                      2,046       2,076       1,995       2,029
    Income tax expense                                752         763         734         736
                                               ----------  ----------  ----------  ----------
    Net income                                 $    1,294  $    1,313  $    1,261  $    1,293
                                               ==========  ==========  ==========  ==========

    Net income per common share
     Basic                                     $     0.35  $     0.35  $     0.35  $     0.37
     Diluted                                   $     0.32  $     0.33  $     0.33  $     0.34

    Average common shares outstanding
     Basic                                      3,718,420   3,711,147   3,613,559   3,530,212
     Diluted                                    4,018,718   3,998,413   3,879,896   3,749,911


    1998
    Total interest and dividend income         $    5,597  $    5,664  $    5,661  $    5,621
    Total interest expense                          2,793       2,817       2,752       2,721
                                               ----------  ----------  ----------  ----------
    Net interest income                             2,804       2,847       2,909       2,900
    Provision for loan losses                           -           -           -           -
                                               ----------  ----------  ----------  ----------
    Net interest income after provision for
    loan losses                                     2,804       2,847       2,909       2,900
    Other expense, net                                784         790         757         811
                                               ----------  ----------  ----------  ----------
    Income before income taxes                      2,020       2,057       2,152       2,089
    Income tax expense                                744         759         798         759
                                               ----------  ----------  ----------  ----------
    Net income                                 $    1,276  $    1,298  $    1,354  $    1,330
                                               ==========  ==========  ==========  ==========

    Net income per common share
     Basic                                     $     0.35  $     0.35  $     0.36  $     0.36
     Diluted                                   $     0.32  $     0.32  $     0.34  $     0.33

    Average common shares outstanding
     Basic                                      3,682,500   3,674,737   3,704,823   3,710,490
     Diluted                                    3,984,737   4,016,668   4,035,403   4,028,537

--------------------------------------37----------------------------------------

-----------------------------NOTES TO CONSOLIDATED------------------------------
                             FINANCIAL STATEMENTS

17.  PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial information of First Savings Bancorp, Inc., the parent company, at June 30, 1999 and 1998 and for the years ended June 30, 1999 and 1998 is presented below:

                                                           1999         1998
                                                        -----------  -----------

         Assets
          Cash and due from subsidiary                  $ 5,150,836  $ 3,841,153
          Securities at market value                              -   10,126,516
          Investment in subsidiary                       59,270,894   54,675,457
          Other assets                                      717,432    1,825,074
                                                        -----------  -----------

          Total assets                                  $65,139,162  $70,468,200
                                                        ===========  ===========

         Liabilities and Shareholders' Equity
          Accrued expenses and other liabilities        $   911,390  $   946,995
          Shareholders' equity                           64,227,772   69,521,205
                                                        -----------  -----------

          Total liabilities and shareholders' equity    $65,139,162  $70,468,200
                                                        ===========  ===========

         Condensed Statements of Income
          Interest on securities                        $   385,339  $   670,874
          Earnings of subsidiary                          4,999,808    4,934,659
                                                        -----------  -----------
                                                          5,385,147    5,605,533
          Other expenses                                    140,172      175,066
                                                        -----------  -----------
          Income before income tax                        5,244,975    5,430,467
          Income tax expense                                 84,000      172,000
                                                        -----------  -----------

          Net income                                    $ 5,160,975  $ 5,258,467
                                                        ===========  ===========

    For the years ended June 30, 1999 and 1998, the Bank subsidiary did not pay cash dividends to the parent.

--------------------------------------38----------------------------------------

--------------------------FIRST SAVINGS BANCORP, INC.---------------------------
                              BOARD OF DIRECTORS

                   William E. Samuels, Chairman of the Board
                      First Savings Bank of Moore County

Virginia C. Brandt                                                                     H. David Bruton, M.D.
Certified Public Accountant                               Secretary of NC Dept. of Health and Human Services
Holden, Brandt, & Longfellow, P.C.
                                                                                             Felton J. Capel
John F. Burns, President                                       Owner of Century Associates of North Carolina
Chief Executive Officer                                       A distributor of cookware and other housewares
First Savings Bank of Moore County
                                                                                          Frank G. Hardister
J. Edwin Causey, Chairman Emeritus                                          President of Powell Funeral Home
Retired Contractor

Henry A. Clayton                                                                         Joe Montesanti, Jr.
Retired Merchant                                                                          Retired Pharmacist

Dr. W. Harrell Johnson                                                                    Thomas F. Phillips
Retired Dentist                                                              Owner of Phillips Motor Company


---------------------------FIRST SAVINGS BANK STAFF-----------------------------

                           John F. Burns, President

                            Senior Management Team

S. Allan Beck              Timothy S. Maples     Michael F. McMillan       William A. Roberts      Sherry B. Yow
VP, Sr. Loan Officer           VP, CFO           VP, Sr. Loan Officer        VP, Compliance        VP, Operations
                                                                            Human Resources

        Southern Pines Office                                                             Carthage Office
        Vice Presidents                                                  Stuart F. Fields, Branch Manager
        Donna B. Morgan                  Joel H. Salmon                                   Patsy M. Salmon
                                                                                        Carol M. Williams
        Assistant Vice Presidents
        Carol F. Allred           Margaret V. Hightower                                Seven Lakes Office
        Sandra G. Blake             Caroline M. Lemmond                     Kim Y. Bailey, Vice President
        Wanda M. Ring                                                                  Karen T. Arrington
                                                                                          Sherry S. Blake
        Staff                                                                            Patricia U. Cole
        Tammy O. Barnett              Marian B. Lauffer                                Shirley M. Puckett
        Shelia C. Brown                  Betty K. Lomax
        Dianna B. Bullard          Kimberly H. Matthews                            Pinecrest Plaza Office
        Derinda F. Hobson            Angel J. McKeithan       Charles H. McWilliams, Asst. Vice President
        Susanna C. Hunley               Audra W. McLean           Patsy M. McDonald, Asst. Vice President
        Candice C. Jeffrey            Barbara W. Ussery                                   Kelly M. Fulton
        Betty S. Kramer                  Pamela C. Wase                                  Martha M. Lunday
                                                                                        M. Lucille McLeod
        Pinehurst Office
        Teresa T. Cole, Asst. Vice President                                           Belle Meade Office
        Lynette F. Williams, Vice President                           Patricia W. Jackson, Vice President
        Katherine R. Hill                                                Doris B. Andrews, Vice President
        Nancy L. Howle
        Deborah H. Williams

--------------------------------------39----------------------------------------

-----------------------------CORPORATE INFORMATION------------------------------

                  Corporate Headquarters                                         Independent Accountants
               First Savings Bancorp, Inc.                                           Dixon Odom pllc
        205 SE Broad Street, Post Office Box 1657                                    408 Summit Drive
           Southern Pines, North Carolina 28388                                     Post Office Box 70
                     (910) 692-6222                                            Sanford, North Carolina 27331

                    Special Counsel                                                    Form 10-K
     Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.            Copies of First Savings Bancorp, Inc. Form 10-K
                  230 North Elm Street                              may be obtained by shareholders without charge by
                 Post Office Box 26000                              writing to Margaret V. Hightower at the Corporate
           Greensboro, North Carolina 27420                                       Headquarters address.

                     Transfer Agent                                              Additional Information
            Registrar and Transfer Company                             For additional information, please contact
                   10 Commerce Drive                                     John F. Burns or Timothy S. Maples at
                Cranford, NJ 07016-3572                                            (910) 692-6222.
                    1-800-368-5948

                                                    Annual Meeting
                                       The 1999 Annual Meeting of Shareholders of
                                      First Savings Bancorp, Inc. will be held at the
                                         Holiday Inn, US#1, Southern Pines, NC on
                                              October 28, 1999 at 10:00 a.m.
                                     All shareholders are cordially invited to attend.

---------------------------------CAPITAL STOCK----------------------------------

First Savings' common stock is traded on the NASDAQ National Market System under the symbol "SOPN." As of June 30, 1999, there were 3,503,763 shares outstanding and 1,002 shareholders of record, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks. The following table reflects the stock trading and dividend payment frequency of First Savings for the years ended June 30, 1999 and 1998.


           Quarterly Common Stock Performance and Dividends Declared

                                                                              Dividends
                                                   Stock Price           Declared, Per Share
                                               -------------------   ----------------------------
                                                  High       Low         Regular        Special
                                               ---------  --------   --------------  ------------
   For the Year Ended June 30, 1999:
    First Quarter Ending September 30          $   24.88  $  21.00   $         0.25           N/A
    Second Quarter Ending December 31          $   23.75  $  20.88   $         0.25           N/A
    Third Quarter Ending March 31              $   22.50  $  21.50   $         0.25           N/A
    Fourth Quarter Ending June 30              $   22.19  $  19.13   $         0.26           N/A

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